The information in this prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


                                                   Filed Pursuant to Rule 424b5
                                                     Registration No. 333-72238

                  SUBJECT TO COMPLETION, DATED MARCH 22, 2002
          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 31, 2001

                               5,000,000 Shares

[LOGO] SPINNAKER
EXPLORATION

                         Spinnaker Exploration Company

                                 Common Stock

                                 -------------

   Our common stock is listed on the New York Stock Exchange under the symbol "SKE." On March 21, 2002, the last reported sale price of our common stock was $44.35 per share.

   The underwriters have an option to purchase a maximum of 750,000 additional shares from us to cover over-allotments of shares.

   Investing in our common stock involves risk. See "Risk Factors" on page S-8.

                                        Underwriting
                                        Discounts and Proceeds to
                        Price to Public  Commissions   Spinnaker
                        --------------- ------------- -----------
              Per Share        $              $            $
              Total....        $              $            $

   Delivery of the shares of common stock will be made on or about         ,
2002.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston                                 Goldman, Sachs & Co.

Deutsche Banc Alex. Brown

                     Salomon Smith Barney

                                          Banc of America Securities LLC

                                                            RBC Capital Markets

                             Sanders Morris Harris

           The date of this prospectus supplement is          , 2002

[Map of the onshore U.S. gulf coast and U.S. Gulf of Mexico showing the location of our existing lease blocks, our discoveries and the coverage area of the 3-D seismic data to which we have licenses.]

                                 -------------


                               TABLE OF CONTENTS

                             Prospectus Supplement



                                  Prospectus







                                 -------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                                                       Page
                                                       ----
                    PROSPECTUS SUPPLEMENT SUMMARY.....  S-1
                    RISK FACTORS......................  S-8
                    CAUTIONARY STATEMENT ABOUT
                      FORWARD-LOOKING STATEMENTS...... S-15
                    USE OF PROCEEDS................... S-17
                    PRICE RANGE OF COMMON STOCK....... S-17
                    CAPITALIZATION.................... S-18
                    BUSINESS AND PROPERTIES........... S-19
                    MANAGEMENT........................ S-31
                    SECURITY OWNERSHIP OF CERTAIN
                      BENEFICIAL OWNERS AND MANAGEMENT S-33

                                                      Page
                                                      ----
                      UNDERWRITING................... S-34
                      NOTICE TO CANADIAN RESIDENTS... S-36
                      LEGAL MATTERS.................. S-37
                      EXPERTS........................ S-37
                      OTHER MATTERS.................. S-37
                      GLOSSARY OF NATURAL GAS AND OIL
                        TERMS........................ S-38
                      REPORT OF INDEPENDENT PETROLEUM
                        ENGINEERS....................  A-1

                                                        Page
                                                        ----
                    ABOUT THIS PROSPECTUS..............   3
                    WHERE YOU CAN FIND MORE INFORMATION   3
                    FORWARD-LOOKING STATEMENTS.........   4
                    SPINNAKER EXPLORATION COMPANY......   5
                    THE TRUST..........................   5
                    USE OF PROCEEDS....................   7
                    RATIOS OF EARNINGS TO FIXED CHARGES
                      AND COMBINED FIXED CHARGES AND
                      PREFERRED DIVIDENDS..............   7
                    DESCRIPTION OF DEBT SECURITIES.....   8
                    DESCRIPTION OF CAPITAL STOCK.......  18
                    DESCRIPTION OF DEPOSITARY SHARES...  22

                                                        Page
                                                        ----
                   DESCRIPTION OF WARRANTS.............  24
                   DESCRIPTION OF STOCK PURCHASE
                     CONTRACTS AND STOCK PURCHASE UNITS  26
                   DESCRIPTION OF TRUST SECURITIES.....  27
                   DESCRIPTION OF TRUST DEBENTURES.....  39
                   DESCRIPTION OF GUARANTEE............  47
                   RELATIONSHIP AMONG THE TRUST
                     PREFERRED SECURITIES, THE TRUST
                     DEBENTURES AND THE GUARANTEE......  50
                   PLAN OF DISTRIBUTION................  51
                   LEGAL MATTERS.......................  53
                   EXPERTS.............................  53

                         PROSPECTUS SUPPLEMENT SUMMARY

   This summary highlights selected information from this prospectus supplement and the accompanying prospectus, but does not contain all information that may be important to you. This prospectus supplement and the accompanying prospectus include specific terms of this offering and information about our business and financial data. We encourage you to read this prospectus supplement, the accompanying prospectus and the documents we have incorporated herein by reference in their entirety before making an investment decision. Unless otherwise indicated, this prospectus supplement assumes no exercise of the underwriters' over-allotment option. We have provided definitions for some of the natural gas and oil industry terms used in this prospectus supplement and the accompanying prospectus in the "Glossary of Natural Gas and Oil Terms" on page S-38 of this prospectus supplement.

                                About Spinnaker

   Spinnaker Exploration Company is an independent energy company engaged in the exploration, development and production of natural gas and oil in the U.S. Gulf of Mexico. At December 31, 2001, we had license rights to approximately 11,700 blocks of mostly contiguous, recent vintage 3-D seismic data in the Gulf of Mexico, including approximately 5,700 blocks from our 3-D seismic data agreement with Petroleum Geo-Services ASA. This database covers an area of approximately 39 million acres, which we believe is one of the largest recent vintage 3-D seismic databases of any independent exploration and production company in the Gulf of Mexico. We consider recent vintage 3-D seismic data to be data that was generated since 1990. As of December 31, 2001, we had 284 leasehold interests located in Texas state and federal waters covering approximately 1,127,000 gross and 629,000 net acres. We believe our regional 3-D seismic approach allows us to create and maintain a large inventory of high-quality prospects and provides us the opportunity to enhance our exploration success and efficiently deploy our capital resources. We also believe our license rights to large quantities of high-quality seismic data and our management and technical staff are important factors for our current and future success.

   Our Chief Executive Officer, Petroleum Geo-Services and Warburg, Pincus Ventures, L.P. formed Spinnaker in December 1996. From inception through December 31, 2001, we participated in drilling 94 wells in the Gulf of Mexico, with 56 of these wells being completed as discoveries. As of December 31, 2001, Ryder Scott Company, L.P. estimated our net proved reserves at approximately
323.2 Bcfe, 54 percent of which was natural gas, representing an increase of 77 percent over estimated net proved reserves of 182.7 Bcfe at December 31, 2000. Average daily production in 2001 increased 76 percent to 145 MMcfe from 82 MMcfe in 2000. Within our current inventory of 284 leasehold interests, we have identified 94 exploratory prospects or leads. We expect to drill approximately 35 of these prospects during 2002. Based on 3-D seismic analysis on blocks where we currently have no leasehold interest, we also have identified over 200 leads that may result in additional prospects. Our capital expenditure budget for 2002 includes approximately $250 million for exploration, development, leasehold acquisitions and other capital expenditures.

   During 2001, we participated in a significant deep water oil discovery on Green Canyon Blocks 338/339, which we refer to as Front Runner, with a 25 percent non-operator working interest. We participated in six consecutive successful wells and sidetracks in testing the reservoirs on these blocks. This significant oil discovery has changed our reserve profile. Proved oil and condensate reserves were 46 percent of total proved reserves at December 31, 2001 compared to 10 percent at December 31, 2000. Of our total proved reserves as of December 31, 2001, 73 percent were proved undeveloped reserves compared to 35 percent at December 31, 2000. Front Runner represented more than 50 percent of total proved undeveloped reserves at December 31, 2001. We have incurred capital expenditures associated with Front Runner of approximately $30 million through December 31, 2001 and expect to incur an aggregate of approximately $110 million in future development costs during 2002 and 2003. First production is anticipated in 2004.

                                 Our Strategy

   Our goals are to expand our reserve base, cash flow and net income and to generate an attractive return on capital. We emphasize the following elements in our strategy to achieve these goals:

   Focus on the Gulf of Mexico. We have assembled a large 3-D seismic database and focus our exploration activities in the Gulf of Mexico because we believe this area represents one of the most attractive exploration regions in North America. We also believe our geographic focus provides us with an excellent opportunity to develop and maintain competitive advantages through the combination of our 3-D seismic database and regional exploration and operating expertise.

   Maintain a large database of 3-D seismic data. We believe our large database of 3-D seismic data allows us to generate and maintain a large inventory of high-quality exploratory prospects. Our 3-D seismic database serves as the foundation for our exploration program. We plan to continue to supplement this database with 3-D seismic data acquisitions from various seismic data vendors.

   Employ a rigorous prospect selection process. We use our large inventory of contiguous areas of 3-D seismic data to select prospects by tying regional 3-D seismic analysis to actual drilling results. Through this process, we enhance our understanding of the geology before selecting prospects and increase the probability of accurately identifying hydrocarbon-bearing zones.

   Emphasize technical expertise. Our 15 explorationists have an average of over 20 years experience in exploration in the Gulf of Mexico. In our efforts to attract and retain explorationists, we offer an entrepreneurial culture, an extensive 3-D seismic database, state-of-the-art computer-aided exploration technology and other technical tools.

   As Spinnaker has matured, we have retained larger working interests in prospects located in water depths of less than 2,000 feet. The combination of larger working interests and our technical expertise has allowed us to act as the operator for an increasing number of these prospects, providing us with more control of costs, the timing and amount of capital expenditures and the selection of technology.

   Sustain a balanced, diversified exploration effort by maintaining a conservative balance sheet. We believe that our exploration approach results in portfolio balance and diversity among:

  . shallow water, or water depths of less than 600 feet, and deep water prospects;

  .   shallow drilling depth prospects and deep drilling depth prospects; and

  . lower-risk, lower-potential prospects and higher-risk, higher-potential prospects.

   The broad coverage of the Gulf of Mexico of our 3-D seismic data allows us to participate in a variety of geologically diverse exploration opportunities and create a diversified prospect portfolio. We intend to manage our exposure in deep water exploration activities by focusing on prospects where commercial feasibility of the prospect can be evaluated with a small number of wells and where we believe 3-D seismic analysis provides attractive risk/reward benefits. We also strive to diversify our exploration efforts by seeking to limit the budgeted amount of the leasehold acquisition and drilling cost of the first exploratory well on any one prospect to less than 10 percent of our annual capital budget.

   We believe that maintaining continuity in our exploration activity during all phases of the commodity price cycles is an important element of balance and diversification. By positioning Spinnaker to have a continuous exploration program, we can potentially take advantage of reduced competition for prospects and lower drilling and other oilfield service costs during periods of low natural gas and oil prices. Our emphasis on maintaining a lower debt-to-capitalization ratio than many of our peers has enhanced our ability to pursue this strategy.

                            Significant Discoveries

   The following table summarizes the most significant of our discoveries. Please also read "Business and Properties--Exploration and Development Activities--Significant Exploration and Development Activities" for a more detailed discussion of some of these discoveries.

                                         Spinnaker Water
                                          Working  Depth    Date Production
       Discovery Block        Operator   Interest  (feet) Commenced/ Expected
       ---------------      ------------ --------- ------ -------------------
  Shelf
  Brazos A-19.............. Shell            15%     130  Second quarter 2002
  Galveston 249............ Samedan          50%      50  June 2000
  High Island A-7.......... Spinnaker        53%      50  September 2000
  High Island 167.......... Spinnaker        50%      50  March 2002
  High Island 197.......... Spinnaker        50%      50  Second quarter 2002
  High Island 202.......... Spinnaker        75%      50  May 2000
  High Island A-554........ Chieftain        33%     250  October 2001
  Mustang Island 861....... Spinnaker        42%      50  April 2002
  North Padre Island 883... Spinnaker        35%      80  September 2000
  South Pelto 18........... Hall-Houston     25%      50  January 1999
  South Timbalier 219 / 211 Spinnaker        73%     150  February 2000
  South Timbalier 220...... Samedan          33%     150  August 1998
  South Timbalier 274...... Spinnaker        90%     260  Second quarter 2002
  Vermilion 84............. Burlington       19%      50  September 1999
  Vermilion 375............ Spinnaker        70%     300  October 2000
  West Cameron 39.......... Spinnaker        60%      30  January 1999
  West Cameron 459......... Spinnaker        75%     130  January 2002
  West Cameron 522......... Newfield         46%     180  March 1998

  Deep Water
  Green Canyon 177......... Spinnaker       100%   1,480  June 2002
  Green Canyon 338 / 339... Murphy           25%   3,500  First half 2004
  Mississippi Canyon 496... Ocean Energy     35%   1,800  Second half 2003

                             Our Executive Offices

   Our executive offices are located at 1200 Smith Street, Suite 800, Houston, Texas 77002, and our telephone number is (713) 759-1770.

                                 The Offering

Common stock offered by Spinnaker........... 5,000,000 shares

Common stock outstanding after this offering 32,399,397 shares

Use of proceeds............................. We intend to use the net proceeds of this offering to repay all outstanding indebtedness under our credit
                                             facility, fund a portion of the development of our
                                             deep water oil discovery at Front Runner, fund a
                                             portion of our other exploration and development
                                             activities, and for general corporate purposes,
                                             including possible acquisitions of properties or
                                             seismic data.

New York Stock Exchange symbol.............. SKE

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)

   The following table sets forth some of our historical consolidated financial data. You should read the following data in conjunction with our consolidated financial statements incorporated by reference into the accompanying prospectus. The selected consolidated financial data provided below are not necessarily indicative of our future results of operations or financial performance.

                                                                                       Year Ended December 31,
                                                                         ---------------------------------------------------
                                                                           1997       1998      1999      2000       2001
                                                                         ---------  --------  --------  ---------  ---------
Statement of Operations Data:
Revenues................................................................  $    201  $  3,298  $ 34,258  $ 121,383  $ 210,376
                                                                         ---------  --------  --------  ---------  ---------
Expenses:
   Lease operating expenses.............................................        72       474     5,411      9,009     12,132
   Depreciation, depletion and amortization-
     natural gas and oil properties.....................................        68     2,738    20,788     47,451     85,059
   Depreciation and amortization-other..................................       349       437       213        309        398
   Write-down of natural gas and oil properties (1).....................        --     2,642        --         --         --
   General and administrative...........................................     1,965     3,809     4,860      7,350      9,443
   Charges related to Enron bankruptcy (2)..............................        --        --        --         --      3,059
   Stock appreciation rights expense (3)................................        --        --     1,651         --         --
                                                                         ---------  --------  --------  ---------  ---------
      Total expenses....................................................     2,454    10,100    32,923     64,119    110,091
                                                                         ---------  --------  --------  ---------  ---------
Income (loss) from operations...........................................    (2,253)   (6,802)    1,335     57,264    100,285
Other income (expense):
   Interest income......................................................        91       221       528      2,908      3,574
   Interest expense, net................................................        --      (279)   (2,805)      (748)      (381)
                                                                         ---------  --------  --------  ---------  ---------
      Total other income (expense)......................................        91       (58)   (2,277)     2,160      3,193
                                                                         ---------  --------  --------  ---------  ---------
Income (loss) before income taxes.......................................    (2,162)   (6,860)     (942)    59,424    103,478
   Income tax provision.................................................        --        --        --     20,858     37,252
                                                                         ---------  --------  --------  ---------  ---------
Income (loss) before cumulative effect of change in accounting principle    (2,162)   (6,860)     (942)    38,566     66,226
   Cumulative effect of change in accounting principle (4)..............        --        --      (395)        --         --
                                                                         ---------  --------  --------  ---------  ---------
Net income (loss).......................................................  $ (2,162) $ (6,860) $ (1,337) $  38,566  $  66,226
Accrual of dividends on preferred stock.................................    (1,326)   (7,094)   (7,911)        --         --
                                                                         ---------  --------  --------  ---------  ---------
Net income (loss) available to common stockholders......................  $ (3,488) $(13,954) $ (9,248) $  38,566  $  66,226
                                                                         =========  ========  ========  =========  =========
Basic income (loss) per common share (5)(6):
   Income (loss) before cumulative effect of change in accounting
    principle...........................................................  $  (0.88) $  (3.44) $  (1.06) $    1.70  $    2.45
   Cumulative effect of change in accounting principle (4)..............        --        --     (0.05)        --         --
                                                                         ---------  --------  --------  ---------  ---------
Net income (loss) per common share......................................  $  (0.88) $  (3.44) $  (1.11) $    1.70  $    2.45
                                                                         =========  ========  ========  =========  =========
Diluted income (loss) per common share (5)(6):
   Income (loss) before cumulative effect of change in accounting
    principle...........................................................  $  (0.88) $  (3.44) $  (1.06) $    1.61  $    2.34
   Cumulative effect of change in accounting principle (4)..............        --        --     (0.05)        --         --
                                                                         ---------  --------  --------  ---------  ---------
Net income (loss) per common share......................................  $  (0.88) $  (3.44) $  (1.11) $    1.61  $    2.34
                                                                         =========  ========  ========  =========  =========
Weighted average number of common shares outstanding (5)(6):
   Basic................................................................     3,960     4,059     8,355     22,679     27,079
                                                                         =========  ========  ========  =========  =========
   Diluted..............................................................     3,960     4,059     8,355     24,011     28,360
                                                                         =========  ========  ========  =========  =========
Other Data:
Adjusted EBITDA (7).....................................................  $ (1,836) $   (985) $ 23,987  $ 105,024  $ 185,742
Net cash provided by (used in) operating activities.....................    (5,523)   (2,776)   14,905     82,004    209,437
Net cash used in investing activities...................................   (15,236)  (68,503)  (85,101)  (180,155)  (266,441)
Net cash provided by financing activities...............................    18,863    70,738    88,507    141,609      7,155
Capital expenditures....................................................    15,236    68,503    85,101    163,739    288,828
                                                                                           At December 31,
                                                                         ---------------------------------------------------

                                                                           1997       1998      1999      2000       2001
                                                                         ---------  --------  --------  ---------  ---------
Balance Sheet Data:
Working capital (deficit)...............................................  $  4,252  $(30,641) $ 19,675  $  74,005  $ (20,654)
Property and equipment, net.............................................    15,452    95,607   157,397    304,381    522,573
Total assets............................................................    22,358   102,769   189,553    442,704    587,316
Total debt (8)..........................................................        --    19,000        --         --         --
Accrued preferred dividends payable (6).................................     1,383     8,478        --         --         --
Total equity (6)........................................................    18,879    56,913   177,102    361,259    458,492

---------------------
(1)At December 31, 1998, we recognized a non-cash write-down of natural gas and oil properties in the amount of approximately $2.6 million in connection with the ceiling limitation required by the full cost method of accounting for natural gas and oil properties. The write-down was primarily the result of the decline in natural gas prices experienced in 1998 through April 9, 1999. As permitted by applicable Securities and Exchange Commission rules in calculating the amount of the write-down, we used post year-end natural gas and oil price increases of $0.26 per MMBtu of natural gas and $4.52 per barrel of oil from December 31, 1998 to April 9, 1999. If we had used only December 31, 1998 natural gas and oil prices, we would have recognized a total non-cash write-down of natural gas and oil properties of approximately $13.0 million.
(2)We had in place both financial hedge and physical contracts with Enron North America Corp., a subsidiary of Enron Corp., at the time it filed for bankruptcy in December 2001. We did not receive payment for fixed price swap contracts totaling $2.1 million, intended to hedge December 2001 natural gas sales, and $1.4 million related to November 2001 natural gas production sold to Enron entities. We recorded a net reserve of $3.1 million against these receivables and have no other financial exposure to Enron Corp. and its subsidiaries.
(3)Prior to July 1999, the stock option agreements of two of our officers provided that they could elect to have Spinnaker deliver shares equal to the appreciation in the value of the stock over the option price in lieu of purchasing the amount of shares under option. Based on management's estimate of the share value of Spinnaker, we recorded compensation expense of approximately $1.7 million in 1999 related to the stock appreciation rights of the stock option agreements. In July 1999, these two officers agreed to eliminate the stock appreciation rights feature of their stock option agreements.
(4)The cumulative effect of change in accounting principle represents the adoption of Statement of
   Position 98-5 "Reporting on the Costs of Start-Up Activities."
(5)Spinnaker was originally formed as a limited liability company, and we issued common units and preferred units. In connection with our conversion to a corporation in January 1998, we exchanged common stock for all then outstanding common units and preferred stock for all then outstanding preferred units. We express all historical unit data in shares of common stock.
(6)In connection with our initial public offering, we issued 8,000,000 shares of common stock, converted all then outstanding shares of preferred stock into 6,061,840 shares of common stock and issued 1,200,248 shares of common stock to certain holders of the previously outstanding preferred stock in lieu of payment of accrued cash dividends. In August 2000, we completed a second public offering of 5,600,000 shares of common stock.
(7)As used in this prospectus supplement, Adjusted EBITDA means earnings before interest, income taxes, depreciation, depletion and amortization, write-down of natural gas and oil properties, and stock appreciation rights expense. Adjusted EBITDA is not a calculation based upon generally accepted accounting principles. Adjusted EBITDA should not be considered as an alternative to net income, as an indicator of our operating performance, or as an alternative to cash flow as a better measure of liquidity. Adjusted EBITDA measures presented in this prospectus supplement may not be comparable to other similarly titled measures reported by other companies. In evaluating Adjusted EBITDA, we believe that investors should consider, among other things, the amount by which Adjusted EBITDA exceeds interest costs, how Adjusted EBITDA compares to principal repayments on debt and how Adjusted EBITDA compares to capital expenditures for each period.
(8)As of March 21, 2002, we had $37.0 million of long-term debt outstanding under our credit facility, all of which will be repaid with the proceeds of this offering.

                          Summary Reserve Information

   The table below presents our summary reserve information at December 31, 2001 based on a reserve report prepared by Ryder Scott Company, L.P., our independent petroleum engineering consultants. Appendix A to this prospectus supplement contains a letter prepared by Ryder Scott Company, L.P. summarizing the reserve report. For additional information relating to our natural gas and oil reserves, please read "Business and Properties--Natural Gas and Oil Reserves."

   The present value of future net cash flows and the standardized measure of discounted future net cash flows attributable to our proved reserves using prices and costs in effect as of December 31, 2001, discounted at 10 percent per annum, was determined by using prices of $2.71 per Mcf of natural gas and $19.23 per barrel of oil, which represents the December 31, 2001 weighted average market prices for natural gas and oil.

                                                                                                     As of
                                                                                                  December 31,
                                                                                                      2001
                                                                                                  ------------
Estimated proved reserves:
   Natural gas (MMcf)............................................................................    175,981
   Oil and condensate (MBbls)....................................................................     24,538
       Total (MMcfe).............................................................................    323,207
Proved developed reserves as a percentage of total proved reserves...............................         27%
Present value of future net cash flows (before income taxes) discounted at 10% (in thousands) (1)   $415,139
Standardized measure of discounted future net cash flows (in thousands) (1)......................   $329,556

---------------------
(1)Excludes pre-tax unrealized gains of $22.3 million for the effects of our hedging activities using natural gas and oil prices in effect at December 31, 2001.

                            Summary Operating Data

                                                                              For the Year Ended December 31,
                                                                              ------------------------------
                                                                                1999         2000      2001
                                                                               -------      -------  -------
Production:
   Natural gas (MMcf)........................................................  11,962       28,845    51,234
   Oil and condensate (MBbls)................................................     180          225       310
       Total (MMcfe).........................................................  13,044       30,194    53,094
Average sales price per unit:
   Natural gas revenues from production (per Mcf)............................ $  2.49      $  4.62   $  4.14
   Effects of hedging activities (per Mcf)...................................    0.08        (0.59)    (0.18)
                                                                               -------      -------  -------
       Average price (per Mcf)............................................... $  2.57      $  4.03   $  3.96
   Oil and condensate revenues from production (per Bbl)..................... $ 20.33      $ 30.14   $ 24.90
   Effects of hedging activities (per Bbl)...................................   (0.57)       (7.16)       --
                                                                               -------      -------  -------
       Average price (per Bbl)............................................... $ 19.76      $ 22.98   $ 24.90
   Total revenues from production (per Mcfe)................................. $  2.57      $  4.64   $  4.14
   Effects of hedging activities (per Mcfe)..................................    0.06        (0.62)    (0.18)
                                                                               -------      -------  -------
       Total average price (per Mcfe)........................................ $  2.63      $  4.02   $  3.96
Expenses (per Mcfe):
   Lease operating expenses (1).............................................. $  0.41      $  0.30   $  0.23
   Depreciation, depletion and amortization - natural gas and oil properties. $  1.59      $  1.57   $  1.60

---------------------
(1)The lease operating expense rate includes $0.04 per Mcfe associated with workovers in 2001, $0.03 per Mcfe associated with workovers in 2000 and $0.13 per Mcfe associated with workovers and well control activities in 1999.

                                 RISK FACTORS

   Investing in our common stock will provide you with an equity ownership in Spinnaker. As one of our stockholders, your shares will be subject to risks inherent in our business. The trading price of your shares will be affected by the performance of our business relative to, among other things, competition, market conditions and general economic and industry conditions. The value of your investment may decrease, resulting in a loss. You should carefully consider the following factors as well as other information contained in this prospectus supplement, the accompanying prospectus and the documents we have incorporated herein by reference before deciding to invest in our common stock.

Exploration is a high-risk activity, and the 3-D seismic data and other advanced technologies we use cannot eliminate exploration risk and require experienced technical personnel whom we may be unable to attract or retain.

   Our future success will depend on the success of our exploratory drilling program. Exploration activities involve numerous risks, including the risk that no commercially productive natural gas or oil reservoirs will be discovered. In addition, we often are uncertain as to the future cost or timing of drilling, completing and producing wells. Furthermore, drilling operations may be curtailed, delayed or canceled as a result of the additional exploration time and expense associated with a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, adverse weather conditions, compliance with governmental requirements and shortages or delays in the availability of drilling rigs or equipment.

   Even when used and properly interpreted, 3-D seismic data and visualization techniques only assist geoscientists in identifying subsurface structures and hydrocarbon indicators. They do not allow the interpreter to know conclusively if hydrocarbons are present or economically producible. We could incur losses as a result of these expenditures. Poor results from exploration activities could affect future cash flows and results of operations materially and adversely.

   Our exploratory drilling success will depend, in part, on our ability to attract and retain experienced explorationists and other professional personnel. Competition for explorationists and engineers with experience in the Gulf of Mexico is extremely intense. If we cannot retain our current personnel or attract additional experienced personnel, our ability to compete in the Gulf of Mexico could be adversely affected.

Our 2001 deep water oil discovery, Front Runner, will require significant financial resources and presents numerous uncertainties.

   Our 2001 deep water oil discovery on Green Canyon Blocks 338/339, Front Runner, in which we have a 25% non-operator working interest, has required and will continue to require significant financial resources over the next two years. We incurred $30 million in capital expenditures for Front Runner in 2001 and expect to incur an aggregate of $110 million in development costs during 2002 and 2003. Also, Front Runner accounted for more than 50 percent of our proved undeveloped reserves at December 31, 2001.

   Another oil and gas company operates Front Runner. As a result, we have a limited ability to exercise influence over operations and costs for this property. We have limited experience with large deep water and deep drilling depth discoveries similar to Front Runner as most of our prior discoveries have occurred in shallower waters and at shallower drilling depths. Front Runner is located in approximately 3,500 feet of water and the most recent well was drilled to a total depth in excess of 21,700 feet. Although we expect to incur approximately $140 million to develop this discovery, its size and scope are much larger than our prior discoveries and we may encounter difficulties and delays that could cause actual expenditures to far exceed anticipated amounts. Even if production ultimately commences for this discovery, it may produce substantially less oil and natural gas than currently projected. We do not expect this discovery to commence production prior to 2004, but we must commit substantial resources in advance of the expected production date and cannot predict the price of oil if and when production commences. These uncertainties and other risks described in this "Risk Factors" section and elsewhere in this prospectus supplement, the accompanying prospectus and the documents we have incorporated herein by reference make it difficult to predict whether Front Runner can be successfully or economically developed. If Front Runner cannot be successfully and economically developed, our future business, financial condition and operating results will be materially and adversely affected.

The natural gas and oil business involves many operating risks that can cause substantial losses.

   The natural gas and oil business involves a variety of operating risks, including fires, explosions, blow-outs and surface cratering, uncontrollable flows of underground natural gas, oil and formation water, natural disasters, pipe or cement failures, casing collapses, embedded oilfield drilling and service tools, abnormally pressured formations and environmental hazards such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases. If any of these events occur, we could incur substantial losses as a result of injury or loss of life, severe damage to and destruction of property, natural resources and equipment, pollution and other environmental damage, clean-up responsibilities, regulatory investigation and penalties, suspension of our operations and repairs to resume operations. If we experience any of these problems, it could affect well bores, platforms, gathering systems and processing facilities, which could adversely affect our ability to conduct operations.

   Offshore operations are also subject to a variety of operating risks specific to the marine environment, such as capsizing, collisions and damage or loss from hurricanes or other adverse weather conditions. These conditions can cause substantial damage to facilities and interrupt production. As a result, we could incur substantial liabilities that could reduce or eliminate the funds available for exploration, development or leasehold acquisitions, or result in loss of equipment and properties.

   For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, it could adversely affect our operations.

Exploration for natural gas and oil at deeper drilling depths and in the deep waters of the Gulf of Mexico involves greater operational and financial risks than exploration at shallower depths and in shallower waters. These risks could result in substantial losses.

   As part of our strategy, we explore for natural gas and oil at deeper drilling depths and in the deep waters of the Gulf of Mexico, where operations are more difficult and costly than at shallower depths and in shallower waters. Deep depth and deep water drilling and operations require the application of recently developed technologies that involve a higher risk of mechanical failure. We have experienced and will continue to experience significantly higher drilling costs for our deep depth and deep water prospects. Furthermore, the deep waters of the Gulf of Mexico lack the physical and oilfield service infrastructure present in the shallower waters. As a result, deep water operations may require a significant amount of time between a discovery and the time that we can market the natural gas or oil, increasing both the financial and operational risk involved with these operations.

We are vulnerable to operational, regulatory and other risks associated with the Gulf of Mexico because we currently explore and produce exclusively in that area.

   Our operations and revenues are impacted acutely by conditions in the Gulf of Mexico because we currently explore and produce exclusively in that area. This concentration of activity makes us more vulnerable than many of our competitors to the risks associated with the Gulf of Mexico, including delays and increased costs relating to adverse weather conditions, drilling rig and other oilfield services and compliance with environmental and other laws and regulations.

   During the second half of 2000 and early 2001, higher prices for natural gas and oil led to greater demand for drilling rig and other oilfield services. As a result, we experienced increased costs and reduced availability of these services.

A significant part of the value of our production and reserves is concentrated in a small number of offshore properties. Because of this concentration, any production problems or inaccuracies in reserve estimates related to those properties are more likely to adversely impact our business.

   During 2001, over 71 percent of our production came from three of our properties in the Gulf of Mexico. If mechanical problems, storms or other events curtailed a substantial portion of this production, our cash flow would be adversely affected. In addition, at December 31, 2001, our proved reserves were located on 30 different blocks in the Gulf of Mexico, with approximately 73 percent of the proved reserves attributable to five of these properties. One property, Front Runner, accounted for more than 50 percent of total proved undeveloped reserves. If the actual reserves associated with any one of these five properties are substantially less than the estimated reserves, our results of operations and financial condition could be adversely affected.

Our right to receive data under our data agreement with Petroleum Geo-Services will be substantially restricted after March 31, 2002. In addition, if Petroleum Geo-Services terminates our data agreement, our ability to find additional reserves could be impaired.

   Our success depends heavily on our access to 3-D seismic data, and one of our primary sources for 3-D seismic data is our data agreement with Petroleum Geo-Services. We are only entitled to receive and use 3-D seismic data that Petroleum Geo-Services acquires and processes prior to March 31, 2002 or that Petroleum Geo-Services is in the process of acquiring or processing as of that date. In addition, if Petroleum Geo-Services terminates our data agreement, we would lose access to a portion of our 3-D seismic data, which loss could have an adverse effect on our ability to find additional reserves. Petroleum Geo-Services may terminate our data agreement on several grounds, including if a Petroleum Geo-Services competitor acquires control of us or if we breach our data agreement subject to specified exceptions.

Competitors may use superior technology which we may be unable to afford or which would require costly investment in order to compete.

   The industry is subject to rapid and significant advancements in technology, including the introduction of new products and services using new technologies. As competitors use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement new technologies at a substantial cost. In addition, competitors may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. We cannot be certain that we will be able to implement technologies on a timely basis or at a cost that is acceptable to us. One or more of the technologies that we currently use or that we may implement in the future may become obsolete, and we may be adversely affected. For example, marine seismic acquisition technology has been characterized by rapid technological advancements in recent years and further significant technological developments could substantially impair our 3-D seismic data's value.

Reserve estimates depend on many assumptions that may turn out to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and net present value of our reserves.

   The process of estimating natural gas and oil reserves is complex. It requires interpretations of available technical data and various assumptions, including assumptions relating to economic factors. Any significant inaccuracies in these interpretations or assumptions could materially affect the estimated quantities and net present value of reserves. For a description of our reserves, please see "Business and Properties--Natural Gas and Oil Reserves."

   In order to prepare these estimates, we must project production rates and timing of development expenditures. We must also analyze available geological, geophysical, production and engineering data, and the extent, quality and reliability of this data can vary. The process also requires economic assumptions such as natural gas and oil prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Therefore, estimates of natural gas and oil reserves are inherently imprecise.

   Actual future production, natural gas and oil prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable natural gas and oil reserves most likely will vary from our estimates. Any significant variance could materially affect the estimated quantities and net present value of reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing natural gas and oil prices and other factors, many of which are beyond our control. At December 31, 2001, approximately 87 percent of our proved reserves were either proved undeveloped or proved non-producing. Moreover, some of the producing wells included in the reserve report had produced for a relatively short period of time as of December 31, 2001. Because most of the reserve estimates are not based on a lengthy production history and are calculated using volumetric analysis, these estimates are less reliable than estimates based on a lengthy production history. Volumetric analysis involves estimating the volume of a reservoir based on the net feet of pay of the structure and an estimation of the area covered by the structure based on seismic analysis.

   It should not be assumed that the present value of future net cash flows from our proved reserves is the current market value of our estimated natural gas and oil reserves. In accordance with the requirements of the Securities and Exchange Commission, we base the estimated discounted future net cash flows from our proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may differ materially from those used in the net present value estimate.

The failure to replace reserves would adversely affect production and cash flows.

   Our future natural gas and oil production depends on our success in finding or acquiring additional reserves. If we fail to replace reserves, our level of production and cash flows would be adversely impacted. In general, production from natural gas and oil properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Our total proved reserves decline as reserves are produced unless we conduct other successful exploration and development activities or acquire properties containing proved reserves, or both. Our ability to make the necessary capital investment to maintain or expand our asset base of natural gas and oil reserves would be impaired to the extent cash flow from operations is reduced and external sources of capital become limited or unavailable. We may not be successful in exploring for, developing or acquiring additional reserves. If we are not successful, our future production and revenues will be adversely affected.

Relatively short production periods for Gulf of Mexico properties subject us to higher reserve replacement needs, require significant capital expenditures to replace production and may impair our ability to reduce production during periods of low natural gas and oil prices.

   Production of reserves from reservoirs in the Gulf of Mexico generally declines more rapidly than from reservoirs in many other producing regions of the world. This results in recovery of a relatively higher percentage of reserves from properties in the Gulf of Mexico during the initial few years of production. As a result, reserve replacement needs from new prospects are greater and require us to incur significant capital expenditures to replace production. The rapid production declines of certain producing wells, combined with pipeline-mandated curtailments of certain facilities, shut-ins related to facility upgrades and less than anticipated results from workovers, resulted in lower production in the fourth quarter of 2001 compared to the prior quarter. We expect a further decline in production during the first quarter of 2002.

   Also, revenues and return on capital will depend significantly on prices prevailing during these relatively short production periods. Our potential need to generate revenues to fund ongoing capital commitments or reduce indebtedness may limit our ability to slow or shut-in production from producing wells during periods of low prices for natural gas and oil.

Natural gas and oil prices fluctuate widely, and low prices could have a material adverse impact on our business and financial results.

   Our revenues, profitability and future growth depend substantially on prevailing prices for natural gas and oil. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow and raise additional capital. The amount we can borrow under our credit facility is subject to periodic re-determination based in part on changing expectations of future prices. Lower prices may also reduce the amount of natural gas and oil that we can economically produce.

   Prices for natural gas and oil fluctuate widely. For example, natural gas prices declined significantly in 2001 from levels reached in the second half of 2000 and early 2001. Prices for natural gas and oil also declined significantly in 1998 and, for an extended period of time, remained substantially below prices obtained in previous years. Among the factors that can cause this fluctuation are the level of consumer product demand, weather conditions, domestic and foreign governmental regulations, the price and availability of alternative fuels, political conditions in natural gas and oil producing regions, the domestic and foreign supply of natural gas and oil, the price of foreign imports and overall economic conditions. If natural gas and oil prices decline, even if for only a short period of time, it is possible that write-downs of natural gas and oil properties could occur in the future.

Hedging production has limited and may continue to limit potential gains from increases in commodity prices or result in losses.

   We enter into hedging arrangements from time to time to reduce our exposure to fluctuations in natural gas and oil prices and to achieve more predictable cash flow. These financial arrangements take the form of swap contracts or costless collars and are placed with major trading counterparties we believe represent minimum credit risks. We had in place both financial hedge and physical contracts with Enron North America Corp. at the time it filed for bankruptcy in December 2001. We did not receive payment as required under these contracts. We cannot provide assurance that other trading counterparties will not become credit risks in the future. Hedging arrangements expose us to risks in some circumstances, including situations when the other party to the hedging contract defaults on its contract obligations or there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received. These hedging arrangements have limited and may continue to limit the benefit we could receive from increases in the prices for natural gas and oil. We cannot provide assurance that the hedging transactions we have entered into, or will enter into, will adequately protect us from fluctuations in natural gas and oil prices. We may choose not to engage in hedging transactions in the future. As a result, we may be adversely affected during periods of declining natural gas and oil prices.

Our success depends on our Chief Executive Officer and other key personnel, the loss of whom could disrupt business operations.

   We depend to a large extent on the efforts and continued employment of our President and Chief Executive Officer, Roger L. Jarvis, and other key personnel. If Mr. Jarvis or these other key personnel resign or become unable to continue in their present role and if they are not adequately replaced, our business operations could be adversely affected.

We are subject to complex laws and regulations, including environmental regulations, that can adversely affect the cost, manner or feasibility of doing business.

   Exploration for and development, production and sale of natural gas and oil in the U.S. and especially in the Gulf of Mexico are subject to extensive federal, state and local laws and regulations, including environmental laws and regulations. We may be required to make large expenditures to comply with environmental and other governmental regulations. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations and taxation.

   Under these laws and regulations, we could be liable for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. We do not believe that full insurance coverage for all potential environmental damages is available at a reasonable cost. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change in ways that substantially increase costs. For example, Congress or the Minerals Management Service could decide to limit exploratory drilling or natural gas production in additional areas of the Gulf of Mexico. Accordingly, any of these liabilities, penalties, suspensions, terminations or regulatory changes could materially and adversely affect our financial condition and results of operations.

Competition in the industry is intense, and we are smaller and have a more limited operating history than most of our competitors in the Gulf of Mexico.

   We compete with major and independent natural gas and oil companies for property acquisitions. We also compete for the equipment and labor required to operate and develop properties. Most of our competitors have substantially greater financial and other resources than us. As a result, in the deep water where exploration is more expensive, competitors may be better able to withstand sustained periods of unsuccessful drilling. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for exploratory prospects and productive natural gas and oil properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Our ability to explore for natural gas and oil prospects and to acquire additional properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment. In addition, most of our competitors have been operating in the Gulf of Mexico for a much longer time than we have and have demonstrated the ability to operate through industry cycles.

We cannot control the activities on properties we do not operate.

   Other companies operate some of the properties in which we have an interest. As a result, we have a limited ability to exercise influence over operations for these properties or their associated costs. Our dependence on the operator and other working interest owners for these projects and our limited ability to influence operations and associated costs could materially adversely affect the realization of our targeted returns on capital in drilling or acquisition activities. The success and timing of drilling and development activities on properties operated by others therefore depend upon a number of factors that are outside of our control, including timing and amount of capital expenditures, the operator's expertise and financial resources, approval of other participants in drilling wells and selection of technology.

We may have difficulty financing our planned growth.

   We have experienced and expect to continue to experience substantial capital expenditure and working capital needs, particularly as a result of our drilling program. In the future, we expect we will require additional financing, in addition to cash generated from our operations, to fund our planned growth. We cannot be certain that additional financing will be available on acceptable terms or at all. In the event additional capital resources are unavailable, we may curtail our drilling, development and other activities or be forced to sell some of our assets on an untimely or unfavorable basis.

Because we have a limited operating history and have incurred losses from operations in the past, future operating results are difficult to forecast. Our failure to sustain profitability in the future could adversely affect the market price of our common stock.

   We were formed in December 1996 and, as a result, have a limited operating history. Our limited operating history and the unpredictable results of our exploration and development strategy make it difficult to forecast operating results. In considering whether to invest in our common stock, the limited historical financial and operating information available on which to base an evaluation of our performance should be considered. In addition, because we have a limited operating history and fewer financial resources than many companies in the industry, we may be at a disadvantage in bidding for exploratory prospects and in developing natural gas and oil properties. For a description of the competition we face in our business, please see "Business and Properties - Competition."

   We incurred net losses of $1.3 million, $6.9 million, $2.2 million and $0.3 million in 1999, 1998, 1997 and 1996, respectively. Our development of and participation in a larger number of prospects has required and will continue to require substantial capital expenditures. We cannot provide assurance that we will sustain profitability or positive cash flows from operating activities in the future. Our failure to sustain profitability in the future could adversely affect the market price of our common stock.

Warburg, Pincus Ventures L.P. owns a significant amount of our common stock, giving it influence in corporate transactions and other matters, and the interests of Warburg, Pincus Ventures could differ from those of other stockholders.

   At March 21, 2002, Warburg, Pincus Ventures owned approximately 25 percent of the outstanding shares of our common stock. As a result, Warburg, Pincus Ventures is in a position to significantly influence the outcome of matters requiring a stockholder vote, including the election of directors, the adoption of an amendment to our certificate of incorporation or bylaws and the approval of mergers and other significant corporate transactions. Its influence over us may delay or prevent a change of control of us and may adversely affect the voting and other rights of other stockholders.

   Furthermore, conflicts of interest could arise in the future between us and Warburg, Pincus Ventures concerning, among other things, potential competitive business activities or business opportunities. Warburg, Pincus Ventures is not restricted from competitive natural gas and oil exploration and production activities or investments. Warburg, Pincus Ventures currently has significant equity interests in other public and private natural gas and oil companies. The interests of Warburg, Pincus Ventures could differ from those of our other stockholders.

A portion of our outstanding shares owned by Warburg, Pincus Ventures or our other significant stockholders may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

   The market price of our common stock could drop due to sales of a large number of shares of our common stock in the market or the perception that such sales could occur. This could make it more difficult to raise funds through any future offering of our common stock.

Our certificate of incorporation and bylaws contain provisions that could discourage an acquisition or change of control of us.

   Our certificate of incorporation authorizes our board of directors to issue preferred stock without stockholder approval. If our board of directors elects to issue preferred stock, it could be more difficult for a third party to acquire control of us, even if that change of control might be beneficial to our stockholders. In addition, provisions of our certificate of incorporation and bylaws, such as no stockholder action by written consent and limitations on stockholder proposals at meetings of stockholders, could also make it more difficult for a third party to acquire control of us.

Terrorist attacks on natural gas and oil production facilities, transportation systems and storage facilities could have a material adverse impact on our business.

   Natural gas and oil production facilities, transportation systems and storage facilities could be targets of terrorist attacks. These attacks could have a material adverse impact if certain natural gas and oil infrastructure integral to our operations were destroyed or damaged.

             CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

   Some of the information in this prospectus supplement and the accompanying prospectus, including information incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements speak only as of the date made, and we undertake no obligation to update such forward-looking statements. These forward-looking statements may be identified by the use of the words "believe," "expect," "anticipate," "will," "contemplate," "would" and similar expressions that contemplate future events. These future events include the following matters:

  .   financial position;

  .   business strategy;

  .   budgets;

  . amount, nature and timing of capital expenditures, including future development costs;

  .   drilling of wells;

  .   natural gas and oil reserves;

  .   timing and amount of future production of natural gas and oil;

  .   operating costs and other expenses;

  .   cash flow and anticipated liquidity;

  .   prospect development and property acquisitions; and

  .   marketing of natural gas and oil.

   Numerous important factors, risks and uncertainties may affect our operating results, including:

  .   the risks associated with exploration;

  .   our ability to find, acquire, market, develop and produce new properties;

  .   natural gas and oil price volatility;

  . uncertainties in the estimation of proved reserves and in the projection of future rates of production and timing of development expenditures;

  .   operating hazards attendant to the natural gas and oil business;

  . downhole drilling and completion risks that are generally not recoverable from third parties or insurance;

  .   potential mechanical failure or under-performance of significant wells;

  .   climatic conditions;

  .   availability and cost of material and equipment;

  .   delays in anticipated start-up dates;

  .   actions or inactions of third-party operators of our properties;

  .   our ability to find and retain skilled personnel;

  .   availability and cost of capital;

  .   the strength and financial resources of competitors;

  .   regulatory developments;

  .   environmental risks; and

  .   general economic conditions.

   Any of the factors listed above and other factors described in this prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference could cause our actual results to differ materially from the results implied by these or any other forward-looking statements made by us or on our behalf. We cannot assure you that our future results will meet our expectations. You should pay particular attention to the risk factors and cautionary statements described in this prospectus supplement under the caption "Risk Factors."

                                USE OF PROCEEDS

   We estimate that we will receive net proceeds of $211.4 million, or $243.1 million if the underwriters exercise their over-allotment option in full, from the sale of the shares of common stock offered by this prospectus supplement, after deducting underwriting discounts and commissions and estimated offering expenses. This estimate assumes a public offering price of $44.35 per share, which was the closing price of our common stock on the New York Stock Exchange on March 21, 2001.

   We intend to use approximately $37.0 million of the net proceeds to repay all of our outstanding debt under our credit facility. We intend to use the remainder of the net proceeds as follows:

  . to fund a portion of the development costs for our deep water oil discovery at Front Runner, which costs are expected to be approximately $110 million during 2002 and 2003;

  .   to fund a portion of our other exploration and development activities; and

  . for general corporate purposes, including possible acquisition of properties or seismic data.

   Pending use for these purposes, we plan to invest the net proceeds in short-term investment-grade interest-bearing securities.

   At March 21, 2002, we had $37.0 million outstanding under our credit facility bearing interest at a weighted average rate of 3.0 percent. Our credit facility matures in December 2004. We have used outstanding borrowings under our credit facility to fund a portion of our exploration and development activities and for other general corporate purposes.

                          PRICE RANGE OF COMMON STOCK

   Our common stock began trading on the New York Stock Exchange on July 26, 2000 under the symbol "SKE." Prior to that date, our common stock traded on The Nasdaq National Market under the symbol "SPNX." The following table sets forth the range of high and low sales prices per share of our common stock for each calendar quarter.

                                                        Sales Price
                                                       -------------
                                                        High   Low
                                                       ------ ------
            2000:
               First Quarter.......................... $25.00 $13.25
               Second Quarter......................... $30.50 $19.50
               Third Quarter.......................... $42.25 $24.03
               Fourth Quarter......................... $44.00 $24.75

            2001:
               First Quarter.......................... $44.50 $33.00
               Second Quarter......................... $48.00 $36.60
               Third Quarter.......................... $43.96 $30.00
               Fourth Quarter......................... $45.55 $33.30

            2002:
               First Quarter (through March 21, 2002). $44.64 $34.45

   On March 21, 2002, the closing sale price of our common stock, as reported by the New York Stock Exchange, was $44.35 per share. On that date, there were approximately 40 holders of record.

                                CAPITALIZATION

   The following table presents our capitalization and other information as of December 31, 2001 on two bases:

  .   on an actual basis; and

  . on an as adjusted basis to reflect our anticipated receipt of the estimated net proceeds of this offering at an assumed offering price of $44.35 per share, less the repayment of $37.0 million of long-term debt outstanding under our credit facility.

   You should read the table in conjunction with our consolidated financial statements incorporated by reference into the accompanying prospectus.

                                                                                        December 31, 2001
                                                                                      --------------------
                                                                                       Actual   As Adjusted
                                                                                      --------  -----------
                                                                                         (in thousands)
Cash and cash equivalents............................................................ $ 14,061   $188,432
                                                                                      ========   ========
Short-term debt......................................................................       --         --
Long-term debt (1)...................................................................       --         --

Stockholders' equity:
Preferred stock, $0.01 par value; 10,000,000 shares authorized; no shares issued and
  outstanding........................................................................       --         --
Common stock, $0.01 par value; 50,000,000 shares authorized; 27,308,912 shares issued and 27,293,264 shares outstanding, actual; 32,308,912 shares issued and 32,293,264
  outstanding, as adjusted...........................................................      273        323
Additional paid-in capital...........................................................  365,993    577,314
Retained earnings....................................................................   77,758     77,758
Less: Treasury stock, at cost, 15,648 shares.........................................      (39)       (39)
   Accumulated other comprehensive income............................................   14,507     14,507
                                                                                      --------   --------
   Total stockholders' equity........................................................  458,492    669,863
                                                                                      --------   --------
   Total capitalization.............................................................. $458,492   $669,863
                                                                                      ========   ========

---------------------
(1)As of March 21, 2002, there was $37.0 million of long-term debt outstanding under our credit facility, all of which will be repaid with the proceeds of this offering.

                            BUSINESS AND PROPERTIES

Overview

   Spinnaker Exploration Company is an independent energy company engaged in the exploration, development and production of natural gas and oil in the U.S. Gulf of Mexico. At December 31, 2001, we had license rights to approximately 11,700 blocks of mostly contiguous, recent vintage 3-D seismic data in the Gulf of Mexico, including approximately 5,700 blocks from our 3-D seismic data agreement with Petroleum Geo-Services. This database covers an area of approximately 39 million acres, which we believe is one of the largest recent vintage 3-D seismic databases of any independent exploration and production company in the Gulf of Mexico. We consider recent vintage 3-D seismic data to be data that was generated since 1990. As of December 31, 2001, we had 284 leasehold interests located in Texas state and federal waters covering approximately 1,127,000 gross and 629,000 net acres. We believe our regional 3-D seismic approach allows us to create and maintain a large inventory of high-quality prospects and provides us the opportunity to enhance our exploration success and efficiently deploy our capital resources. We also believe our license rights to large quantities of high-quality seismic data and our management and technical staff are important factors for our current and future success.

   Our Chief Executive Officer, Petroleum Geo-Services and Warburg, Pincus Ventures formed Spinnaker in December 1996. From inception through December 31, 2001, we participated in drilling 94 wells in the Gulf of Mexico, with 56 of these wells being completed as discoveries. As of December 31, 2001, Ryder Scott Company, L.P. estimated our net proved reserves at approximately 323.2 Bcfe, 54 percent of which was natural gas, representing an increase of 77 percent over estimated net proved reserves of 182.7 Bcfe at December 31, 2000. Average daily production in 2001 increased 76 percent to 145 MMcfe from 82 MMcfe in 2000. Within our current inventory of 284 leasehold interests, we have identified 94 exploratory prospects or leads. We expect to drill approximately 35 of these prospects during 2002. Based on 3-D seismic analysis on blocks where we currently have no leasehold interest, we also have identified over 200 leads that may result in additional prospects. Our capital expenditure budget for 2002 includes approximately $250 million for exploration, development, leasehold acquisitions and other capital expenditures.

   During 2001, we participated in a significant deep water oil discovery on Green Canyon Blocks 338/339, which we refer to as Front Runner, with a 25 percent non-operator working interest. We participated in six consecutive successful wells and sidetracks in testing the reservoirs on these blocks. This significant oil discovery has changed our reserve profile. Proved oil and condensate reserves were 46 percent of total proved reserves at December 31, 2001 compared to 10 percent at December 31, 2000. Of our total proved reserves as of December 31, 2001, 73 percent were proved undeveloped reserves compared to 35 percent at December 31, 2000. Front Runner represented more than 50 percent of total proved undeveloped reserves at December 31, 2001. We have incurred capital expenditures associated with Front Runner of approximately $30 million through December 31, 2001 and expect to incur an aggregate of approximately $110 million in future development costs during 2002 and 2003. First production is anticipated in 2004.

   On September 28, 1999, we priced our initial public offering of 8,000,000 shares of common stock, par value $0.01 per share, at $14.50 per share. After payment of underwriting discounts and commissions, we received net proceeds of $108.7 million on October 4, 1999. With a portion of the proceeds, we retired all then outstanding debt of $72.0 million. In connection with the initial public offering, we converted all outstanding Series A Convertible Preferred Stock, par value $0.01 per share, into shares of common stock, and certain shareholders reinvested preferred dividends payable of $16.3 million into shares of common stock. In August 2000, we completed a second public offering of 5,600,000 shares of common stock at $26.25 per share. After payment of underwriting discounts and commissions, we received net proceeds of $138.9 million. With a portion of the proceeds, we retired all then outstanding debt of $17.0 million. In December 2000, Petroleum Geo-Services sold its entire holding of 5,388,743 shares of common stock at $29.25 per share. The sale by Petroleum Geo-Services of its shares of common stock had no effect on our data agreement with Petroleum Geo-Services.

Our Strategy

   Our goals are to expand our reserve base, cash flow and net income and to generate an attractive return on capital. We emphasize the following elements in our strategy to achieve these goals:

  .   Focus on the Gulf of Mexico

  .   Maintain a large database of 3-D seismic data

  .   Employ a rigorous prospect selection process

  .   Emphasize technical expertise

  .   Sustain a balanced, diversified exploration effort

  .   Maintain a conservative balance sheet.

   Focus on the Gulf of Mexico. We have assembled a large 3-D seismic database and focus our exploration activities in the Gulf of Mexico because we believe this area represents one of the most attractive exploration regions in North America. The Gulf of Mexico has the following characteristics that make it attractive to exploration and production companies:

  .   Prolific exploration and production history

  .   Access to acreage

  .   Existing oilfield service infrastructure

  .   Attractive taxation and royalty rates

  .   Relatively high-productivity wells

  . Transportation infrastructure with geographic proximity to well-developed markets for natural gas and oil

  .   Geologic diversity that offers a variety of exploration opportunities.

   We also believe our geographic focus provides an excellent opportunity to develop and maintain competitive advantages through the combination of our 3-D seismic database and regional exploration and operating expertise.

   Maintain a large database of 3-D seismic data. We believe our large database of 3-D seismic data allows us to generate and maintain a large inventory of high-quality exploratory prospects. Our 3-D seismic database serves as the foundation for our exploration program. We plan to continue to supplement this database with 3-D seismic data acquisitions from various seismic data vendors.

   Employ a rigorous prospect selection process. We use our large inventory of contiguous areas of 3-D seismic data to select prospects by tying regional 3-D seismic analysis to actual drilling results. Through this process, we enhance our understanding of the geology before selecting prospects and increase the probability of accurately identifying hydrocarbon-bearing zones.

   Emphasize technical expertise. Our 15 explorationists have an average of over 20 years experience in exploration in the Gulf of Mexico. In our efforts to attract and retain explorationists, we offer an entrepreneurial culture, an extensive 3-D seismic database, state-of-the-art computer-aided exploration technology and other technical tools.

   As Spinnaker has matured, we have retained larger working interests in prospects located in water depths of less than 2,000 feet. The combination of larger working interests and our technical expertise has allowed us to act as the operator for an increasing number of these prospects, providing us more control of costs, the timing and amount of capital expenditures and the selection of technology.

   Sustain a balanced, diversified exploration effort by maintaining a conservative balance sheet. We believe that our exploration approach results in portfolio balance and diversity among:

  . shallow water, or water depths of less than 600 feet, and deep water prospects;

  .   shallow drilling depth prospects and deep drilling depth prospects; and

  . lower-risk, lower-potential prospects and higher-risk, higher-potential prospects.

   The broad coverage of the Gulf of Mexico of our 3-D seismic data allows us to participate in a variety of geologically diverse exploration opportunities and create a diversified prospect portfolio. We intend to manage our exposure in deep water exploration activities by focusing on prospects where commercial feasibility of the prospect can be evaluated with a small number of wells and where we believe 3-D seismic analysis provides attractive risk/reward benefits. We also strive to diversify our exploration efforts by seeking to limit the budgeted amount of the leasehold acquisition and drilling costs of the first exploratory well on any one prospect to less than 10 percent of the annual capital budget.

   We believe that maintaining continuity in our exploration activity during all phases of the commodity price cycles is an important element to balance and diversification. By positioning Spinnaker to have a continuous exploration program, we can potentially take advantage of reduced competition for prospects and lower drilling and other oilfield service costs during periods of low natural gas and oil prices. Our emphasis on maintaining a lower debt to capitalization ratio than many of our peers has enhanced our ability to pursue this strategy.

Seismic Data Licenses

   At December 31, 2001, we had license rights to approximately 11,700 blocks of mostly contiguous, recent vintage 3-D seismic data in the Gulf of Mexico, including 5,700 blocks from our 3-D seismic data agreement with Petroleum Geo-Services. This database covers an area of approximately 39 million acres, which we believe is one of the largest recent vintage 3-D seismic databases of any independent exploration and production company in the Gulf of Mexico.

   Under our data agreement with Petroleum Geo-Services, we are entitled to receive and use all of Petroleum Geo-Services' standard and enhanced multi-client 3-D seismic data covering the Gulf of Mexico including its bays, channels, tributaries, estuaries and transition zones that it acquires or processes for itself prior to March 31, 2002 or is in the process of acquiring or processing as of that date. We are also entitled to enhanced data processed by third parties if Petroleum Geo-Services retains a material royalty or similar interest in that data. Standard data is the basic 3-D, post-stack time-migrated seismic data, and dragged array and vertical cable data provided as the standard product to Petroleum Geo-Services' 3-D seismic survey customers. Enhanced data is data created through additional computer processing of Petroleum Geo-Services' standard data. Enhanced data includes processed data referred to as pre-stack depth migrated data, 3-D amplitude versus offset processing and refined pre-stack time-migrated data. We have license rights to approximately 4,200 blocks of standard data and 1,500 blocks of enhanced data under the data agreement with Petroleum Geo-Services. Our data agreement provides that our rights to use data are perpetual subject to certain termination provisions. However, our related agreements with Petroleum Geo-Services' marketing vendors provide that our rights terminate automatically after 25 years. The data we receive under our data agreement remains the property of Petroleum Geo-Services subject to the rights granted to us in our data agreement. Please see "Item 1. Business--PGS Data Agreement" from our annual report on Form 10-K for the year ended December 31, 2001 for a more detailed description of our data agreement with Petroleum Geo-Services.

   We also have license rights to approximately 3,700 blocks of standard data and 2,300 blocks of enhanced data in the Gulf of Mexico under agreements with several other seismic data vendors unrelated to Petroleum Geo-Services.

Use of Computer-Aided Exploration Technology

   Computer-aided exploration is the process of using a computer workstation and common database to accumulate and analyze seismic, production and other data regarding a geographic area. In general, computer-aided exploration involves accumulating various 2-D and 3-D seismic data with respect to a potential drilling location and correlating that data with historical well control and production data from similar properties. The available data is then analyzed using computer software and modeling techniques to project the likely geologic setting of a potential drilling location and potential locations of undiscovered natural gas and oil reserves. This process relies on a comparison of actual data for the potential drilling location and historical data for the density and sonic characteristics of different types of rock formations, hydrocarbons and other subsurface minerals, resulting in a projected 3-D image of the subsurface. This modeling is performed through the use of advanced interactive computer workstations and various combinations of available computer software developed solely for this application.

   We have invested extensively in the advanced computer hardware and software necessary for 3-D seismic exploration. As of December 31, 2001, we had 23 workstations in-house to analyze seismic data. Our explorationists can access a diverse software tool kit including modeling, mapping, well path description, time slice analysis, pre- and post-stack seismic processing, synthetic generation, fluid replacement studies and seismic attribute analyses.

Exploration and Development Activities

   The following table summarizes the most significant of our discoveries.

                                         Spinnaker Water
                                          Working  Depth    Date Production
                              Operator   Interest  (feet) Commenced/ Expected
       Discovery Block      ------------ --------- ------ -------------------
  Shelf
  Brazos A-19.............. Shell            15%     130  Second quarter 2002
  Galveston 249............ Samedan          50%      50  June 2000
  High Island A-7.......... Spinnaker        53%      50  September 2000
  High Island 167.......... Spinnaker        50%      50  March 2002
  High Island 197.......... Spinnaker        50%      50  Second quarter 2002
  High Island 202.......... Spinnaker        75%      50  May 2000
  High Island A-554........ Chieftain        33%     250  October 2001
  Mustang Island 861....... Spinnaker        42%      50  April 2002
  North Padre Island 883... Spinnaker        35%      80  September 2000
  South Pelto 18........... Hall-Houston     25%      50  January 1999
  South Timbalier 219 / 211 Spinnaker        73%     150  February 2000
  South Timbalier 220...... Samedan          33%     150  August 1998
  South Timbalier 274...... Spinnaker        90%     260  Second quarter 2002
  Vermilion 84............. Burlington       19%      50  September 1999
  Vermilion 375............ Spinnaker        70%     300  October 2000
  West Cameron 39.......... Spinnaker        60%      30  January 1999
  West Cameron 459......... Spinnaker        75%     130  January 2002
  West Cameron 522......... Newfield         46%     180  March 1998

  Deep Water
  Green Canyon 177......... Spinnaker       100%   1,480  June 2002
  Green Canyon 338 / 339... Murphy           25%   3,500  First half 2004
  Mississippi Canyon 496... Ocean Energy     35%   1,800  Second half 2003

   Brazos A-19 (Alex Deep). We drilled an exploratory well at Brazos A-19 in early 1998 in partnership with a major oil company. The well is in the middle of the Corsair trend, an area discovered by our partner in the

1970s, which has produced only from shallower horizons. In late 1999, the well flowed at a daily rate in excess of 90 MMcf prior to experiencing major mechanical problems. That well was subsequently plugged and abandoned. The replacement well was drilled to a depth of 17,790 feet in the fourth quarter of 2001, finding prolific Miocene reservoirs similar to the original well. We expect production to commence in the second quarter of 2002. We own a 15% working interest and 12.5% net revenue interest in the Alex Deep well.
   High Island Area. Our initial success in the High Island area in 1998 has subsequently led to 17 additional successful exploratory wells and numerous other prospects. We have interests in 45 lease blocks covering 245,000 gross acres in the High Island area and have 50 undrilled prospects. We continue to pursue prospect leads in this area that may result in additional drilling. We have drilled two successful exploratory wells on High Island 197. We plan to drill additional wells to test sands in the High Island 197 area. Production is expected to commence from this new field in May 2002. We operate this field with a 50% working interest and a 42% net revenue interest. We have drilled two successful exploratory wells on High Island 167. Production commenced from the first well in March 2002. We operate the first well with a 50% working interest and a 42% net revenue interest. We operate the second well with a 100% working interest and a 83% net revenue interest.

   Mustang Island 861 (Stirrup Unit). We have drilled three consecutive successful wells on Mustang Island 861. In January 2002, the #3 well discovered gas on a large structural ridge covering at least 700 acres immediately adjacent to the two wells previously tested. The well encountered productive sands in three reservoirs. The #3 well is currently being completed. First production is expected to commence in late April 2002 at modest rates due to facility constraints. Full rates should be achieved in the fourth quarter following the installation of additional fluid handling equipment that will be located onshore and owned by the transporter. The next well to be drilled in the area will test a continuation of the structure. We operate the wells in this area with a 42% working interest and a 34% net revenue interest.

   Green Canyon 177 (Sangria). Our Sangria discovery is located in approximately 1,500 feet of water. Development is progressing, with first production anticipated by June 2002. We own a 100% working interest and an 87.5% net revenue interest in the field.

   Green Canyon 338 / 339 (Front Runner). During 2001, we participated in a significant deep water oil discovery on Green Canyon 338/339 in approximately 3,500 feet of water. With a 25 percent non-operator working interest, we participated in six consecutive successful wells and sidetracks in testing the reservoirs on these blocks. This significant oil discovery has changed our reserve profile. Our proved oil and condensate reserves were 46 percent of our total proved reserves at December 31, 2001 compared to 10 percent at December 31, 2000. Of our total proved reserves as of December 31, 2001, 73 percent were proved undeveloped reserves. Front Runner represented more than 50 percent of our total proved undeveloped reserves as of December 31, 2001. Each of our partners in the discovery has sanctioned a spar production platform for this discovery. We have incurred capital expenditures associated with Front Runner of approximately $30 million through December 31, 2001 and expect to incur an aggregate of approximately $110 million in future development costs during 2002 and 2003. First production is anticipated during the first half of 2004. We have interests in 17 lease blocks covering 98,000 gross acres in this area and have ten undrilled prospects. We anticipate that at least three new field exploratory attempts will be drilled on our Front Runner area acreage in 2002. We own a 25% to 50% working interest and net revenue interest in the Front Runner area. These working interests are subject to royalty of 12.5% after production of 87.5 million equivalent barrels of oil, on a block-by-block and field-by-field basis.

   Mississippi Canyon 496/497 (Zia). Our Zia discovery is located in approximately 1,600 feet of water. We drilled a delineation well approximately 750 feet structurally downdip to the Zia #1 well in the fourth quarter of 2001 and encountered the field reservoirs water saturated. This well successfully established the oil/water contact in the main reservoir, and it appears that the field will be economic to develop. An integrated project team is designing and costing a subsea tieback project that would transport production to a nearby development. While the project has not been sanctioned, first production could occur in 2003. We own a 35% working interest and 30% net revenue interest in the well and blocks.

Properties

   Since inception, we have concentrated on the exploration for natural gas and oil in the Gulf of Mexico. As of December 31, 2001, proved reserves associated with our discoveries were located on 30 different blocks, including two properties in which we have only a royalty interest, with production established from 19 blocks. We operate 33 of our 56 discoveries, and our working interests in these wells range from 12.5 percent to 100 percent. Five blocks account for approximately 73 percent of our total proved reserves.

   As of December 31, 2001, we had license rights to approximately 11,700 blocks of mostly contiguous, recent vintage 3-D seismic data in the Gulf of Mexico, including approximately 5,700 blocks associated with our data agreement with Petroleum Geo-Services. This database covers an area of approximately 39 million acres, which we believe is one of the largest recent vintage 3-D seismic databases of any independent exploration and production company in the Gulf of Mexico. As of December 31, 2001, we had 284 leasehold interests located in Texas state and federal waters covering approximately 1,127,000 gross and 629,000 net acres.

Recent Lease Sales

   The Minerals Management Service held OCS Sale #182 on March 20, 2002, covering tracts in the Central Gulf of Mexico. We participated in a total of 56 bid submissions, second most for OCS Sale #182. Forty-one of these blocks are located in water depths greater than 200 meters (deep water) and fifteen blocks in water depths less than 200 meters (shelf). Generally, block sizes are 5,000 acres on the shelf of Louisiana and 5,760 acres in deep water. Before any awards from OCS Sale #182, we own approximately 1,100,000 gross and 630,000 net acres in the Gulf of Mexico.

   We were successful in submission or participation in a total of 42 apparent high bids, including 32 in deep water and 10 on the shelf. Our net exposure is approximately $28.8 million. Of the apparent high bids, we expect to act as operator on 24 blocks, including 17 blocks in deep water and 7 blocks on the shelf. Our working interest averages approximately 77% on those blocks. We participated in 18 apparent high bids where we do not anticipate acting as operator. Our working interest averages approximately 42% on those blocks. Additionally, we have the right to participate as non-operator in four additional deep water blocks with a 25% working interest should certain other apparent high bids be awarded to us.

   The Minerals Management Service awarded to us all eight leases where we were apparent high bidder in OCS Sale #181 in December 2001, covering tracts in the Eastern Gulf of Mexico.

Natural Gas and Oil Reserves

   The following table presents our estimated net proved natural gas and oil reserves and the net present value of our reserves at December 31, 2001 based on a reserve report generated by Ryder Scott Company, L.P. The present value of future net cash flows (before income taxes) discounted at 10 percent and the standardized measure of discounted future net cash flows shown in the table are not intended to represent the current market value of the estimated natural gas and oil reserves we own.

   The present value of future net cash flows and the standardized measure of discounted future net cash flows as of December 31, 2001 was determined by using prices of $2.71 per Mcf of natural gas and $19.23 per barrel of oil, representing the December 31, 2001 weighted average market prices for natural gas and oil.

                                                                                   Proved Reserves
                                                                            ------------------------------
                                                                            Developed Undeveloped  Total
                                                                            --------- ----------- --------
Natural gas (MMcf).........................................................   82,221     93,760    175,981
Oil and condensate (MBbls).................................................      748     23,790     24,538
Total proved reserves (MMcfe)..............................................   86,711    236,496    323,207
Present value of future net cash flows (before income taxes) discounted at
  10 percent (in thousands) (1)............................................ $167,298   $247,841   $415,139
Standardized measure of discounted future net cash flows (in thousands) (1) $132,809   $196,747   $329,556

---------------------
(1)Excludes pre-tax unrealized gains of $22.3 million for the effects of hedging activities using natural gas and oil prices in effect at December 31, 2001.

   The process of estimating natural gas and oil reserves is complex. It requires various assumptions, including natural gas and oil prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. We must project production rates and timing of development expenditures. We analyze available geological, geophysical, production and engineering data, and the extent, quality and reliability of this data can vary. Therefore, estimates of natural gas and oil reserves are inherently imprecise.

   Actual future production, natural gas and oil prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable natural gas and oil reserves most likely will vary from estimates. Any significant variance could materially affect the estimated quantities and net present value of reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing natural gas and oil prices and other factors, many of which are beyond our control. At December 31, 2001, approximately 87 percent of our proved reserves were either undeveloped or non-producing. Because most of our reserve estimates are not based on a lengthy production history and are calculated using volumetric analysis, these estimates are less reliable than estimates based on a lengthy production history.

   At December 31, 2001, approximately 73 percent of our proved reserves were undeveloped and more than half of these proved undeveloped reserves were attributed to one property. Recovery of undeveloped reserves generally requires significant capital expenditures and successful drilling operations. The reserve data assumes that we will make these expenditures. Although we estimate our reserves and the costs associated with developing them in accordance with industry standards, the estimated costs may be inaccurate, development may not occur as scheduled and results may not be as estimated.

   It should not be assumed that the present value of future net cash flows is the current market value of our estimated natural gas and oil reserves. In accordance with requirements of the Securities and Exchange Commission, we base the estimated discounted future net cash flows from proved reserves on prices and costs on the date of the estimate. Actual future prices and costs may differ materially from those used in the present value estimate.

Volumes, Prices and Operating Expenses

   The following table presents information regarding the production volumes of, average sales prices received for and average production costs associated with our sales of natural gas and oil for the periods indicated:

                                                                            For the Year Ended December 31,
                                                                            ------------------------------
                                                                              1999         2000      2001
                                                                             -------      -------  -------
Production:
   Natural gas (MMcf)......................................................  11,962       28,845    51,234
   Oil and condensate (MBbls)..............................................     180          225       310
       Total (MMcfe).......................................................  13,044       30,194    53,094
Average sales price per unit:
   Natural gas revenues from production (per Mcf).......................... $  2.49      $  4.62   $  4.14
   Effects of hedging activities (per Mcf).................................    0.08        (0.59)    (0.18)
                                                                             -------      -------  -------
       Average price (per Mcf)............................................. $  2.57      $  4.03   $  3.96
   Oil and condensate revenues from production (per Bbl)................... $ 20.33      $ 30.14   $ 24.90
   Effects of hedging activities (per Bbl).................................   (0.57)       (7.16)       --
                                                                             -------      -------  -------
       Average price (per Bbl)............................................. $ 19.76      $ 22.98   $ 24.90
   Total revenues from production (per Mcfe)............................... $  2.57      $  4.64   $  4.14
   Effects of hedging activities (per Mcfe)................................    0.06        (0.62)    (0.18)
                                                                             -------      -------  -------
       Total average price (per Mcfe)...................................... $  2.63      $  4.02   $  3.96
Expenses (per Mcfe):
   Lease operating expenses (1)............................................ $  0.41      $  0.30   $  0.23
   Depreciation, depletion and amortization-natural gas and oil properties. $  1.59      $  1.57   $  1.60

---------------------
(1)The lease operating expense rate includes $0.04 per Mcfe associated with workovers in 2001, $0.03 per Mcfe associated with workovers in 2000 and $0.13 per Mcfe associated with workovers and well control activities in 1999.

Acquisition, Exploration and Development Capital Expenditures

   The following table presents information regarding our net costs incurred in acquisition, exploration and development activities. Acquisition costs include costs incurred to purchase, lease or otherwise acquire property. Exploration costs include the costs of drilling exploratory wells, including those in progress, geological and geophysical service costs and depreciation of support equipment used in exploration activities. Development costs include the costs of drilling development wells and costs of completions, platforms, facilities and pipelines.

                                         For the Year Ended December 31,
                                         -------------------------------
                                           1999       2000       2001
                                          -------   --------   --------
        Acquisition costs:
           Unproved..................... $13,911   $ 21,421   $ 34,524
           Proved.......................      --         --         --
        Exploration costs...............  45,152    121,451    192,114
        Development costs...............  23,614     51,144     75,882
                                          -------   --------   --------
               Total costs incurred..... $82,677   $194,016   $302,520
                                          =======   ========   ========

Drilling Activity

   The following table shows our drilling activity. In the table, "gross" refers to the total wells in which we have a working interest and "net" refers to gross wells multiplied by our working interest in such wells.

                                  For the Year Ended December 31,
                                  -------------------------------
                                    1999       2000       2001
                                  --------- ---------- ----------
                                  Gross Net Gross Net  Gross Net
                                  ----- --- ----- ---- ----- ----
               Exploratory Wells:
                  Productive.....   8   4.6  16   10.4  17    8.2
                  Nonproductive..   4   1.9  12    4.7  16    9.4
                                   --   ---  --   ----  --   ----
                      Total......  12   6.5  28   15.1  33   17.6
                                   ==   ===  ==   ====  ==   ====
               Development Wells:
                  Productive.....  --    --  --     --   2    0.5
                  Nonproductive..  --    --  --     --         --
                                   --   ---  --   ----  --   ----
                      Total......  --    --  --     --   2    0.5
                                   ==   ===  ==   ====  ==   ====

   In 1999, we drilled an exploratory well that was preliminarily determined to be unsuccessful and was temporarily abandoned. Upon reprocessing of the seismic data, further analysis of the well and related sidetrack and examination of proved category reserves, we determined that the development would be commercial, and the well was reclassified as a discovery in 2000.

   Since December 31, 2001 and through March 21, 2002, we have drilled four gross (2.4 net) productive exploratory wells, one gross (0.3 net) productive development well and one gross (0.2 net) nonproductive exploratory well. As of March 21, 2002, we were drilling four gross (1.8 net) exploratory wells.

Productive Wells

   The following table sets forth the number of productive natural gas and oil wells in which we owned an interest as of December 31, 2001:

                                           Total
                                         Productive
                                           Wells
                                         ----------
                                         Gross Net
                                         ----- ----
                             Natural gas  50   26.5
                             Oil........   6    1.6
                                          --   ----
                                Total...  56   28.1
                                          ==   ====

   Productive wells consist of producing wells and wells capable of production, including natural gas wells awaiting pipeline connections to commence deliveries and oil wells awaiting connection to production facilities.

Acreage Data

   The following table presents information regarding our developed and undeveloped lease acreage. Developed acreage refers to acreage within producing units and undeveloped acreage refers to acreage that has not been placed in producing units. Our developed and undeveloped lease acreage as of December 31, 2001 was as follows (in thousands):

                                         Developed Undeveloped
                                          Acreage    Acreage     Total
                                         --------- ----------- ---------
                                         Gross Net Gross  Net  Gross Net
                                         ----- --- -----  ---  ----- ---
       Federal Waters Offshore Louisiana   55  27    544  263    599 290
       Federal Waters Offshore Texas....   52  32    427  287    479 319
       Texas State Waters...............   14   5     35   15     49  20
                                          ---  --  -----  ---  ----- ---
          Total.........................  121  64  1,006  565  1,127 629
                                          ===  ==  =====  ===  ===== ===

   Our lease agreements generally terminate if wells have not been drilled on the acreage within a period of five years from the date of the lease if located on the shelf in less than 200 meters of water or ten years if located in deeper waters of the Gulf of Mexico.

Marketing

   We sell our natural gas and oil production under fixed or floating market price contracts. Revenues, profitability, cash flow and future growth depend substantially on prevailing prices for natural gas and oil. The prices we receive for our natural gas and oil production fluctuate widely. For example, natural gas prices declined significantly in 2001 from levels reached in the second half of 2000 and early 2001. Prices for natural gas and oil also declined significantly in 1998 and, for an extended period of time, remained substantially below prices obtained in previous years. Among the factors that can cause this fluctuation are:

  .   the level of consumer product demand;

  .   weather conditions;

  .   domestic and foreign governmental regulations;

  .   the price and availability of alternative fuels;

  . political conditions and actual or threatened acts of war, terrorism or hostilities in natural gas and oil producing regions;

  .   the domestic and foreign supply of natural gas and oil;

  .   the price of foreign imports; and

  .   overall economic conditions.

   Decreases in the prices of natural gas and oil could adversely affect the carrying value of proved reserves and revenues, profitability and cash flow. Although we are not currently experiencing any significant involuntary curtailment of natural gas or oil production, market, economic and regulatory factors may in the future materially affect our ability to sell natural gas or oil production. For the year ended December 31, 2001, sales to Enron North America Corp., Tejas Gas Marketing, LLC, Reliant Energy Services, Inc. and Bridgeline Gas Marketing LLC accounted for approximately 32 percent, 23 percent, 21 percent and 17 percent, respectively, of our natural gas and oil revenues, excluding the effects of hedging activities. For the year ended December 31, 2000, sales to Enron North America Corp., Coral Energy Resources, L.P. and Reliant Energy Services, Inc. accounted for approximately 61 percent, 11 percent and 11 percent, respectively, of our natural gas and oil revenues, excluding the effects of hedging activities. For the year ended December 31, 1999, sales to Columbia Energy Services and Cokinos Energy Corporation were 68 percent and 32 percent, respectively, of our natural gas and oil revenues, excluding the effects of hedging activities. We no longer sell our natural gas and oil production to Enron North America Corp. We believe the loss of this customer has not materially affected our ability to market our natural gas and oil production.

   Customers purchase all of our natural gas production at current market prices. The terms of our arrangements require the customers to pay us within 60 days after delivery of the production. As a result, if our customers were to default on their payment obligations to us, near-term earnings and cash flows would be adversely affected. However, due to the availability of other markets and pipeline connections, we do not believe that the loss of these customers or any other customers would adversely affect our ability to market production.

   We enter into hedging arrangements from time to time to reduce our exposure to fluctuations in natural gas and oil prices and to achieve more predictable cash flow. However, these contracts also limit the benefits we would realize if prices increase. These financial arrangements take the form of swap contracts or costless collars and are placed with major trading counterparties we believe represent minimum credit risks. We cannot provide assurance that these trading counterparties will not become credit risks in the future. For further information concerning our hedging transactions, please see "Item 7A. Quantitative and Qualitative Disclosures about Market Risk" in our annual report on Form 10-K for the year ended December 31, 2001, which is incorporated herein by reference. Under our current hedging policy, we generally do not hedge more than 66 2/3 percent of our estimated twelve-month production quantities without the prior approval of the risk management committee of the board of directors.

   We had in place both financial hedge and physical contracts with Enron North America Corp., a subsidiary of Enron Corp., at the time it filed for bankruptcy in December 2001. We did not receive payment for fixed price swap contracts totaling $2.1 million, intended to hedge December 2001 natural gas sales, and $1.4 million related to November 2001 natural gas production sold to Enron entities. We recorded a net reserve of $3.1 million related to these receivables and have no other financial exposure to Enron Corp. and its subsidiaries.

Competition

   We compete with major and independent natural gas and oil companies for leasehold acquisitions. We also compete for the equipment and labor required to operate and develop these properties. Most of our competitors have substantially greater financial and other resources. As a result, in the deep water where exploration is more expensive, competitors may be better able to withstand sustained periods of unsuccessful drilling. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for exploratory prospects and productive natural gas and oil properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Our ability to explore for natural gas and oil prospects and to acquire additional properties in the future will depend upon our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment. In addition, most of our competitors have been operating in the Gulf of Mexico for a much longer time than we have and have demonstrated the ability to operate through industry cycles.

Operating Hazards and Insurance

   The natural gas and oil business involves a variety of operating risks, including:

  .   fires;

  .   explosions;

  .   blow-outs and surface cratering;

  .   uncontrollable flows of underground natural gas, oil and formation water;

  .   natural disasters;

  .   pipe or cement failures;

  .   casing collapses;

  .   embedded oilfield drilling and service tools;

  .   abnormally pressured formations; and

  . environmental hazards such as natural gas leaks, oil spills, pipeline ruptures and discharges of toxic gases.

   If any of these events occur, we could incur substantial losses as a result of:

  .   injury or loss of life;

  . severe damage to and destruction of property, natural resources and equipment;

  .   pollution and other environmental damage;

  .   clean-up responsibilities;

  .   regulatory investigation and penalties;

  .   suspension of our operations; and

  .   repairs to resume operations.

If we experience any of these problems, it could affect well bores, platforms, gathering systems and processing facilities, which could adversely affect our ability to conduct operations.

   As part of our strategy, we explore for natural gas and oil in the deep waters of the Gulf of Mexico where operations are more difficult than in shallower waters. Our deep water drilling and operations require the application of recently developed technologies that involve a higher risk of mechanical failure. Furthermore, the deep waters of the Gulf of Mexico lack the physical and oilfield service infrastructure present in the shallower waters. As a result, deep water operations may require a significant amount of time between a discovery and the time that we can market the natural gas or oil, increasing the risks involved with these operations.

   Offshore operations are also subject to a variety of operating risks specific to the marine environment, such as capsizing, collisions and damage or loss from hurricanes or other adverse weather conditions. These conditions can cause substantial damage to facilities and interrupt production. As a result, we could incur substantial liabilities that could reduce or eliminate the funds available for exploration, development or leasehold acquisitions, or result in loss of properties.

   In accordance with industry practice, we maintain insurance against some, but not all, potential risks and losses. Management reviews our coverage at least annually. For some risks, we may not obtain insurance if we believe the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, it could adversely affect us. Considering recent worldwide property and casualty events, we anticipate increased costs to renew insurance in 2002.

Employees

   At December 31, 2001, we had 53 full-time employees. We believe that we maintain excellent relationships with our employees. None of our employees is covered by a collective bargaining agreement. From time to time, we use the services of independent consultants and contractors to perform various professional services, particularly in the areas of construction, design, well-site surveillance, permitting and environmental assessment. Independent contractors usually perform field and on-site production operation services for us, including pumping, maintenance, dispatching, inspection and testing.

Legal Proceedings

   From time to time, we may be a party to various legal proceedings. We currently are not a party to any material litigation.

                                  MANAGEMENT

Executive Officers and Directors

   The following table sets forth the names, ages and positions of our executive officers and directors at March 15, 2002.

       Name        Age                           Position
       ----        ---                           --------
Roger L. Jarvis... 48  Chairman of the Board, President and Chief Executive Officer
Robert M. Snell... 46  Vice President, Chief Financial Officer and Secretary
William D. Hubbard 58  Vice President - Exploration
L. Scott Broussard 44  Vice President - Drilling and Production
Kelly M. Barnes... 48  Vice President - Land
Jimmy W. Bennett.. 55  Vice President - Systems Technology and Processing
Jeffrey C. Zaruba. 37  Vice President, Treasurer and Assistant Secretary
Sheldon R. Erikson 60  Director
Jeffrey A. Harris. 46  Director
Michael E. McMahon 54  Director
Michael G. Morris. 55  Director
Howard H. Newman.. 54  Director
Michael E. Wiley.. 51  Director

   The following biographies describe the business experiences of our executive officers and directors.

   Roger L. Jarvis has served as President, Chief Executive Officer and Director of Spinnaker since 1996 and as Chairman of the Board of Spinnaker since 1998. From 1986 to 1994, Mr. Jarvis served in various capacities with King Ranch Inc. and its subsidiary, King Ranch Oil and Gas, Inc., including Chief Executive Officer, President and Director of King Ranch Inc. and Chief Executive Officer and President of King Ranch Oil and Gas, Inc., where he expanded its activities in the Gulf of Mexico. Mr. Jarvis is a director of National-Oilwell, Inc.

   Robert M. Snell has served as Vice President, Chief Financial Officer and Secretary of Spinnaker since December 2000. From 1983 to 2000, Mr. Snell served in various capacities with Bank of America and its predecessors, most recently as a Managing Director of Banc of America Securities LLC, focused on the energy sector.

   William D. Hubbard has served as Vice President - Exploration of Spinnaker since 1996. From 1992 to 1996, Mr. Hubbard served as Senior Vice President - Exploration of Global Natural Resources Corporation and its affiliated corporations, where he was responsible for both onshore and offshore exploration.

   L. Scott Broussard has served as Vice President - Drilling and Production of Spinnaker since August 1999 after joining Spinnaker as Operations Manager in 1998. From 1994 to 1998, Mr. Broussard served as Vice President and co-owner of HTK Consultants, Inc., an engineering consulting firm.

   Kelly M. Barnes has served as Vice President - Land of Spinnaker since 1997. From 1992 to 1997, Mr. Barnes served as Vice President - Land and Assistant Corporate Secretary of Global Natural Resources Corporation and its affiliated corporations.

   Jimmy W. Bennett has served as Vice President - Systems Technology and Processing of Spinnaker since May 2000. From 1997 to 2000, Mr. Bennett served as Spinnaker's Systems Manager. From 1991 to 1997, Mr. Bennett served as Systems Manager for King Ranch Oil and Gas, Inc.

   Jeffrey C. Zaruba has served as Vice President, Treasurer and Assistant Secretary of Spinnaker since May 2001 after joining Spinnaker as Treasurer in August 1999. From 1992 to 1999, Mr. Zaruba served as Assistant Controller and held various financial and tax reporting positions with Cliffs Drilling Company, which merged with R&B Falcon Corporation in 1998.

   Sheldon R. Erikson has served as a director of Spinnaker since February 2000. Mr. Erikson has served as the Chairman of the Board of Cooper Cameron Corporation since 1996 and President and Chief Executive Officer and a director of Cooper Cameron since 1995. He was Chairman of the Board from 1988 to 1995, and President and Chief Executive Officer from 1987 to 1995, of The Western Company of North America. Prior to 1988, he was President of the Joy Petroleum Equipment Group of Joy Manufacturing Company. He is a director of Layne Christensen Co., National Ocean Industries Association, American Petroleum Institute and Vice Chairman of the Petroleum Equipment Suppliers Association.

   Jeffrey A. Harris has served as a director of Spinnaker since December 1996. Mr. Harris has been employed by Warburg Pincus LLC since 1983 and has been a partner of Warburg, Pincus & Co. since 1988. At Warburg Pincus, Mr. Harris is currently a Senior Managing Director and a member of its Management and Operating Committees. Mr. Harris is also a director of Industri-Matematik International Corp., ECsoft Group plc, Knoll, Inc. and several privately held companies.

   Michael E. McMahon has served as a director of Spinnaker since October 1999. Mr. McMahon has served as a partner in RockPort Partners LLC, an investment company, since June 1998. From July 1997 to June 1998, Mr. McMahon was a Managing Director of Chase Securities, Inc., and from October 1994 until July 1997, Mr. McMahon was a Managing Director of Lehman Brothers. Prior to joining Lehman Brothers, Mr. McMahon had been a partner in Aeneas Group, Inc., a subsidiary of Harvard Management Company, Inc., since January 1993. Harvard Management Company, Inc. is a private investment company responsible for managing the endowment fund of Harvard University. Mr. McMahon was primarily responsible for the fund's energy and commodities investments.

   Michael G. Morris has served as a director of Spinnaker since March 2001. Mr. Morris has served as Chairman of the Board, President and Chief Executive Officer of Northeast Utilities since 1997. Previously, Mr. Morris has served as President and Chief Executive Officer of Consumers Power Company from 1994 to 1997 and Executive Vice President and Chief Operating Officer of Consumers Power Company from 1992 to 1994. Mr. Morris is a director of the Institute of Nuclear Power Operations, the Nuclear Energy Institute, the Edison Electric Institute, the Association of Edison Illuminating Companies, the American Gas Association, Nuclear Electric Insurance Limited, Connecticut Business & Industry Association and the Webster Financial Corporation. Mr. Morris is also a Regent of Eastern Michigan University.

   Howard H. Newman has served as a director of Spinnaker since December 1996. Mr. Newman has been employed by Warburg Pincus LLC since 1984 and has been a partner of Warburg, Pincus & Co. since 1987. Prior to that, he held various positions with Morgan Stanley & Co., Incorporated from 1974 to 1983. At Warburg Pincus, Mr. Newman is currently a Vice Chairman and a member of its Operating, Compensation and Investment Policy Committees. He is also a director of ADVO, Inc., Cox Insurance Holdings, Plc, Eagle Family Foods Holdings, Inc., EEX Corporation, Encore Acquisition Company, Newfield Exploration Company and several privately held companies. He also serves a Vice Chairman of the Yale Alumni Fund.

   Michael E. Wiley has served as a director of Spinnaker since March 2001. Mr. Wiley has served as Chairman of the Board, President and Chief Executive Officer of Baker Hughes Incorporated since August 2000. Mr. Wiley was President and Chief Operating Officer of Atlantic Richfield Company (ARCO) from 1998 through May 2000. Prior to 1998, Mr. Wiley served as Chairman, President and Chief Executive Officer of Vastar Resources, Inc., a publicly traded oil and gas company. Mr. Wiley is a director of the American Petroleum Institute, a trustee of the University of Tulsa and the Houston Museum of Natural Science and a member of the National Petroleum Council. Mr. Wiley also serves on the Advisory Board of Riverstone Holdings LLC.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information, unless otherwise indicated, as of March 21, 2002, regarding beneficial ownership of Common Stock by (a) each person known by Spinnaker to own beneficially five percent or more of Spinnaker's outstanding Common Stock, (b) Spinnaker's Chief Executive Officer and each of Spinnaker's other four most highly compensated executive officers, (c) each director and (d) all executive officers and directors as a group.

                                                                            Beneficial Ownership (4)
                                                                           --------------------------
                                                                                          Percent
                                                                                     ----------------
                                                                                      Before   After
Beneficial Owner                                                            Shares   Offering Offering
----------------                                                           --------- -------- --------
Warburg, Pincus Ventures, L.P. (1) (2).................................... 6,800,585   24.8%    21.0%
FMR Corp. (3)............................................................. 1,614,540    5.9      5.0
Roger L. Jarvis........................................................... 1,057,093    3.7      3.2
William D. Hubbard........................................................   245,297      *        *
Robert M. Snell...........................................................   104,223      *        *
L. Scott Broussard........................................................    96,034      *        *
Kelly M. Barnes...........................................................   166,387      *        *
Sheldon R. Erikson........................................................    14,500      *        *
Jeffrey A. Harris (2)..................................................... 6,805,185   24.8     21.0
Michael E. McMahon........................................................    33,430      *        *
Michael G. Morris.........................................................     9,200      *        *
Howard H. Newman (2)...................................................... 6,805,185   24.8     21.0
Michael E. Wiley..........................................................     9,200      *        *
Executive officers and directors as a group (consisting of 13 persons) (2) 8,642,293   29.7     25.4

---------------------
*  Represents beneficial ownership of less than one percent.
(1)The stockholder is Warburg, Pincus Ventures, L.P. Warburg, Pincus & Co. is the sole general partner of Warburg. Warburg is managed by E.M. Warburg, Pincus & Co., LLC. Lionel I. Pincus is the managing partner of WP and the managing member of EMWP and may be deemed to control both entities. The address of the Warburg Pincus entities is 466 Lexington Avenue, New York, New York 10017.
(2)Messrs. Harris and Newman, directors of Spinnaker, are general partners of Warburg, Pincus & Co. and managing directors and members of E.M. Warburg, Pincus & Co., LLC. Of the total shares indicated as owned by Messrs. Harris and Newman, 6,800,585 shares are included because of their affiliation with the Warburg Pincus entities. Messrs. Harris and Newman disclaim beneficial ownership of all shares owned by the Warburg Pincus entities.
(3)The stockholder is FMR Corp. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109. According to Schedule 13G, dated February 14, 2002, filed with the Securities and Exchange Commission jointly by FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson, Mr. Johnson is Chairman and Ms. Johnson is a director of FMR Corp. and may be deemed to be members of a controlling group with respect to FMR Corp. The Schedule 13G indicates that at December 31, 2001, (i) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., was the beneficial owner of 1,196,340 shares of our common stock in its capacity as investment adviser to various registered investment companies (the power to vote such shares resides solely with the boards of trustees of the registered investment companies, while the power to dispose of such shares resides with Mr. Johnson, FMR Corp. (through its control of Fidelity Management & Research Company) and the registered investment companies); (ii) Fidelity Management Trust Company, a bank that is wholly-owned by FMR Corp., was the beneficial owner of 318,200 shares of our common stock (the power to vote and dispose of 318,200 of such shares resides with Mr. Johnson and FMR Corp. (through its control of Fidelity Management Trust Company)); and (iii) Fidelity International Limited, an investment adviser to various investment companies of which Mr. Johnson is chairman but which is managed independently from FMR Corp., was the beneficial owner of 100,000 shares of our common stock. FMR Corp. and Fidelity International Limited each disclaim beneficial ownership of our common stock beneficially owned by the other.
(4)Pursuant to the rules and regulations promulgated under the Securities Exchange Act of 1934, shares are deemed to be "beneficially owned" by a person if he directly or indirectly has or shares the power to vote or dispose of such shares, whether or not he has any pecuniary interest in such shares, or if he has the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire such power through the exercise of any option, warrant or right. The shares beneficially owned by Messrs. Jarvis, Hubbard, Barnes, Broussard, Snell, Erikson, Harris, McMahon, Morris, Newman and Wiley include 958,017, 222,176, 155,756, 94,079, 104,000, 14,500, 4,600, 15,100, 9,200, 4,600 and 9,200
   shares, respectively, that may be acquired by such persons within 60 days through the exercise of stock options. The shares owned by the executive officers and directors as a group include 1,683,899 shares that may be acquired by such persons within 60 days through the exercise of stock options.

                                 UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting agreement dated March , 2002, we have agreed to sell to the underwriters named below the following respective numbers of shares of common stock:

                                                       Number of
                            Underwriter                 Shares
                            -----------               -----------
               Credit Suisse First Boston Corporation
               Goldman, Sachs & Co...................
               Deutsche Banc Alex. Brown Inc.........
               Salomon Smith Barney Inc..............
               Banc of America Securities LLC........
               RBC Dain Rauscher Inc.................
               Sanders Morris Harris Inc.............
                                                      -----------
                  Total..............................   5,000,000
                                                      ===========

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in this offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering of common stock may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 750,000 additional shares from us at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

   The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at the price less a concession of $       per share. The
underwriters and selling group members may allow a discount of $       per
share on sales to other broker/dealers. After the initial offering, the underwriters may change the public offering price and concession and discount to broker/dealers.

   The following table summarizes the compensation and estimated expenses we will pay.

                                                         Per Share             Total
                                                    ------------------- -------------------
                                                     Without    With     Without    With
                                                      Over-     Over-     Over-     Over-
                                                    allotment allotment allotment allotment
                                                    --------- --------- --------- ---------
Underwriting discounts and commission payable by us
Expenses payable by us.............................

   We, Warburg, Pincus Ventures and our officers and directors who own shares of our common stock have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 60 days after the date of this prospectus supplement, except we may issue securities under our employee benefit plans.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in that respect.

   In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  . Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  . Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

   A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

   We intend to use a portion of the net proceeds from the sale of our common stock to repay indebtedness owed by us to Bank of America, N.A. and Credit Suisse First Boston, New York Branch, each of whom is an affiliate of one of the underwriters of this offering.

                         NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

   By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

  . the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

  . where required by law, that the purchaser is purchasing as principal and not as agent, and

  .   the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action--Ontario Purchasers Only

   Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the shares, for rescission against us in the event that this prospectus contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the shares. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the shares. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the shares were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the shares as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

   All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

   Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

Relationship with Affiliates of Certain Underwriters

   We are in compliance with the terms of the indebtedness owed by us to affiliates of Credit Suisse First Boston Corporation and Banc of America Securities LLC. The decision of Credit Suisse First Boston Corporation and Banc of America Securities LLC to distribute our shares of common stock was not influenced by their respective affiliates that are our lenders and those affiliates had no involvement in determining whether or when to distribute our shares of common stock under this offering or the terms of this offering. Credit Suisse First Boston Corporation and Banc of America Securities LLC will not receive any benefit from this offering other than the underwriting discounts and commissions paid by us.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered by this prospectus supplement and the accompanying prospectus will be passed on for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters relating to the common stock offered by this prospectus supplement and the accompanying prospectus will be passed on by Baker Botts L.L.P., Houston, Texas, as counsel for the underwriters.

                                    EXPERTS

   The audited consolidated financial statements included in Spinnaker Exploration Company's annual report on Form 10-K for the year ended December 31, 2001, incorporated by reference in the accompanying prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference therein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

   The estimated reserve evaluations and related calculations of Ryder Scott Company, L.P., independent petroleum engineering consultants, included or incorporated by reference in this prospectus supplement and the accompanying prospectus have been included in reliance on the authority of said firm as experts in petroleum engineering.

                                 OTHER MATTERS

   On March 14, 2002, our independent public accountant, Arthur Andersen LLP, was indicted on federal obstruction of justice charges arising from the federal government's investigation of Enron Corp. Arthur Andersen LLP has pled not guilty and indicated that it intends to contest the indictment. Our Audit Committee has been monitoring these developments carefully, and has authorized management to obtain proposals from other "big five" accounting firms for our 2002 audit. We have not yet determined whether to engage independent public accountants other than Arthur Andersen LLP for our 2002 audit. As a public company, we are required to file with the Securities and Exchange Commission periodic financial statements audited or reviewed by an independent public accountant. The Securities and Exchange Commission has said that it will continue accepting financial statements audited by Arthur Andersen LLP, and interim financial statements reviewed by it, so long as Arthur Andersen LLP is able to make certain representations to its clients concerning audit quality controls.

                     GLOSSARY OF NATURAL GAS AND OIL TERMS

   The following is a description of the meanings of some of the natural gas and oil industry terms used in this prospectus supplement and the accompanying prospectus.

   Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, of crude oil or other liquid hydrocarbons.

   Bcfe. Billion cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

   Block. A block depicted on the Outer Continental Shelf Leasing and Official Protraction Diagrams issued by the U.S. Minerals Management Service or a similar depiction on official protraction or similar diagrams issued by a state bordering on the Gulf of Mexico.

   Btu or British Thermal Unit. The quantity of heat required to raise the temperature of one pound of water by one degree Fahrenheit.

   Completion. The installation of permanent equipment for the production of natural gas or oil, or in the case of a dry hole, the reporting of abandonment to the appropriate agency.

   Condensate. Liquid hydrocarbons associated with the production of a primarily natural gas reserve.

   Developed acreage. The number of acres that are allocated or assignable to productive wells or wells capable of production.

   Development well. A well drilled into a proved natural gas or oil reservoir to the depth of a stratigraphic horizon known to be productive.

   Dry hole. A well found to be incapable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

   Exploratory well. A well drilled to find and produce natural gas or oil reserves not classified as proved, to find a new reservoir in a field previously found to be productive of natural gas or oil in another reservoir or to extend a known reservoir.

   Farm-in or farm-out. An agreement under which the owner of a working interest in a natural gas and oil lease assigns the working interest or a portion of the working interest to another party who desires to drill on the leased acreage. Generally, the assignee is required to drill one or more wells in order to earn its interest in the acreage. The assignor usually retains a royalty or reversionary interest in the lease. The interest received by an assignee is a "farm-in" while the interest transferred by the assignor is a "farm-out."

   Field. An area consisting of either a single reservoir or multiple reservoirs, all grouped on or related to the same individual geological structural feature and/or stratigraphic condition.

   Gross acres or gross wells. The total acres or wells, as the case may be, in which a working interest is owned.

   Lead. A specific geographic area which, based on supporting geological, geophysical or other data, is deemed to have potential for the discovery of commercial hydrocarbons.

   MBbls. Thousand barrels of crude oil or other liquid hydrocarbons.

   Mcf. Thousand cubic feet of natural gas.

   Mcfe. Thousand cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

   MMBtu. Million British Thermal Units.

   MMcf. Million cubic feet of natural gas.

   MMcfe. Million cubic feet equivalent, determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids.

   Net acres or net wells. The sum of the fractional working interest owned in gross acres or wells, as the case may be.

   Net feet of pay. The true vertical thickness of reservoir rock estimated to both contain hydrocarbons and be capable of contributing to producing rates.

   Productive well. A well that is found to be capable of producing hydrocarbons in sufficient quantities such that proceeds from the sale of such production exceed production expenses and taxes.

   Prospect. A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.

   Proved developed reserves. Proved reserves that can be expected to be recovered from existing wells with existing equipment and operating methods.

   Proved reserves. The estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

   Proved undeveloped reserves. Proved reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

   Reservoir. A porous and permeable underground formation containing a natural accumulation of producible natural gas and/or oil that is confined by impermeable rock or water barriers and is separate from other reservoirs.

   Undeveloped acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of natural gas and oil regardless of whether such acreage contains proved reserves.

   Working interest. The operating interest that gives the owner the right to drill, produce and conduct operating activities on the property and receive a share of production.

[LOGO] RYDER SCOTT COMPANY
PETROLEUM CONSULTANTS
 1100 LOUISIANA SUITE 3800 HOUSTON, TEXAS 77002-5218 TELEPHONE (713) 651-9191 FAX (713) 651-0849

                               February 5, 2002

Spinnaker Exploration Company
1200 Smith Street, Suite 800
Houston, Texas 77002

Gentlemen:

   At your request, we have prepared an estimate of the proved reserves, future production, and income attributabloe to certain leasehold and royalty interests of Spinnaker Exploration Company (Spinnaker) as of December 31, 2001. The subject properties are located in the federal waters offshore Louisiana and in the state and federal waters offshore Texas. The income data were estimated using the Securities and Exchange Commission (SEC) guidelines for future price and cost parameters.

   The estimated proved reserves and future income amounts presented in this report are related to hydrocarbon prices. December 31, 2001 hydrocarbon prices were used in the preparation of this report as required by SEC guidelines; however, actual future prices may vary significantly from December 31, 2001 prices. Therefore, volumes of reserves actually recovered and amounts of income actually received may differ significantly from the estimated quantities presented in this report. The results of this study are summarized below.

                                SEC PARAMETERS
                    Estimated Net Reserves and Income Data
                  Certain Leasehold and Royalty Interests of
                         Spinnaker Exploration Company
                            As of December 31, 2001

                                                   Proved
                            ----------------------------------------------------
                                    Developed
                            --------------------------
                             Producing   Non-Producing Undeveloped  Total Proved
                            ------------ ------------- ------------ ------------
Net Remaining Reserves
----------------------
   Oil/Condensate--Barrels.      289,092      459,277    23,789,276   24,537,645
   Gas--MMCF...............       40,507       41,714        93,760      175,981
Income Data
-----------
   Future Gross Revenue.... $113,236,734 $119,033,372  $712,591,125 $944,861,231
   Deductions..............   15,445,031   22,219,469   318,151,935  355,816,435
                            ------------ ------------  ------------ ------------
   Future Net Income (FNI). $ 97,791,703 $ 96,813,903  $394,439,190 $589,044,796

   Discounted FNI @ 10%.... $ 91,530,934 $ 75,766,790  $247,840,945 $415,138,669

   Liquid hydrocarbons are expressed in standard 42 gallon barrels. All gas volumes are sales gas expressed in millions of cubic feet (MMCF) at the official temperature and pressure bases of the areas in which the gas reserves are located.

   The future gross revenue is after the deduction of production taxes. The deductions are comprised of the normal direct costs of operating the wells, ad valorem taxes, recompletion costs, development costs, certain gas, oil and condensate processing and transportation fees which are shown as "other" deductions, and certain abandonment costs net of salvage. The future net income is before the deduction of state and federal income taxes and general administrative overhead, and has not been adjusted for outstanding loans that may exist nor does it include any adjustment for cash on hand or undistributed income. No attempt was made to quantify or otherwise account for any accumulated gas production imbalances that may exist. Gas reserves account for approximately 50.3 percent and liquid hydrocarbon reserves account for the remaining 49.7 percent of total future gross revenue from proved reserves.


   The discounted future net income shown on the previous page was calculated using a discount rate of 10 percent per annum compounded monthly. This discounted future net income should not be construed as our estimate of fair market value.

Reserves Included in This Report

   The proved reserves included herein conform to the definition as set forth in the Securities and Exchange Commission's Regulation S-X Part 210.4-10 (a) as clarified by subsequent Commission Staff Accounting Bulletins. The definitions of proved reserves are included under the section "Reserve Definitions" attached to this report.

   Because of the direct relationship between volumes of proved undeveloped reserves and development plans, we include in the proved undeveloped category only reserves assigned to undeveloped locations that we have been assured will definitely be drilled.

   The various reserve status categories are defined under the section "Reserve Definitions" attached to this report. The proved developed non-producing reserves included herein are composed of the shut-in and behind pipe categories.

Estimates of Reserves

   In general, the proved producing reserves included herein were estimated by performance methods which utilized various extrapolations of historical production and pressure data available through December 2001; however, certain of the producing reserves were estimated by the volumetric method in those cases where there were inadequate historical performance data to establish a definitive trend and where the use of production performance data as a basis for the reserve estimates was considered to be inappropriate. The proved non-producing and undeveloped reserves included herein were estimated by the volumetric method which utilized all pertinent wells and 3-D seismic data available through December 2001.

   The reserves included in this report are estimates only and should not be construed as being exact quantities. They may or may not be actually recovered, and if recovered, the revenues therefrom and the actual costs related thereto could be more or less than the estimated amounts. Moreover, estimates of reserves may increase or decrease as a result of future operations.

Future Production Rates

   Initial production rates are based on the current producing rates for those wells now on production. Test data and other related information were used to estimate the anticipated initial production rates for those wells or locations which are not currently producing. Where applicable the estimated future production rates were held constant until a decline in ability to produce was anticipated. An estimated rate of decline was then applied to depletion of the reserves. For reserves not yet on production, sales were estimated to commence at an anticipated date furnished by Spinnaker.

   The future production rates from the wells and locations included herein may be more or less than estimated because of changes in market demand. Wells or locations which are not currently producing may start producing earlier or later than anticipated in our estimates of their future production rates.

Hydrocarbon Prices

   Spinnaker furnished us with hydrocarbon prices in effect at December 31, 2001, which take into account SEC and Financial Accounting Standards Board
(FASB) rules regarding current market prices.

   In accordance with FASB Statement No. 69, June 30, 2001 market prices were determined using the daily gas sales price or the daily oil price ("spot price") adjusted for gas gathering hub or oilfield and wellhead price differences. Spinnaker provided us with the December 31, 2001 daily prices per MMBTU of gas at Henry Hub, Louisiana, and the daily oil and condensate prices per barrel at the Cushing NYMEX Pricing Hub based on light sweet crude. The prices as specified by Spinnaker were used as the initial prices herein. The product prices used for each property reflect adjustments to these initial prices for BTU content, liquid gravity and quality, local conditions, and/or distance from market. Certain additional gas, oil and condensate processing and transportation fees are included in this report as costs and are shown as "other" deductions.

   In accordance with SEC and FASB specifications, changes in market prices subsequent to December 31, 2001 were not considered in this report. The future prices used in this report do not account for the effects of derivative instruments designated as price hedges of oil and gas quantities that may exist.

Costs

   The operating costs for the producing wells included herein were based on the operating expense reports of Spinnaker since the inception of production. The estimates of future operating costs furnished by Spinnaker for the non-producing and undeveloped wells and locations included herein were accepted as reasonable. The estimates of future operating costs include only those costs directly applicable to the leases and wells. When applicable, the operating costs include a portion of general and administrative costs allocated directly to the leases and wells under terms of operating agreements. No deduction was made for indirect costs such as general administration and overhead expenses, loan repayments, interest expenses, and exploration and development prepayments that are not charged directly to the leases or wells.

   Development costs were furnished to us by Spinnaker and are based on authorizations for expenditure for the proposed work or actual costs for similar projects. Certain gas, oil and condensate processing and transportation fees are included in this report as "other" deductions. The estimated net cost of abandonment after salvage was included for the offshore properties included herein where abandonment costs net of salvage are significant. The estimates of the net abandonment costs furnished by Spinnaker were accepted without independent verification.

   Current costs were held constant throughout the life of the properties.

General

   While it may reasonably be anticipated that the future prices received for the sale of production and the operating costs and other costs relating to such production may also increase or decrease from existing levels, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation.

   The estimates of reserves presented herein were based upon a detailed study of the properties in which Spinnaker owns an interest; however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities which may exist nor were any costs included for potential liability to restore and clean up damages, if any, caused by past operating practices. Spinnaker has informed us that they have furnished us all of the accounts, records, geological and engineering data, and reports and other data required for this investigation. The ownership interests, prices, and other factual data furnished by Spinnaker were accepted without independent verification. The estimates presented in this report are based on data available through December 2001.

   Spinnaker has assured us of their intent and ability to proceed with the development activities included in this report, and that they are not aware of any legal, regulatory or political obstacles that would significantly alter their plans.

   Neither we nor any of our employees have any interest in the subject properties and neither the employment to make this study nor the compensation is contingent on our estimates of reserves and future income for the subject properties.

                                          Very truly yours,

                                          RYDER SCOTT COMPANY, L.P.

                                          /s/ John Hodgin
                                          John E. Hodgin, C.P.G.
                                          Executive Vice President

JEH/plk

Approved:

/s/ Don P. Roesle
Don P. Roesle, P.E.
President and Chief Operating Officer

                              RESERVE DEFINITIONS


INTRODUCTION

   Reserves are those quantities of petroleum which are anticipated to be commercially recovered from known accumulations from a given date forward. All reserve estimates involve some degree of uncertainty. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data.

   Reserves estimates will generally be revised as additional geologic or engineering data become available or as economic conditions change. Reserves do not include quantities of petroleum being held in inventory, and may be reduced for usage or processing losses if required for financial reporting.

   Reserves may be attributed to either natural energy or improved recovery methods. Improved recovery methods include all methods for supplementing natural energy or altering natural forces in the reservoir to increase ultimate recovery. Examples of such methods are pressure maintenance, cycling, waterflooding, thermal methods, chemical flooding, and the use of miscible and immiscible displacement fluids. Other improved recovery methods may be developed in the future as petroleum technology continues to evolve.

PROVED RESERVES (SEC DEFINITIONS)

   Securities and Exchange Commission Regulation S-X Rule 4-10 paragraph (a) defines proved reserves as follows:

Proved oil and gas reserves. Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

       (i) Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes:

          (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and

          (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

       (ii) Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the "proved" classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

      (iii) Estimates of proved reserves do not include the following:

          (A) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves";

          (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors;

          (C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and

          (D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

Proved developed oil and gas reserves. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

Proved undeveloped reserves. Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

   Certain Staff Accounting Bulletins published subsequent to the promulgation of Regulation S-X have dealt with matters relating to the application of financial accounting and disclosure rules for oil and gas producing activities. In particular, the following interpretations extracted from Staff Accounting Bulletins set forth the Commission staff's view on specific questions pertaining to proved oil and gas reserves.

   Economic producibility of estimated proved reserves can be supported to the satisfaction of the Office of Engineering if geological and engineering data demonstrate with reasonable certainty that those reserves can be recovered in future years under existing economic and operating conditions. The relative importance of the many pieces of geological and engineering data which should be evaluated when classifying reserves cannot be identified in advance. In certain instances, proved reserves may be assigned to reservoirs on the basis of a combination of electrical and other type logs and core analyses which indicate the reservoirs are analogous to similar reservoirs in the same field which are producing or have demonstrated the ability to produce on a formation test. (extracted from SAB-35)

   In determining whether "proved undeveloped reserves" encompass acreage on which fluid injection (or other improved recovery technique) is contemplated, is it appropriate to distinguish between (i) fluid injection used for pressure maintenance during the early life of a field and (ii) fluid injection used to effect secondary recovery when a field is in the late stages of depletion? ... The Office of Engineering believes that the distinction identified in the above question may be appropriate in a few limited circumstances, such as in the case of certain fields in the North Sea. The staff will review estimates of proved reserves attributable to fluid injection in the light of the strength of the evidence presented by the registrant in support of a contention that enhanced recovery will be achieved. (extracted from SAB-35)

   Companies should report reserves of natural gas liquids which are net to their leasehold interest, i.e., that portion recovered in a processing plant and allocated to the leasehold interest. It may be appropriate in the case of natural gas liquids not clearly attributable to leasehold interests ownership to follow instruction (b) of Item 2(b)(3) of Regulation S-K and report such reserves separately and describe the nature of the ownership. (extracted from SAB-35)

   The staff believes that since coalbed methane gas can be recovered from coal in its natural and original location, it should be included in proved reserves, provided that it complies in all other respects with the definition of proved oil and gas reserves as specified in Rule 4-10(a)(2) including the requirement that methane production be economical at current prices, costs, (net of the tax credit) and existing operating conditions. (extracted from SAB-85)

   Statements in Staff Accounting Bulletins are not rules or interpretations of the Commission nor are they published as bearing the Commission's official approval; they represent interpretations and practices followed by the Division of Corporation Finance and the Office of the Chief Accountant in administering the disclosure requirements of the Federal securities laws.

SUB-CATEGORIZATION OF DEVELOPED RESERVES (SPE/WPC DEFINITIONS)

   In accordance with guidelines adopted by the Society of Petroleum Engineers
(SPE) and the World Petroleum Congress (WPC), developed reserves may be sub-categorized as producing or non-producing.

Producing. Reserves sub-categorized as producing are expected to be recovered from completion intervals which are open and producing at the time of the estimate. Improved recovery reserves are considered producing only after the improved recovery project is in operation.

Non-Producing. Reserves sub-categorized as non-producing include shut-in and behind pipe reserves. Shut-in reserves are expected to be recovered from (1) completion intervals which are open at the time of the estimate but which have not started producing, (2) wells which were shut-in awaiting pipeline connections or as a result of a market interruption, or (3) wells not capable of production for mechanical reasons. Behind pipe reserves are expected to be recovered from zones in existing wells, which will require additional completion work or future recompletion prior to the start of production.

PROSPECTUS

                                 $300,000,000

                         Spinnaker Exploration Company

                                Debt Securities
                                Preferred Stock
                                 Common Stock
                               Depositary Shares
                                   Warrants
                           Stock Purchase Contracts
                             Stock Purchase Units
                               Trust Debentures
                    Guarantee of Trust Preferred Securities

                     Spinnaker Exploration Finance Trust I

                          Trust Preferred Securities
       Guaranteed, as described herein, by Spinnaker Exploration Company

   Spinnaker Exploration Company may offer and sell the securities listed above. Spinnaker Exploration Company may offer and sell the securities listed above from time to time in one or more classes or series and in amounts, at prices and on terms that we will determine at the time of the offering. Spinnaker Exploration Finance Trust I, a Delaware business trust, may offer and sell, from time to time, trust preferred securities representing undivided beneficial interests in the assets of Spinnaker Exploration Finance Trust I. The aggregate initial public offering prices of the securities offered under this prospectus will not exceed $300,000,000.

   We will provide specific terms of these securities and the manner in which we will sell them in supplements to this prospectus. You should read this prospectus and any supplement to this prospectus carefully before you invest, including the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2000, and incorporated by reference herein.

   Our common stock is listed for trading on the New York Stock Exchange under the symbol "SKE."

                                 -------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 -------------

                The date of this prospectus is October 31, 2001

                               TABLE OF CONTENTS

ABOUT THIS PROSPECTUS......................................................  3

WHERE YOU CAN FIND MORE INFORMATION........................................  3

FORWARD-LOOKING STATEMENTS.................................................  4

SPINNAKER EXPLORATION COMPANY..............................................  5

THE TRUST..................................................................  5

USE OF PROCEEDS............................................................  7

RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES AND
  PREFERRED DIVIDENDS......................................................  7

DESCRIPTION OF DEBT SECURITIES.............................................  8

DESCRIPTION OF CAPITAL STOCK............................................... 18

DESCRIPTION OF DEPOSITARY SHARES........................................... 22

DESCRIPTION OF WARRANTS.................................................... 24

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS........... 26

DESCRIPTION OF TRUST SECURITIES............................................ 27

DESCRIPTION OF TRUST DEBENTURES............................................ 39

DESCRIPTION OF GUARANTEE................................................... 47

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE TRUST DEBENTURES AND
  THE GUARANTEE............................................................ 50

PLAN OF DISTRIBUTION....................................................... 51

LEGAL MATTERS.............................................................. 53

EXPERTS.................................................................... 53

                                 -------------

   You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is notpermitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the cover page.

   In this prospectus, references to "Spinnaker," "the Company," "we," "us" and "our" mean Spinnaker Exploration Company and not Spinnaker Exploration Finance Trust I, unless the context clearly indicates otherwise.

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf registration process, we may offer and sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $300 million. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities we will provide a prospectus supplement and attach it to this prospectus. The prospectus supplement will contain specific information about the terms of the offering and the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

   This prospectus does not contain all of the information contained in the registration statement and all of the exhibits and schedules thereto. For further information about Spinnaker, please see the complete registration statement. Summaries of agreements or other documents in this prospectus are not necessarily complete. Please refer to the exhibits to the registration statement for complete copies of such documents.

   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy any document we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549.

   You may obtain information on the operation of the public reference room in Washington, D.C. by calling the Securities and Exchange Commission at 1-800-SEC-0330.

   We file information electronically with the Securities and Exchange Commission (File No. 001-16009). Our Securities and Exchange Commission filings also are available from the Securities and Exchange Commission's Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically.

   You may also inspect and copy our Securities and Exchange Commission filings, the complete registration statement and other information at the offices of the New York Stock Exchange located at 20 Broad Street, 16th Floor, New York, New York 10005.

   The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities described in this prospectus are sold:

  . The description of our common stock contained in our Registration Statement on Form 8-A, as filed with the Securities and Exchange Commission on July 24, 2000;

  .   Our Annual Report on Form 10-K for the year ended December 31, 2000;

  . Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001; and

  .   Our Current Reports on Form 8-K filed August 24, 2001 and September 24,
      2001.

   You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning us at the following address:

                         Spinnaker Exploration Company
                         1200 Smith Street, Suite 800
                             Houston, Texas 77002
                             Attention: Secretary
                                (713) 759-1770

                          FORWARD-LOOKING STATEMENTS

   Some of the information in this prospectus, including information incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements speak only as of the date made, and we undertake no obligation to update such forward-looking statements except as required by law. The forward-looking statements may be identified by the use of the words "believe," "expect," "anticipate," "will," "contemplate," "would" and similar expressions that contemplate future events. These future events include the following matters:

  .   financial position;

  .   business strategy;

  .   budgets;

  . amount, nature and timing of capital expenditures, including future development costs;

  .   drilling of wells;

  .   natural gas and oil reserves;

  .   timing and amount of future production of natural gas and oil;

  .   operating costs and other expenses;

  .   cash flow and anticipated liquidity;

  .   prospect development and property acquisitions; and

  .   marketing of natural gas and oil.

   Numerous important factors, risks and uncertainties may affect our operating results, including:

  .   the risks associated with exploration;

  .   our ability to find, acquire, market, develop and produce new properties;

  .   natural gas and oil price volatility;

  . uncertainties in the estimation of proved reserves and in the projection of future rates of production and timing of development expenditures;

  .   operating hazards attendant to the natural gas and oil business;

  . downhole drilling and completion risks that are generally not recoverable from third parties or insurance;

  .   potential mechanical failure or under-performance of significant wells;

  .   climatic conditions;

  .   availability and cost of material and equipment;

  .   delays in anticipated start-up dates;

  .   actions or inactions of third party operators of our properties;

  .   our ability to find and retain skilled personnel;

  .   availability of capital;

  .   the strength and financial resources of our competitors;

  .   regulatory developments;

  .   environmental risks; and

  .   general economic conditions.

   Any of the factors listed above and other factors contained in this prospectus or in our periodic reports filed with the Securities and Exchange Commission and incorporated by reference in this prospectus could cause our actual results to differ materially from the results implied by these or any other forward-looking statements made by us or on our behalf. We cannot assure you that our future results will meet our expectations. You should pay particular attention to the risk factors and cautionary statements described in our Annual Report on Form 10-K for the year ended December 31, 2000.

                         SPINNAKER EXPLORATION COMPANY

   Spinnaker Exploration Company is an independent energy company engaged in the exploration, development and production of natural gas and oil in the U.S. Gulf of Mexico. At June 30, 2001, we had license rights to approximately 11,300 blocks of mostly contiguous, recent vintage 3-D seismic data in the Gulf of Mexico, including approximately 5,900 blocks from our 3-D seismic data agreement with Petroleum Geo-Services ASA. This database covers an area of approximately 39 million acres, which we believe is one of the largest recent vintage 3-D seismic databases of any independent exploration and production company in the Gulf of Mexico. We consider recent vintage 3-D seismic data to be data generated since 1990. As of June 30, 2001, we had 236 leasehold interests located in Texas state and federal waters covering approximately 890,000 gross and 454,000 net acres. We believe our regional 3-D seismic approach allows us to create and maintain a large inventory of high-quality prospects and provides us the opportunity to enhance our exploration success and efficiently deploy our capital resources. We also believe our license rights to large quantities of high-quality seismic data and our management and technical staff are important factors for our current and future success.

   Our executive offices are located at 1200 Smith Street, Suite 800, Houston, Texas 77002, and our telephone number is (713) 759-1770.

                                   THE TRUST

   Spinnaker Exploration Finance Trust I, which we refer to as the "trust," is a statutory business trust created under Delaware law through the filing of a certificate of trust with the Delaware Secretary of State on October 24, 2001. The trust's business is defined in a declaration of trust, dated as of October 23, 2001, executed by us, as sponsor, and the trustees. The declaration of trust will be amended and restated in its entirety as of the date trust preferred securities are initially issued. The declaration of trust, as amended and restated, is referred to in this prospectus as the "trust agreement." The trust agreement has been qualified under the Trust Indenture Act of 1939.

   The trust exists for the exclusive purposes of:

  . issuing and selling trust preferred securities and trust common securities;

  . using the proceeds from the sale of trust preferred securities and trust common securities to acquire from us junior subordinated debentures, referred to in this prospectus as "trust debentures;" and

  . engaging in only those other activities necessary or incidental to these purposes.

   The trust's business and affairs will be conducted by its trustees, as provided in the trust agreement. Unless otherwise indicated in the applicable accompanying prospectus supplement, at the time of the issuance of trust preferred securities, the initial trustees for the trust consist of (1) a property trustee, (2) a Delaware trustee and (3) two or more individuals, who may be our employees, that will serve as administrative trustees. The property trustee and the Delaware trustee, together with the administrative trustees, are collectively referred to as the "trustees" in this prospectus. We, as the holder of the common securities of the trust, or, if an event of default under the trust agreement has occurred and is continuing, the holders of not less than a majority in liquidation amount of the trust preferred securities, will be entitled to appoint, remove or replace the property trustee and the Delaware trustee. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the administrative trustees. Such voting rights will be vested exclusively in us as the holder of the common securities of the trust. The trust will have no assets other than the trust debentures. The trust will have no revenue other than payments under the trust debentures. We will pay all expenses of the trust.

   We will, directly or indirectly, acquire all of the trust common securities of the trust, which will have an aggregate liquidation amount equal to at least 3 percent of the total capital of the trust.

   The rights of the holders of the trust preferred securities are set forth in the trust agreement and the Delaware Business Trust Act. The term of the trust will be set forth in the applicable prospectus supplement. The location of the principal executive office of the trust is c/o Spinnaker Exploration Company, 1200 Smith Street, Suite 800, Houston, Texas 77002, and the telephone number is
(713) 759-1770.

                                USE OF PROCEEDS

   Unless otherwise provided in a prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus and any prospectus supplement for our general corporate purposes, which may include repayment of indebtedness, additions to our working capital and capital expenditures. The net proceeds may be invested temporarily until they are used for their stated purpose.

                    RATIOS OF EARNINGS TO FIXED CHARGES AND
                COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

   The following table contains our consolidated ratios of earnings to fixed charges and earnings to fixed charges plus dividends for the periods indicated.

                                                                                       Six
                                                                                      Months
                                                                                      Ended
                                                            Year Ended December 31,  June 30,
                                                           ------------------------- --------
                                                           1996 1997 1998 1999 2000    2001
                                                           ---- ---- ---- ---- ----- --------
Ratio of earnings to fixed charges........................  (1)  (1)  (1)  (1) 66.35  216.51
Ratio of earnings to fixed charges and preferred dividends  (2)  (2)  (2)  (2) 66.35  216.51

---------------------
(1)Spinnaker had no fixed charges for the period from inception (December 20, 1996) through December 31, 1996. Earnings were inadequate to cover fixed charges by $2.2 million, $7.1 million and $2.3 million for the years ended December 31, 1997, 1998 and 1999, respectively.
(2)Earnings were inadequate to cover fixed charges and preferred dividends by $0.3 million for the period from inception (December 20, 1996) through December 31, 1996 and by $3.5 million, $14.2 million and $10.2 million for the years ended December 31, 1997, 1998 and 1999, respectively.

   For purposes of computing the ratios of earnings to fixed charges and earnings to fixed charges plus dividends, "earnings" consist of income before provision for income taxes plus fixed charges (excluding capitalized interest) and "fixed charges" consist of interest expensed and capitalized, amortization of debt discount and expense relating to indebtedness and the portion of rental expense representative of the interest factor attributable to leases for rental property.

   As of the date of this prospectus, there are no outstanding shares of preferred stock.

                        DESCRIPTION OF DEBT SECURITIES

   Any debt securities issued using this prospectus will be either our senior debt securities or our subordinated debt securities. The senior debt securities and the subordinated debt securities will be issued under separate indentures among us, our subsidiaries, if our subsidiaries are guarantors of the debt securities, and a U.S. banking institution (a "Debt Securities Trustee"). Senior debt securities will be issued under a "Senior Indenture" and subordinated debt securities will be issued under a "Subordinated Indenture." Together the Senior Indenture and the Subordinated Indenture are called "Indentures."

   The debt securities may be issued from time to time in one or more series. The particular terms of each series that is offered by a prospectus supplement will be described in the prospectus supplement.

   We have summarized selected provisions of the Indentures below. The summary is not complete. The forms of the Indentures have been filed as exhibits to the registration statement and you should read the Indentures for provisions that may be important to you. Whenever we refer in this prospectus or in the prospectus supplement to particular sections or defined terms of the Indentures, such sections or defined terms are incorporated by reference herein or therein, as applicable. Capitalized terms used in the summary have the meanings specified in the Indentures.

General

   The Indentures provide that debt securities in separate series may be issued thereunder from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. We will determine the terms and conditions of the debt securities, including the maturity, principal and interest, but those terms must be consistent with the Indenture. The debt securities will be our unsecured obligations. If the prospectus supplement so indicates, the debt securities will be convertible into our common stock as described under "-- Conversion of Debt Securities."

   The senior debt securities will rank equally with all of our other senior unsecured and unsubordinated debt ("Senior Debt"). The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all of our Senior Debt as described under "-- Subordination of Subordinated Debt Securities" and in the prospectus supplement applicable to any subordinated debt securities.

   If specified in the prospectus supplement, our subsidiaries (the "Subsidiary Guarantors") will unconditionally guarantee (the "Subsidiary Guarantees") on a joint and several basis the debt securities as described under "--Subsidiary Guarantees" and in the prospectus supplement. The Subsidiary Guarantees will be unsecured obligations of each Subsidiary Guarantor. Subsidiary Guarantees of subordinated debt securities will be subordinated to the Senior Debt of the Subsidiary Guarantors on the same basis as the subordinated debt securities are subordinated to our Senior Debt.

   The applicable prospectus supplement will set forth the price or prices at which the debt securities to be offered will be issued and will describe the following terms of such debt securities:

    (1)the title of the debt securities;

    (2)whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the related subordination terms;

    (3)whether the Subsidiary Guarantors will provide Subsidiary Guarantees of the debt securities;

    (4)any limit on the aggregate principal amount of the debt securities;

    (5)the dates on which the principal of the debt securities will be payable;

    (6)the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

    (7)the places where payments on the debt securities will be payable;

    (8)any terms upon which the debt securities may be redeemed, in whole or in part, at our option;

    (9)any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

   (10)the portion of the principal amount, if less than all, of the debt securities that will be payable upon declaration of acceleration of the Maturity of the debt securities;

   (11)whether the debt securities are defeasible;

   (12)any addition to or change in the Events of Default;

   (13)whether the debt securities are convertible into our common stock and, if so, the terms and conditions upon which conversion will be effected, including the initial conversion price or conversion rate ("the Conversion Price") and any adjustments thereto in addition to or different from those described in this prospectus, the conversion period and other conversion provisions in addition to or in lieu of those described in this prospectus;

   (14)any addition to or change in the covenants in the Indenture applicable to any of the debt securities; and

   (15)any other terms of the debt securities not inconsistent with the provisions of the Indenture.

   Debt securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Special United States federal income tax considerations applicable to debt securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, special United States federal income tax or other considerations applicable to any debt securities that are denominated in a currency or currency unit other than United States dollars may be described in the applicable prospectus supplement.

Subordination of Subordinated Debt Securities

   The indebtedness evidenced by the subordinated debt securities will, to the extent set forth in the Subordinated Indenture with respect to each series of subordinated debt securities, be subordinate in right of payment to the prior payment in full of all of our Senior Debt, including the senior debt securities, and it may also be senior in right of payment to all of our Subordinated Debt. The prospectus supplement relating to any subordinated debt securities will summarize the subordination provisions of the Subordinated Indenture applicable to that series, including:

  . the applicability and effect of such provisions upon any payment or distribution of our assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets or any bankruptcy, insolvency or similar proceedings;

  . the applicability and effect of such provisions in the event of specified defaults with respect to any Senior Debt, including the circumstances under which and the periods in which we will be prohibited from making payments on the subordinated debt securities; and

  . the definition of Senior Debt applicable to the subordinated debt securities of that series and, if the series is issued on a senior subordinated basis, the definition of Subordinated Debt applicable to that series.

   The prospectus supplement will also describe as of a recent date the approxim amount of Senior Debt to which the subordinated debt securities of that series will be subordinated.

   The failure to make any payment on any of the subordinated debt securities by reason of the subordination provisions of the Subordinated Indenture described in the prospectus supplement will not be construed as preventing the occurrence of an Event of Default with respect to the subordinated debt securities arising from any such failure to make payment.

   The subordination provisions described above will not be applicable to payments in respect of the subordinated debt securities from a defeasance trust established in connection with any defeasance or covenant defeasance of the subordinated debt securities as described under "-- Defeasance and Covenant Defeasance."

Conversion of Debt Securities

   The Indentures may provide for a right of conversion of debt securities into our common stock (or cash in lieu thereof). The following provisions will apply to debt securities that are convertible debt securities unless otherwise provided in the prospectus supplement for such debt securities.

   The Holder of any convertible debt securities will have the right exercisable at any time prior to the close of business on the second Business Day prior to their Stated Maturity, unless previously redeemed or otherwise purchased by us, to convert such debt securities into shares of common stock at the Conversion Price set forth in the prospectus supplement, subject to adjustment. The Holder of convertible debt securities may convert any portion thereof which is $1,000 in principal amount or any multiple thereof.

   In certain events, the Conversion Price will be subject to adjustment as set forth in the prospectus supplement.

Subsidiary Guarantees

   If specified in the prospectus supplement, the Subsidiary Guarantors will guarantee the debt securities of a series. Unless otherwise indicated in the prospectus supplement, the following provisions will apply to the Subsidiary Guarantees of the Subsidiary Guarantors.

   Subject to the limitations described below and in the prospectus supplement, the Subsidiary Guarantors will, jointly and severally, unconditionally guarantee the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all our obligations under the Indentures and the debt securities of a series, whether for principal of, premium, if any, or interest on the debt securities or otherwise (all such obligations guaranteed by a Subsidiary Guarantor being herein called the "Guaranteed Obligations"). The Subsidiary Guarantors will also pay all expenses (including reasonable counsel fees and expenses) incurred by the applicable Debt Securities Trustee in enforcing any rights under a Subsidiary Guarantee with respect to a Subsidiary Guarantor.

   In the case of subordinated debt securities, a Subsidiary Guarantor's Subsidiary Guarantee will be subordinated in right of payment to the Senior Debt of such Subsidiary Guarantor on the same basis as the subordinated debt securities are subordinated to our Senior Debt. No payment will be made by any Subsidiary Guarantor under its Subsidiary Guarantee during any period in which payments by us on the subordinated debt securities are suspended by the subordination provisions of the Subordinated Indenture.

   Each Subsidiary Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the relevant Subsidiary Guarantor without rendering such Subsidiary Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

   Each Subsidiary Guarantee will be a continuing guarantee and will:

    (1)remain in full force and effect until either (a) payment in full of all the Guaranteed Obligations (or the applicable debt securities are defeased and discharged in accordance with the defeasance provisions of the Indentures) or (b) released as described in the following paragraph;

    (2)be binding upon each Subsidiary Guarantor; and

    (3)inure to the benefit of and be enforceable by the applicable Debt Securities Trustee, the Holders and their successors, transferees and assigns.

   In the event that a Subsidiary Guarantor ceases to be a Subsidiary, whether as a result of a disposition of all or substantially all of the assets or all of the Capital Stock of such Subsidiary Guarantor, by way of sale, merger, consolidation or otherwise, such Subsidiary Guarantor will be deemed released and relieved of its obligations under its Subsidiary Guarantee without any further action required on the part of the Debt Securities Trustee or any Holder, and no other person acquiring or owning the assets or Capital Stock of such Subsidiary Guarantor will be required to enter into a Subsidiary Guarantee; provided, in each case, that the transaction or transactions resulting in such Subsidiary Guarantor's ceasing to be a Subsidiary are carried out pursuant to and in compliance with all of the applicable covenants in the Indenture. In addition, the prospectus supplement may specify additional circumstances under which a Subsidiary Guarantor can be released from its Subsidiary Guarantee.

Form, Exchange and Transfer

   The debt securities of each series will be issuable only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples thereof.

   At the option of the Holder, subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, debt securities of each series will be exchangeable for other debt securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount.

   Subject to the terms of the applicable Indenture and the limitations applicable to Global Securities, debt securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by us for such purpose. No service charge will be made for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Security Registrar and any other transfer agent initially designated by us for any debt securities will be named in the applicable prospectus supplement. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each Place of Payment for the debt securities of each series.

   If the debt securities of any series (or of any series and specified terms) are to be redeemed in part, we will not be required to (i) issue, register the transfer of or exchange any debt security of that series (or of that series and specified terms, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such debt security that may be selected for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any debt security so selected for redemption, in whole or in part, except the unredeemed portion of any such debt security being redeemed in part.

Global Securities

   Some or all of the debt securities of any series may be represented, in whole or in part, by one or more Global Securities which will have an aggregate principal amount equal to that of the debt securities represented thereby. Each Global Security will be registered in the name of a Depositary or its nominee identified in the applicable prospectus supplement, will be deposited with such Depositary or nominee or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the applicable Indenture.

   Notwithstanding any provision of the Indentures or any debt security described in this prospectus, no Global Security may be exchanged in whole or in part for debt securities registered, and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the Depositary for such Global Security or any nominee of such Depositary unless:

    (1)the Depositary has notified us that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the applicable Indenture;

    (2)an Event of Default with respect to the debt securities represented by such Global Security has occurred and is continuing and the Security Registrar has received a written request from the Depositary to issue certificated debt securities; or

    (3)other circumstances exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement.

All debt securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct.

   As long as the Depositary, or its nominee, is the registered Holder of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and Holder of such Global Security and the debt securities that it represents for all purposes under the debt securities and the applicable Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a Global Security will not be entitled to have such Global Security or any debt securities that it represents registered in their names, will not receive or be entitled to receive physical delivery of certificated debt securities in exchange therefor and will not be considered to be the owners or Holders of such Global Security or any debt securities that is represents for any purpose under the debt securities or the applicable Indenture. All payments on a Global Security will be made to the Depositary or its nominee, as the case may be, as the Holder of the security. The laws of some jurisdictions require that some purchasers of debt securities take physical delivery of such debt securities in definitive form. These laws may impair the ability to transfer beneficial interests in a Global Security.

   Ownership of beneficial interests in a Global Security will be limited to institutions that have accounts with the Depositary or its nominee ("participants") and to persons that may hold beneficial interests through participants. In connection with the issuance of any Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the Global Security to the accounts of its participants. Ownership of beneficial interests in a Global Security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary (with respect to participants' interests) or any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a Global Security may be subject to various policies and procedures adopted by the Depositary from time to time. None of us, the Subsidiary Guarantors, the Debt Securities Trustees or the agents of our company, the Subsidiary Guarantors or the Debt Securities Trustees will have any responsibility or liability for any aspect of the Depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Payment and Paying Agents

   Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any Interest Payment Date will be made to the Person in whose name such debt security (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest payment.

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   Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the debt securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as we may designate for such purpose from time to time, except that at our option payment of any interest may be made by check mailed to the address of the Person entitled thereto as such address appears in the Security Register. Unless otherwise indicated in the applicable prospectus supplement, the corporate trust office of the Debt Securities Trustee under the Senior Indenture in The City of New York will be designated as sole Paying Agent for payments with respect to senior debt securities of each series, and the corporate trust office of the Debt Securities Trustee under the Subordinated Indenture in The City of New York will be designated as the sole Paying Agent for payment with respect to subordinated debt securities of each series. Any other Paying Agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that we will be required to maintain a Paying Agent in each Place of Payment for the debt securities of a particular series.

   All moneys paid by us to a Paying Agent for the payment of the principal of or any premium or interest on any debt security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the Holder of such debt security thereafter may look only to us for payment thereof.

Consolidation, Merger and Sale of Assets

   We may not consolidate with or merge into, or transfer, lease or otherwise dispose of all or substantially all of our assets to, any Person (a "successor Person"), and may not permit any Person to consolidate with or merge into us, unless:

    (1)the successor Person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes our obligations on the debt securities and under the Indentures;

    (2)immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and

    (3)several other conditions, including any additional conditions with respect to any particular debt securities specified in the applicable prospectus supplement, are met.

Events of Default

   Unless otherwise specified in the prospectus supplement, each of the following will constitute an Event of Default under the applicable Indenture with respect to debt securities of any series:

    (1)failure to pay principal of or any premium on any debt security of that series when due, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

    (2)failure to pay any interest on any debt securities of that series when due, continued for 30 days, whether or not, in the case of subordinated debt securities, such payment is prohibited by the subordination provisions of the Subordinated Indenture;

    (3)failure to deposit any sinking fund payment, when due, in respect of any debt security of that series, whether or not, in the case of subordinated debt securities, such deposit is prohibited by the subordination provisions of the Subordinated Indenture;

    (4)failure to perform or comply with the provisions described under "Consolidation, Merger and Sale of Assets";

    (5)failure to perform any of our other covenants in such Indenture (other than a covenant included in such Indenture solely for the benefit of a series other than that series), continued for 60 days after written notice has been given by the applicable Debt Securities Trustee, or the Holders of at least 25 percent in principal amount of the Outstanding Debt Securities of that series, as provided in such Indenture;

    (6)certain events of bankruptcy, insolvency or reorganization affecting us, any Significant Subsidiary or any group of Subsidiaries that together would constitute a Significant Subsidiary; and

    (7)in the case of debt securities guaranteed by any Subsidiary Guarantor, the Subsidiary Guarantee of any Subsidiary Guarantor is held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of the applicable Indenture) or any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor denies or disaffirms such Subsidiary Guarantor's obligations under its Subsidiary Guarantee (other than by reason of a release of such Subsidiary Guarantor from its Subsidiary Guarantee in accordance with the terms of the applicable Indenture).

   If an Event of Default (other than an Event of Default described in clause
(6) above) with respect to the debt securities of any series at the time Outstanding shall occur and be continuing, either the applicable Debt Securities Trustee or the Holders of at least 25 percent in principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the debt securities of that series (or, in the case of any debt security that is an Original Issue Discount Debt Security or the principal amount of which is not then determinable, such portion of the principal amount of such debt security, or such other amount in lieu of such principal amount, as may be specified in the terms of such debt security) to be due and payable immediately. If an Event of Default described in clause (6) above with respect to the debt securities of any series at the time Outstanding shall occur, the principal amount of all the debt securities of that series (or, in the case of any such Original Issue Discount Security or other debt security, such specified amount) will automatically, and without any action by the applicable Debt Securities Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the applicable Indenture. For information as to waiver of defaults, see "--Modification and Waiver" below.

   Subject to the provisions of the Indentures relating to the duties of the Debt Securities Trustees in case an Event of Default shall occur and be continuing, each Debt Securities Trustee will be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to such Debt Securities Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Debt Securities Trustees, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debt Securities Trustee or exercising any trust or power conferred on the Debt Securities Trustee with respect to the debt securities of that series.

   No Holder of a debt security of any series will have any right to institute any proceeding with respect to the applicable Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

    (1)such Holder has previously given to the Debt Securities Trustee under the applicable Indenture written notice of a continuing Event of Default with respect to the debt securities of that series;

    (2)the Holders of at least 25 percent in principal amount of the Outstanding Debt Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity, to the Debt Securities Trustee to institute such proceeding as trustee; and

    (3)the Debt Securities Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer.

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

   However, such limitations do not apply to a suit instituted by a Holder of a debt security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security or, if applicable, to convert such debt security.

   We will be required to furnish to each Debt Securities Trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the applicable Indenture and, if so, specifying all such known defaults.

Modification and Waiver

   Modifications and amendments of an Indenture may be made by us, the Subsidiary Guarantors and the applicable Debt Securities Trustee with the consent of the Holders of a majority in principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

    (1)change the Stated Maturity of the principal of, or any installment of principal of or interest on, any debt security;

    (2)reduce the principal amount of, or any premium or interest on, any debt security;

    (3)reduce the amount of principal of an Original Issue Discount Security or any other debt security payable upon acceleration of the Maturity thereof;

    (4)change the place or currency of payment of principal of, or any premium or interest on, any debt security;

    (5)impair the right to institute suit for the enforcement of any payment on or any conversion right with respect to any debt security;

    (6)in the case of subordinated debt securities, modify the subordination or conversion provisions in a manner adverse to the Holders of the subordinated debt securities;

    (7)except as provided in the applicable Indenture, release the Subsidiary Guarantee of a Subsidiary Guarantor;

    (8)reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture;

    (9)reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; or

   (10)modify such provisions with respect to modification and waiver.

   The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive compliance by us with certain restrictive provisions of the applicable Indenture. The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may waive any past default under the applicable Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series affected.

   The Indentures provide that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under such Indenture as of any date:

    (1)the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date;

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

    (2)if, as of such date, the principal amount payable at the Stated Maturity of a debt security is not determinable (for example, because it is based on an index), the principal amount of such debt security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such debt security; and

    (3)the principal amount of a debt security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such debt security, of the principal amount of such debt security (or, in the case of a debt security described in clause (1) or (2) above, of the amount described in such clause).

   Certain debt securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1502, will not be deemed to be Outstanding.

   Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the applicable Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Debt Securities Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Debt Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such debt securities within a specified period following the record date. For any particular record date, this period will be 180 days or such other period as may be specified by us (or the Debt Securities Trustee, if it set the record date), and may be shortened or lengthened (but not beyond 180 days) from time to time.

Defeasance and Covenant Defeasance

   If and to the extent indicated in the applicable prospectus supplement, we may elect, at our option at any time, to have the provisions of Section 1502, relating to defeasance and discharge of indebtedness, or Section 1503, relating to defeasance of certain restrictive covenants applied to the debt securities of any series, or to any specified part of a series.

   Defeasance and Discharge. The Indentures provide that, upon our exercise of our option (if any) to have Section 1502 applied to any debt securities, we and, if applicable, each Subsidiary Guarantor will be discharged from all our obligations, and, if such debt securities are subordinated debt securities, the provisions of the Subordinated Indenture relating to subordination (but not to conversion, if applicable) will cease to be effective, with respect to such debt securities (except for certain obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such debt securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such debt securities. Such defeasance or discharge may occur only if, among other things:

    (1)we have delivered to the applicable Debt Securities Trustee an Opinion of Counsel to the effect that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur;

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

    (2)no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing;

    (3)such deposit, defeasance and discharge will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or by which we are bound;

    (4)in the case of subordinated debt securities, at the time of such deposit, no default in the payment of all or a portion of principal of (or premium, if any) or interest on any of our Senior Debt shall have occurred and be continuing, no event of default shall have resulted in the acceleration of any of our Senior Debt and no other event of default with respect to any of our Senior Debt shall have occurred and be continuing permitting after notice or the lapse of time, or both, the acceleration thereof; and

    (5)we have delivered to the Debt Securities Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Debt Securities Trustee or the trust so created to be subject to the Investment Company Act of 1940.

   Defeasance of Certain Covenants. The Indentures provide that, upon our exercise of our option (if any) to have Section 1503 applied to any debt securities, we may omit to comply with certain restrictive covenants, including those that may be described in the applicable prospectus supplement, the occurrence of certain Events of Default, which are described above in clause
(5) (with respect to such restrictive covenants) and clauses (6) and (7) under "--Events of Default" and any that may be described in the applicable prospectus supplement, will not be deemed to either be or result in an Event of Default and, if such debt securities are subordinated debt securities, the provisions of the Subordinated Indenture relating to subordination (but not to conversion, if applicable) will cease to be effective, in each case with respect to such debt securities. In order to exercise such option, we must deposit, in trust for the benefit of the Holders of such debt securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such debt securities on the respective Stated Maturities in accordance with the terms of the applicable Indenture and such debt securities. Such covenant defeasance may occur only if we have delivered to the applicable Debt Securities Trustee an Opinion of Counsel that in effect says that Holders of such debt securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur, and the requirements set forth in clauses (2),
(3), (4) and (5) above are satisfied. If we exercise this option with respect to any debt securities and such debt securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such debt securities at the time of their respective Stated Maturities but may not be sufficient to pay amounts due on such debt securities upon any acceleration resulting from such Event of Default. In such case, we would remain liable for such payments.

Notices

   Notices to Holders of debt securities will be given by mail to the addresses of such Holders as they may appear in the Security Register.

Title

   We, the Subsidiary Guarantors, the Debt Securities Trustees and any agent of us, the Subsidiary Guarantors or a Debt Securities Trustee may treat the Person in whose name a debt security is registered as the absolute owner of the debt security (whether or not such debt security may be overdue) for the purpose of making payment and for all other purposes.

Governing Law

   The Indentures and the debt securities will be governed by, and construed in accordance with, the law of the State of New York.

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                         DESCRIPTION OF CAPITAL STOCK

   As of September 30, 2001, our authorized capital stock was 60,000,000 shares. Those shares consisted of: 10,000,000 shares of preferred stock, par value $0.01 per share, none of which were outstanding; and 50,000,000 shares of common stock, par value $0.01 per share, of which 27,202,403 shares were outstanding.

Common Stock

   Subject to any special voting rights of any series of preferred stock that we may issue in the future, each share of common stock has one vote on all matters voted on by our stockholders, including the election of our directors. No share of common stock affords any cumulative voting or preemptive rights or is convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. Holders of common stock will be entitled to dividends in the amounts and at the times declared by our board of directors in its discretion out of funds legally available for the payment of dividends.

   Holders of common stock will share equally in our assets on liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

   At the direction of our board of directors, we may issue shares of preferred stock from time to time. Our board of directors may, without any action by holders of the common stock:

  . adopt resolutions to issue preferred stock in one or more classes or series;

  . fix or change the number of shares constituting any class or series of preferred stock; and

  . establish or change the rights of the holders of any class or series of preferred stock.

   The rights any class or series of preferred stock may include:

  .   general or special voting rights;

  .   preferential liquidation or preemptive rights;

  .   preferential cumulative or noncumulative dividend rights;

  .   redemption or put rights; and

  .   conversion or exchange rights.

   We may issue shares of or rights to purchase preferred stock, the terms of which might:

  . adversely affect voting or other rights evidenced by, or amounts otherwise payable with respect to, the common stock;

  .   discourage an unsolicited proposal to acquire us; or

  .   facilitate a particular business combination involving us.

   Any of these actions could discourage a transaction that some or a majority of our stockholders might believe to be in their best interests or in which our stockholders might receive a premium for their stock over its then market price.

   The prospectus supplement will specify any terms of any series of preferred stock offered by it including:

  . the series, the number of shares offered and the liquidation value of the preferred stock;

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

  .   the price at which the preferred stock will be issued;

  . the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;

  .   the liquidation preference of the preferred stock;

  . whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

  . whether the preferred stock is convertible into or exchangeable for any other securities, and the terms of any such conversion or exchange; and

  . any additional rights, preferences, qualifications, limitations or restrictions of the preferred stock.

   The description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the statement of resolution relating to the applicable series of preferred stock. The registration statement of which this prospectus forms a part will include the statement of resolution as an exhibit or incorporate it by reference.

Registration Rights

   Spinnaker, Warburg, Pincus Ventures and some of our other stockholders are parties to a registration rights agreement. That agreement grants Warburg, Pincus Ventures the right to require us to file a registration statement covering all or part of their shares of common stock at our expense, subject to the following restrictions:

  . we are not required to register the shares if Warburg, Pincus Ventures proposes to sell the shares at an aggregate price to the public of less than $20.0 million;

  . we are not required to effect more than one requested registration for an underwritten offering in any six-month period; and

  . we generally are not required to effect more than two requested registrations for underwritten offerings and more than one requested registration covering the resale of securities for Warburg, Pincus Ventures unless we are then eligible to register the requested sale on Securities and Exchange Commission Form S-3.

   Some of our stockholders also have rights to include their shares, at our expense, in a registration statement filed by us for purposes of a public offering. An underwriter participating in these offerings may limit the number of shares offered, and the number will be allocated first to us and then to participating stockholders on a pro rata basis.

Anti-Takeover Provisions of our Certificate of Incorporation and Bylaws

  Business Combinations under Delaware Law

   We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. Section 203 prevents an interested stockholder, a person who owns 15 percent or more of our outstanding voting stock, from engaging in business combinations with Spinnaker for three years following the time that the person becomes an interested stockholder. These restrictions do not apply if:

  . before the person becomes an interested stockholder, our board of directors approves the business combination or the transaction in which the person becomes an interested stockholder;

  . upon completion of the transaction that results in the person becoming an interested stockholder, the interested stockholder owns at least 85 percent of our outstanding voting stock at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those

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

      shares owned by persons who are directors and also officers and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  . at or following the time of the transaction in which the person became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of our stockholders, and not by obtaining the written consent of our stockholders, by the affirmative vote of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

   The law does not apply to interested stockholders, such as Warburg, Pincus Ventures, who became an interested stockholder before our common stock was listed on The Nasdaq National Market or the New York Stock Exchange.

   The law defines the term "business combination" to encompass a wide variety of transactions with or caused by an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. This law could have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock.

  Written Consent of Stockholders

   Our certificate of incorporation provides that any action by our stockholders must be taken at an annual or special meeting of stockholders. Special meetings of the stockholders may be called only by the board of directors.

  Advance Notice Procedure for Stockholder Proposals

   Our bylaws establish an advance notice procedure for the nomination of candidates for election as directors as well as for stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director must be delivered to or mailed and received at our principal executive offices as follows:

  . With respect to an election to be held at the annual meeting of stockholders, not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year's annual meeting of stockholders.

  . With respect to an election to be held at a special meeting of stockholders for the election of directors, not earlier than the close of business on the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the special meeting or the 10th day following the day on which public disclosure is first made of the date of the special meeting, and must contain specified information concerning the person to be nominated.

   Notice of stockholders' intent to raise business at an annual meeting must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the preceding year's annual meeting of stockholders. These procedures may operate to limit the ability of stockholders to bring business before a stockholders meeting, including with respect to the nomination of directors or considering any transaction that could result in a change of control.

Limitation of Liability and Indemnification of Officers and Directors

   Limitation of Liability. Delaware law authorizes corporations to limit or eliminate the personal liability of their officers and directors to them and their stockholders for monetary damages for breach of officers' and directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, officers and directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, officers and directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission.

   Our certificate of incorporation limits the liability of our directors to us or our stockholders to the fullest extent permitted by Delaware law. Specifically, our directors will not be personally liable for monetary damages for breach of a director's fiduciary duty in such capacity, except for liability:

  . for any breach of the director's duty of loyalty to Spinnaker or our stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

  . for any transaction from which the director derived an improper personal benefit.

   Indemnification. Delaware law also authorizes corporations to indemnify its officers, directors, employees and agents for liabilities, other than liabilities to the corporation, arising because such individual was an officer, director, employee or agent of the corporation so long as the individual acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and not unlawful.

   Our bylaws provide that our officers and directors will be indemnified by us for liabilities arising because such individual was an officer or director of Spinnaker to the fullest extent permitted by Delaware law. Our bylaws also provide that we may, by action of our board of directors, provide similar indemnification to our employees and agents. The inclusion of these provisions in our certificate of incorporation and our bylaws may reduce the likelihood of derivative litigation against our officers and directors and may discourage or deter our stockholders or management from bringing a lawsuit against our officers and directors for breach of their duty of care, even though the action, if successful, might otherwise have benefited us and our stockholders. These provisions in our certificate of incorporation and bylaws do not alter the liability of our officers and directors under federal securities laws and do not affect the right to sue under federal securities laws for violations thereof.

   At present, we are not aware of any pending litigation or proceeding involving any director, officer, employee or agent of Spinnaker where indemnification will be required or permitted. Furthermore, we are not aware of any threatened litigation or proceeding that might result in a claim for indemnification.

Transfer Agent and Registrar

   The transfer agent and registrar of our common stock is Computershare Trust Co., Inc.

                       DESCRIPTION OF DEPOSITARY SHARES

General

   We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the "Bank Depositary"). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

   We have summarized selected provisions of a depositary agreement and the related depositary receipts. The summary is not complete. The forms of the deposit agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the Securities and Exchange Commission on a Current Report on Form 8-K prior to our offering of the depositary shares, and you should read such documents for provisions that may be important to you.

Dividends and Other Distributions

   If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. If the Bank Depositary, however, determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

   If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

   Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date (which will be the same date as the record date for the preferred stock) may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder's depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action which the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

   The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (i) all outstanding depositary shares have been redeemed or (ii) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

   We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Bank Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Withdrawal of Preferred Stock

   Upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

   The Bank Depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the Bank Depositary and that we are required to furnish to the holders of the preferred stock.

   Neither the Bank Depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the Bank Depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

   The Bank Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Bank Depositary. Any such resignation or removal will take effect upon the appointment of a successor Bank Depositary and its acceptance of such appointment. Such successor Bank Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

                            DESCRIPTION OF WARRANTS

General Description of Warrants

   We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. A form of the applicable warrant agreement will be filed with the Securities and Exchange Commission on Form 8-K prior to any offering of the applicable warrants.

Debt Warrants

   The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of those warrants, including the following:

  .   the title of the warrants;

  .   the offering price for the warrants, if any;

  .   the aggregate number of the warrants;

  . the designation and terms of the debt securities purchasable upon exercise of the warrants;

  . if applicable, the designation and terms of the debt securities that the warrants are issued with and the number of warrants issued with each debt security;

  . if applicable, the date from and after which the warrants and any debt securities issued with them will be separately transferable;

  . the principal amount of debt securities that may be purchased upon exercise of a warrant and the price at which the debt securities may be purchased upon exercise;

  . the dates on which the right to exercise the warrants will commence and expire;

  . if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  . whether the warrants represented by the warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

  .   information relating to book-entry procedures, if any;

  . the currency or currency units in which the offering price, if any, and the exercise price are payable;

  . if applicable, a discussion of material United States federal income tax considerations;

  .   anti-dilution provisions of the warrants, if any;

  .   redemption or call provisions, if any, applicable to the warrants;

  . any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

  .   any other information we think is important about the warrants.

Stock Warrants

   The prospectus supplement relating to a particular issue of warrants to issue common stock or preferred stock will describe the terms of the common stock warrants and preferred stock warrants, including the following:

  .   the title of the warrants;

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

  .   the offering price for the warrants, if any;

  .   the aggregate number of the warrants;

  . the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

  . if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

  . if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

  . the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

  .   the dates on which the right to exercise the warrants commence and expire;

  . if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  . the currency or currency units in which the offering price, if any, and the exercise price are payable;

  . if applicable, a discussion of material United States federal income tax considerations;

  .   anti-dilution provisions of the warrants, if any;

  .   redemption or call provisions, if any, applicable to the warrants;

  . any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

  .   any other information we think is important about the warrants.

Exercise of Warrants

   Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the principal amount of debt securities or shares of preferred stock or common stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

   Until you exercise your warrants to purchase our debt securities, preferred stock or common stock, you will not have any rights as a holder of our debt securities, preferred stock or common stock, as the case may be, by virtue of your ownership of warrants.

                    DESCRIPTION OF STOCK PURCHASE CONTRACTS
                           AND STOCK PURCHASE UNITS

   We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as "stock purchase contracts." The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities, warrants or debt obligations of third parties, including U.S. treasury securities, securing the holders' obligations to purchase the securities under the stock purchase contracts, which we refer to herein as "stock purchase units." The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or refunded on some basis.

   The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units, which will be filed with the Securities and Exchange Commission each time we issue stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

                        DESCRIPTION OF TRUST SECURITIES

   The trust may issue trust preferred securities and trust common securities, which we refer to collectively as the "trust securities," under the terms of the trust agreement. The trust preferred securities will represent undivided beneficial interests in the assets of the trust. We will own all of the trust common securities. Selected provisions of the trust agreement are summarized below. This summary is not complete and contains only a general description of the trust preferred securities. Any of the following terms may be changed, as set forth in a prospectus supplement. A form of trust agreement has been filed as an exhibit to the registration statement and you should read the trust agreement for provisions that may be important to you. A definitive form of trust agreement will be filed with the Securities and Exchange Commission on a Form 8-K if we issue trust preferred securities. The trust agreement will be qualified under the Trust Indenture Act. You should also refer to the Trust Indenture Act for provisions that apply to the trust preferred securities. Wherever particular defined terms of the trust agreement are referred to, such defined terms are incorporated herein by reference to the trust agreement.

General

   The trust preferred securities and trust common securities issued by the trust will be substantially the same except that, if there is an event of default under the trust agreement, as described below, the rights of the holders of the trust preferred securities will be entitled to priority in right of payment over our rights as holders of the trust common securities.

   The trust will invest the proceeds from any issuance of the trust preferred securities, together with the consideration we pay for the trust common securities, to purchase trust debentures from us. Legal title in the trust debentures will be held by the property trustee in trust for the benefit of holders of the trust securities.

   In accordance with the trust agreement, the trust may not, among other things, borrow money, issue debt or any securities other than the trust securities, execute mortgages or pledge any of its assets.

   We will guarantee distributions on the trust preferred securities on a limited basis to the extent described under "Description of Guarantee." The guarantee will not guarantee payment of distributions or amounts payable on redemption of the trust preferred securities or liquidation of the trust when the trust does not have funds on hand legally available for such payments. In such event, a remedy of a holder of trust preferred securities is to direct the property trustee to enforce its rights under the trust debentures. In addition, a holder of the trust preferred securities may institute a legal proceeding directly against us for enforcement of payment to such holder of principal of, premium, if any, or interest on the trust debentures having a principal amount equal to the aggregate liquidation amount of the trust preferred securities of such holder on or after the due date specified in the trust debentures.

   Holders of the trust preferred securities will have no pre-emptive or similar rights.

Distributions

   Distributions on the trust preferred securities will be payable on the dates and at the rates set forth in a prospectus supplement. The distribution rate and the relevant distribution date for the trust securities will correspond to the payments and payment dates on the trust debentures. The revenue of the trust available for distribution to holders of the trust preferred securities will be limited to payments under the trust debentures in which the trust will invest the proceeds from the issuance and sale of the trust securities. If we fail to make interest payments on the trust debentures, the property trustee will not have funds available to pay distributions on the trust preferred securities.

   Unless otherwise specified in the applicable prospectus supplement, we may defer the payment of interest on the trust debentures on one or more occasions for a period not exceeding ten consecutive semi-annual periods

(or the equivalent thereof), unless a debenture event of default has occurred and is continuing. However, no deferral period shall extend beyond the stated maturity date. Distributions on the trust preferred securities will be deferred by the trust during any such deferral period. Distributions to which holders of the trust preferred securities are entitled during any such deferral period will accumulate additional distributions at the rate per annum set forth in the prospectus supplement.

   Upon the termination of any deferral period and the payment of all amounts then due on any interest payment date, we may elect to begin a new deferral period, subject to the requirements described above. No interest shall be due and payable during any deferral period, except at the end of the period.

   We must give the property trustee, the debenture trustee and the administrative trustees notice of our election to defer the payment of interest on the trust debentures at least one business day prior to the earlier of:

  . the date the distributions on the trust preferred securities would have been payable except for the election to begin such deferral period; or

  . the date the administrative trustees are required to give notice to any securities exchange or to holders of trust preferred securities of the record date or the date such distributions are payable, but in any event not less than one business day prior to such record date.

   There is no limitation on the number of times that we may elect to begin a deferral period. Accordingly, there could be multiple deferral periods of varying lengths throughout the term of the trust preferred securities. See "Description of Trust Debentures--Option to Extend Interest Payment Date."

   Unless otherwise specified in the applicable prospectus supplement, during any deferral period, we may not do any of the following:

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock, subject to certain exceptions described under "Description of Trust Debentures--Restrictions on Certain Payments;"

  . make any payment of principal of or premium, if any, or interest on or repay, repurchase or redeem any of our debt securities that rank equal to or junior in right of payment to the trust debentures; or

  . make any guarantee payments (other than payments under the guarantee of the trust securities) with respect to any guarantee by us of the debt securities of any of our subsidiaries, if such guarantee ranks equal to or junior in right of payment to the trust debentures.

Conversion or Exchange

   If and to the extent indicated in the applicable prospectus supplement, the trust securities may be convertible or exchangeable into other debt or equity securities or property. The specific terms on which the trust securities may be so converted or exchanged will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which case the number or amount of securities or property to be received by the holders of the trust securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

Additional Sums

   Except as set forth in the applicable prospectus supplement, we will be obligated to pay as additional amounts in the trust debentures such additional amounts as may be necessary in order that the amount of distributions then due and payable by the trust on the outstanding trust securities will not be reduced as a result of any additional taxes, duties and other governmental charges.

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

Redemption

   Whenever the trust debentures are repaid, other than following the distribution of the trust debentures to the holders of the trust securities, whether at maturity or earlier redemption, the property trustee will apply the proceeds to redeem a like amount of the trust securities at the applicable redemption price specified in the applicable prospectus supplement.

   "Like amount" means:

  . with respect to a redemption of the trust securities, trust securities having a liquidation amount equal to the principal amount of trust debentures to be paid in accordance with their terms; and

  . with respect to a distribution of trust debentures upon the dissolution and liquidation of the trust, trust debentures having a principal amount equal to the liquidation amount of the trust securities of the holder to whom such trust debentures are being distributed.

Redemption Procedures

   If applicable, trust securities will be redeemed at the applicable redemption price with the proceeds from the contemporaneous repayment or prepayment of the trust debentures. Any redemption of trust securities will be made and the applicable redemption price will be payable on the redemption date only to the extent that the trust has funds legally available for the payment of the applicable redemption price. See also "--Subordination of Trust Common Securities."

   If the trust gives a notice of redemption in respect of the trust preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are legally available, with respect to the trust preferred securities held by the Depository Trust Company, (which we refer to as "DTC") or its nominees, the property trustee will deposit with DTC funds sufficient to pay the applicable redemption price. See "--Form, Denomination, Book-Entry Procedures and Transfer." With respect to the trust preferred securities held in certificated form, the property trustee, to the extent funds are legally available, will pay the applicable redemption price to the holders of trust preferred securities upon surrender of the security. See "--Payment and Paying Agency." Notwithstanding the foregoing, distributions payable on or prior to the redemption date shall be payable to the holders of such trust preferred securities on the relevant record dates for the related distribution dates. If notice of redemption has been given and funds are deposited as required, then on the date of such deposit, all rights of the holders of the trust preferred securities called for redemption will cease, except the right of the holders of the trust preferred securities to receive the applicable redemption price, and the trust preferred securities will cease to be outstanding.

   If any redemption date of trust preferred securities is not a business day, then the redemption price will be paid on the next day that is a business day. If the next business day falls in the next calendar year, then the required payment will be made on the immediately preceding business day.

   Subject to applicable law, our subsidiaries or we may, from time to time, purchase outstanding trust preferred securities by tender, in the open market or by private agreement.

   The trust may not redeem fewer than all of the outstanding trust preferred securities unless all accumulated and unpaid distributions have been paid on all trust preferred securities for all distribution periods terminating on or prior to the redemption date. If less than all of the issued trust preferred securities and trust common securities are to be redeemed on a redemption date, then the aggregate amount of such trust preferred securities and trust common securities to be redeemed shall be allocated pro rata among the trust preferred securities and the trust common securities. The property trustee will select on a pro rata basis the particular outstanding trust preferred securities to be redeemed not more than 60 days prior to the redemption date, by such method as the property trustee shall deem fair and appropriate. The property trustee will promptly notify the trust registrar in writing of the trust preferred securities selected for redemption and, in the case of any trust preferred security selected for partial redemption, the liquidation amount to be redeemed. For all purposes of the trust agreement, unless the context otherwise requires, all provisions relating to the redemption of trust preferred securities will relate, in the case of any trust preferred security redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of trust preferred securities which has been or is to be redeemed.

   Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of trust securities at its registered address. Unless we default in payment of the applicable redemption price on, or in the repayment of, the trust debentures, on and after the redemption date distributions will cease to accrue on the trust securities called for redemption.

Cancellation

   If at any time we or any of our affiliates hold any trust preferred securities, we may deliver to the property trustee all or any portion of such trust preferred securities as we elect and receive, in exchange therefore, a like amount of debentures. After the exchange, such trust preferred securities will be cancelled and will no longer be deemed to be outstanding, and all rights of ours or our affiliates with respect to such trust preferred securities will cease.

Liquidation of the Trust and Distribution of Trust Debentures

   The trust will automatically dissolve upon the first to occur of:

  . our bankruptcy, dissolution, liquidation or revocation of our charter without reinstatement for 90 days;

  .   the expiration of the term of the trust;

  . the entry of an order for dissolution of the trust by a court of competent jurisdiction;

  . our directing the trustees in writing to dissolve the trust and distribute a like amount of the trust debentures to the holders of the trust securities; and

  . redemption, conversion or exchange, if applicable, of all of the trust securities.

   Unless otherwise specified in the prospectus supplement, we have the right at any time to dissolve the trust and, after satisfaction of liabilities to creditors of the trust, cause the trust debentures to be distributed to the holders of the trust securities in liquidation of the trust.

   If a dissolution occurs as described in bullet points one through four above, the trust will be liquidated by the administrative trustees as expeditiously as possible. After satisfaction of liabilities to the trust's creditors, the administrative trustees will distribute to the holders of the trust securities a like amount of the trust debentures, unless such distribution is determined by the property trustee not to be practicable. In such case, the holders will be entitled to receive pro rata out of the assets of the trust legally available for distribution to holders an amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions thereon to the date of payment. If this liquidation distribution can be paid only in part because the trust has insufficient assets on hand legally available to pay in full the aggregate liquidation distribution, then the amount payable directly by the trust on the trust securities will be paid on a pro rata basis, except that if a debenture event of default has occurred and is continuing, the trust preferred securities shall have a priority over the trust common securities. See "--Subordination of Trust Common Securities."

   If we elect not to redeem the trust debentures before maturity in accordance with their terms and either elect not to or are unable to dissolve and liquidate the trust and distribute the trust debentures to holders of the trust securities, the trust securities will remain outstanding until the repayment of the trust debentures on the stated maturity date.

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

   After the liquidation date is fixed for any distribution of trust debentures to holders of the trust securities:

  .   the trust securities will no longer be deemed to be outstanding;

  . DTC or its nominee will receive, in respect of each registered global certificate, if any, representing trust securities and held by it, a registered global certificate or certificates representing the trust debentures to be delivered upon such distribution; and

  . any certificates representing trust securities not held by DTC or its nominee will be deemed to represent trust debentures having a principal amount equal to the liquidation amount of such trust securities until such certificates are presented to the administrative trustees or their agent for cancellation. We will then issue to such holder, and the debenture trustee will authenticate, a certificate representing such trust debentures.

Subordination of Trust Common Securities

   Payment of distributions on, and the redemption price of, the trust securities will be made pro rata based on the liquidation amount of the trust securities. However, if on any distribution date or redemption date a debenture event of default has occurred and is continuing, no payment of any distribution on, or applicable redemption price of, any of the trust common securities, and no other payment on account of the redemption, liquidation or other acquisition of the trust common securities, will be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding trust preferred securities for all distribution periods terminating on or prior thereto, or in the case of payment of the applicable redemption price the full amount of such redemption price, shall have been made or provided for, and all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the trust preferred securities then due and payable.

   In the case of any event of default under the trust agreement, we, as holder of the trust common securities, will be deemed to have waived any right to act with respect to such event of default until the effect of such event of default with respect to the trust preferred securities is cured, waived or otherwise eliminated. Until any such event of default is so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities and not on behalf of us, as holder of the trust common securities, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

Events of Default; Notice

   The occurrence of a debenture event of default constitutes an event of default under the trust agreement. See "Description of Trust
Debentures--Debenture Events of Default."

   Within five business days after the occurrence of any trust agreement event of default actually known to the property trustee, the property trustee will transmit notice of such default to the holders of the trust preferred securities, the administrative trustees and us, unless such default is cured or waived. We and the administrative trustee are required to file annually with the property trustee a certificate as to whether or not we are in compliance with all the conditions and covenants under the trust agreement.

   Upon the occurrence of a trust agreement event of default, the debenture trustee or the property trustee as the holder of the trust debentures will have the right under the junior subordinated indenture to declare the principal of and interest on the trust debentures to be immediately due and payable.

   If a trust agreement event of default has occurred and is continuing and such event is attributable to our failure to pay interest, principal or other required payments on the trust debentures issued to the trust on the date such interest, principal or other payment is otherwise payable, then a record holder of trust preferred securities may, on or after the respective due dates specified in the trust debentures, institute a proceeding directly against

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us for enforcement of payment on trust debentures having a principal amount equal to the aggregate liquidation amount of the trust preferred securities held by such holder. In connection with such an action, we will be subrogated to the rights of such record holder of trust preferred securities to the extent of any payment made by us to such record holder of trust preferred securities.

   If a debenture event of default has occurred and is continuing, the trust preferred securities shall have a preference over the trust common securities as described under "--Liquidation of the Trust and Distribution of Trust Debentures" and "--Subordination of Trust Common Securities."

Removal of Trustees

   Unless a debenture event of default occurs and is continuing, any trustee may be removed at any time by the holder of the trust common securities. If a debenture event of default has occurred and is continuing, the property trustee and the Delaware trustee may be removed at such time by the holders of a majority in liquidation amount of the outstanding trust preferred securities. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in the holder of the trust common securities. No resignation or removal of a trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

   The trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other person, except as described below or as otherwise described under "--Liquidation of the Trust and Distribution of Trust Debentures." The trust may, at our request and with the consent of the administrative trustees but without the consent of the holders of the trust preferred securities, the Delaware trustee or the property trustee, merge with or into, convert into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized as such under the laws of any state of the United States or the District of Columbia, provided that:

  . such successor entity either expressly assumes all of the obligations of the trust with respect to the trust securities and the trust agreement or substitutes for the trust securities other securities having substantially the same terms as the trust securities (the "Successor Securities") so long as the Successor Securities rank the same as the trust securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

  . we expressly appoint a trustee of such successor entity possessing the same powers and duties as the property trustee as the holder of the trust debentures;

  . the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the trust securities are then listed or quoted, if any;

  . if the trust preferred securities (including any Successor Securities) are rated by any nationally recognized statistical rating organization prior to such transaction, such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust preferred securities (including any Successor Securities) or, if the trust debentures are so rated, the trust debentures, to be downgraded by any such nationally recognized statistical rating organization;

  . such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any Successor Securities) in any material respect;

  . such successor entity has a purpose substantially identical to that of the trust;

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

  . prior to such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, we have received an opinion from independent counsel to the trust experienced in such matters to the effect that:

     . such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any Successor Securities) in any material respect (other than by reason of dilution); and

     . following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease,

        . neither the trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

        . the trust or the successor entity will continue to be classified as a grantor trust for United States federal income tax purposes; and

  . we or any permitted successor or assignee own all of the trust common securities of such successor entity and guarantee the obligations of such successor entity under the Successor Securities at least to the extent provided by the guarantee and the common guarantee.

   Notwithstanding the foregoing, the trust will not, except with the consent of holders of 100 percent in liquidation amount of the trust securities, consolidate, convert into, amalgamate, merge with or into, convert into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to, any other entity or permit any other entity to consolidate, convert into, amalgamate, merge with or into, or replace it if such consolidation, conversion, amalgamation, merger, replacement, conveyance, transfer or lease would cause the trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes or would cause the holders of the trust securities not to be treated as owning an undivided interest in the trust debentures.

Voting Rights; Amendment of the Trust Agreement

   Except as provided below and under "--Mergers, Consolidations, Amalgamations or Replacements of the Trust" and "Description of Guarantee--Amendments and Assignment" and as otherwise required by law and the trust agreement, the holders of the trust preferred securities will have no voting rights.

   The trust agreement may be amended from time to time by us and the administrative trustees without the consent of the holders of the trust securities:

  . to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, which shall not be inconsistent with the other provisions of the trust agreement;

  . to modify, eliminate or add to any provisions of the trust agreement to such extent as shall be necessary to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act;

  .   to provide for a successor trustee; or

  .   to add to the covenants or obligations of us as sponsor;

provided, however, that in the case of the first two bullet points, the interests of the holders of the trust securities shall not be adversely affected in any material respect. Any amendments of the trust agreement pursuant to the foregoing shall become effective once notice is given to the holders of the trust securities.

   We and the administrative trustees may otherwise amend the trust agreement with the consent of holders representing a majority (based upon liquidation amount) of the outstanding trust securities upon receipt by the trustees of an opinion of counsel experienced in such matters to the effect that such amendment or the exercise of any power granted to the trustees in accordance with such amendment will not affect the trust's status as a grantor trust for United States federal income tax purposes or the trust's exemption from status as an investment company under the Investment Company Act; provided that, without the consent of each holder of trust securities, the trust agreement may not be amended to:

  . change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date; or

  . restrict the right of a holder of trust securities to institute suit for the enforcement of any such payment on or after such date.

   Subject to the requirements discussed below, holders of a majority in liquidation amount of trust preferred securities may, and so long as any trust debentures are held by the trust, the trustees will not, without obtaining the prior approval of the holders of a majority in liquidation amount of all outstanding trust preferred securities:

  . direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or executing any trust or power conferred on the debenture trustee with respect to the trust debentures;

  .   waive any past defaults under the indenture;

  . exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of the trust debentures; or

  . consent to any amendment, modification or termination of the indenture or the trust debentures, where such consent shall be required.

   However, where a consent under the indenture would require the consent of each holder of trust debentures affected thereby, no such consent shall be given by the property trustee without the prior consent of each holder of the trust preferred securities. The trustees will not revoke any action previously authorized or approved by a vote of the holders of the trust preferred securities except pursuant to a subsequent vote of such holders. The property trustee shall notify each holder of trust preferred securities of any notice of default that it receives with respect to the trust debentures. In addition to obtaining the foregoing approvals of the holders of the trust preferred securities, prior to taking any of the foregoing actions, the trustees shall obtain an opinion of counsel experienced in such matters to the effect that the trust will not fail to be classified as a grantor trust for United States federal income tax purposes on account of such action.

   Any required approval of holders of trust preferred securities may be given at a meeting of such holders convened for such purpose or pursuant to written consent (without prior notice). The property trustee will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote to be given to each holder of record of trust preferred securities in the manner set forth in the trust agreement.

   No vote or consent of the holders of trust preferred securities will be required for the trust to redeem and cancel the trust preferred securities in accordance with the trust agreement.

   Notwithstanding that holders of the trust preferred securities are entitled to vote or consent under any of the circumstances described above, any of the trust preferred securities that we own or any of our affiliates shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if they were not outstanding.

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

Payment and Paying Agency

   Payments in respect of trust preferred securities held in global form will be made to the depositary, which shall credit the relevant accounts at the depositary on the applicable distribution dates, or in respect of trust preferred securities that are not held by the depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. The paying agent will initially be the property trustee or an affiliate of the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and us. The paying agent will be permitted to resign as paying agent upon 30 days written notice to the property trustee, the administrative trustees and us. If the property trustee or an affiliate of the property trustee is no longer the paying agent, the administrative trustees will appoint a successor (which will be a bank or trust company acceptable to the administrative trustees and us) to act as paying agent.

Form, Denomination, Book-Entry Procedures and Transfer

   Unless otherwise specified in the applicable prospectus supplement, the trust preferred securities will be in registered, global form, and the global trust preferred securities will be deposited upon issuance with DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

   A global preferred security may not be transferred as a whole except by DTC to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global trust preferred securities shall be transferred and exchanged through the facilities of DTC. Beneficial interests in the global trust preferred securities may not be exchanged for trust preferred securities in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry Trust Preferred Securities for Certificated Trust Preferred Securities."

Depositary Procedures

   DTC has advised the trust and us that DTC is a limited-purpose trust company organized under the New York banking law, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of security certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants of DTC. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and indirect participants.

   DTC has also advised the trust and us that it has established procedures to provide that:

  . upon deposit of the global trust preferred securities, DTC will credit the accounts of participants designated by the exchange agent with portions of the liquidation amount of the global trust preferred securities; and

  . ownership of such interests in the global trust preferred securities will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and indirect participants (with respect to other owners of beneficial interests in the global trust preferred securities).

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

   Investors in the global trust preferred securities may hold their interests therein directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system. All interests in a global preferred security will be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own.

Consequently, the ability to transfer beneficial interests in a global preferred security to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global preferred security to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the trust preferred securities, see "--Exchange of Book-Entry Trust Preferred Securities for Certificated Trust Preferred Securities."

   Except as described below, owners of interests in the global trust preferred securities will not have trust preferred securities registered in their name, will not receive physical delivery of trust preferred securities in certificated form and will not be considered the registered owners or holders thereof under the trust agreement for any purpose.

   Payments in respect of each global preferred security registered in the name of DTC or its nominee will be payable by the property trustee to DTC in its capacity as the registered holder under the trust agreement. Under the terms of the trust agreement, the property trustee will treat the persons in whose names the trust preferred securities, including the global trust preferred securities, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the property trustee nor any agent thereof has or will have any responsibility or liability for:

  . any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global trust preferred securities, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global trust preferred securities; or

  . any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

   DTC has advised the trust and us that its current practice, upon receipt of any payment in respect of securities such as the trust preferred securities, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in liquidation amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of trust preferred securities represented by global trust preferred securities will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the property trustee, the trust or us. None of us, the trust or the property trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the trust preferred securities, and we, the trust and the property trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

   Interests in the global trust preferred securities will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures and will be settled in same-day funds.

   DTC has advised the trust and us that it will take any action permitted to be taken by a holder of trust preferred securities only at the direction of one or more participants to whose account with DTC interests in the global trust preferred securities are credited and only in respect of such portion of the liquidation amount of the trust preferred securities as to which such participant or participants has or have given such direction. However, if there is an event of default under the trust agreement, DTC reserves the right to exchange the global trust preferred securities for trust preferred securities in certificated form and to distribute such trust preferred securities to its participants.

   The information in this section concerning DTC and its book-entry system has been obtained from sources that the trust and we believe to be reliable, but neither the trust nor we take responsibility for the accuracy thereof.

   Although DTC has agreed to the foregoing procedures to facilitate transfers of interest in the global trust preferred securities among participants, DTC is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the trust or the property trustee will have any responsibility for the performance by DTC or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Trust Preferred Securities for Certificated Trust Preferred Securities

   Unless otherwise specified in the applicable prospectus supplement, a global preferred security is exchangeable for trust preferred securities in certificated form if:

  . DTC notifies the trust that it is unwilling or unable to continue as depositary for the global preferred security or has ceased to be a clearing agency registered under the Exchange Act, and the trust fails to appoint a successor depositary within 90 days; or

  . we, on behalf of the trust, in our sole discretion elect to cause the issuance of the trust preferred securities in certificated form.

   In all cases, certificated trust preferred securities delivered in exchange for any global preferred security or beneficial interests therein will be registered in the names and issued in any approved denominations requested by or on behalf of the depositary (in accordance with its customary procedures).

Registrar and Transfer Agent

   The property trustee will act as registrar and transfer agent for the trust preferred securities.

   Registration of transfers of the trust preferred securities will be effected without charge by or on behalf of the trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust will not be required to register or cause to be registered the transfer of the trust preferred securities after they have been called for redemption.

Information Concerning the Property Trustee

   The property trustee, other than during the occurrence and continuance of a trust agreement event of default, will perform only such duties as are specifically set forth in the trust agreement and, during the existence of a trust agreement event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. The property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no trust agreement event of default has occurred and is continuing and the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of the trust preferred securities or the trust common securities are entitled under the trust agreement to vote, then the property trustee shall take such action as is directed by us and, if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

   The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the trust debentures will be treated as our indebtedness for United States federal income tax purposes. In this connection, we and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the trust or the trust agreement, that we and the administrative trustees determine in our discretion is necessary or desirable for such purposes.

   The trust agreement and the trust preferred securities will be governed by and construed in accordance with the internal laws of the State of Delaware.

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

                        DESCRIPTION OF TRUST DEBENTURES

   The trust will purchase trust debentures issued by us with the proceeds from the sale of the trust securities under an indenture, which we refer to as the "junior subordinated indenture," between us and a trustee to be named in an applicable prospectus supplement. Selected provisions of the junior subordinated indenture are summarized below. This summary is not complete and contains only a general description of the trust debentures and the junior subordinated indenture. Any of the following terms may be changed, as set forth in a prospectus supplement. A form of the junior subordinated indenture has been filed as an exhibit to the registration statement, and you should read the junior subordinated indenture for provisions that may be important to you. A definitive form of the junior subordinated indenture will be filed with the Securities and Exchange Commission on Form 8-K if we issue trust debentures. The junior subordinated indenture will be qualified as an indenture under the Trust Indenture Act. You should also refer to the Trust Indenture Act for provisions that apply to the trust debentures. Wherever particular defined terms of the junior subordinated indenture are referred to, such defined terms are incorporated herein by reference.

General

   The trust will invest the proceeds obtained from any issuance of trust preferred securities, together with the consideration paid by us for the trust common securities, in trust debentures issued by us. The trust debentures will bear interest at the same rate as the distribution rate of the trust preferred securities specified in the applicable prospectus supplement, and interest on the trust debentures and in the trust preferred securities accrue from the same date. It is anticipated that, until the liquidation, if any, of the trust, each trust debenture will be held in the name of the property trustee in trust for the benefit of the holders of the trust securities.

   Except as otherwise stated in the applicable prospectus supplement, the trust debentures will be issued in denominations of $1,000 and integral multiples thereof. The trust debentures will mature on the date specified in the applicable prospectus supplement.

   The trust debentures issued by us will be unsecured, subordinate and junior in right of payment to all Senior Indebtedness (as defined below) to the extent and in the manner set forth in the junior subordinated indenture. See "--Subordination."

Subordination

   The junior subordinated indenture provides that any trust debentures issued under the junior subordinated indenture will be subordinate and junior in right of payment to all Senior Indebtedness. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, or in connection with any insolvency, receivership or bankruptcy proceeding with respect to our company, all Senior Indebtedness must be paid in full before the holders of trust debentures will be entitled to receive or retain any payment in respect thereof.

   In the event of the acceleration of the maturity of trust debentures, the holders of all Senior Indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of such Senior Indebtedness before the holders of trust debentures will be entitled to receive or retain any payment in respect of the trust debentures.

   No payments on account of principal, premium, or interest, in respect of the trust debentures may be made if a default in any payment with respect to Senior Indebtedness has occurred and is continuing, or an event of default has occurred with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof or if any judicial proceeding shall be pending with respect to any such default.

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

   "Indebtedness" means:

  .   all of our obligations for money borrowed;

  . all of our obligations evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

  . all of our reimbursement obligations with respect to letters of credit, banker's acceptances or similar facilities issued for our account;

  . all of our obligations issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

  .   all of our capital lease obligations;

  . all our indebtedness whether incurred on or prior to the date of the junior subordinated indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and

  . every obligation of the type referred to in the preceding bullet points of another person and all dividends of another person, the payment of which in either case, we have guaranteed or are responsible or liable, directly or indirectly, as obligor or otherwise.

   "Indebtedness Ranking on a Parity with the Trust Debentures" means:

  . Indebtedness, whether outstanding on the date of execution of the junior subordinated indenture or thereafter created, assumed or incurred, to the extent such Indebtedness specifically by its terms ranks equally with and not prior to the trust debentures in right of payment upon the happening of the dissolution or winding-up or liquidation or reorganization of us; and

  . all other debt securities, and guarantees in respect of those debt securities (including other debentures and other guarantees), issued to any other trust, or a trustee of such trust, partnership or other entity affiliated with us that is our financing vehicle in connection with the issuance by such financing vehicle of equity securities that are similar to the trust preferred securities or other securities guaranteed by us.

   The securing of any Indebtedness otherwise constituting Indebtedness Ranking on a Parity with the Trust Debentures will not be deemed to prevent such Indebtedness from constituting Indebtedness Ranking on a Parity with the Trust Debentures.

   "Indebtedness Ranking Junior to the Trust Debentures" means any Indebtedness, whether outstanding on the date of execution of the junior subordinated indenture or thereafter created, assumed or incurred, to the extent such Indebtedness specifically by its terms ranks junior to and not equally with or prior to the trust debentures (and any other Indebtedness Ranking on a Parity with the Trust Debentures) in right of payment upon the happening of the dissolution or winding-up or liquidation or reorganization of us. The securing of any Indebtedness otherwise constituting Indebtedness Ranking Junior to the Trust Debentures will not be deemed to prevent such Indebtedness from constituting Indebtedness Ranking Junior to the Trust Debentures.

   "Senior Indebtedness" means all Indebtedness, whether outstanding on the date of execution of the junior subordinated indenture or thereafter created, assumed or incurred, except Indebtedness Ranking on a Parity with the Trust Debentures or Indebtedness Ranking Junior to the Trust Debentures, and any deferrals, renewals or extensions of such Senior Indebtedness.

   Holders of trust debentures should look only to us for payments on the trust debentures.

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Option to Extend Interest Payment Date

   Except as otherwise described in an applicable prospectus supplement, so long as no debenture event of default has occurred and is continuing, we will have the right under the junior subordinated indenture at any time and from time to time during the term of the trust debentures to defer the payment of interest for a period not exceeding ten consecutive semi-annual periods (or the equivalent thereof). However, no deferral period shall extend beyond the stated maturity date. At the end of such deferral period, we must pay all interest then accrued and unpaid. During the deferral period, we will be restricted from making certain payments described below under "--Restrictions on Certain Payments."

   Prior to the termination of any deferral period, we may further extend such deferral period, so long as such extension does not cause such deferral period to exceed ten consecutive semi-annual periods or extend beyond the stated maturity date. Upon the termination of any deferral period and the payment of all amounts then due on any interest payment date, we may elect to begin a new deferral period, subject to the above requirements. No interest shall be due and payable during a deferral period, except at the end thereof. We must give the property trustee, the administrative trustees and the debenture trustee notice of our election to defer payment of interest on the trust debentures at least one business day prior to the earlier of:

  . the date the distributions on the trust securities would have been payable except for the election to begin or extend such deferral period; or

  . the date the administrative trustees are required to give notice to any securities exchange or to holders of trust preferred securities of the record date or the date such distributions are payable, but in any event not less than one business day prior to such record date.

   The property trustee shall give notice of our election to begin or extend a new deferral period to the holders of the trust preferred securities. There is no limitation on the number of times that we may elect to begin a deferral period. Accordingly, there could be multiple deferral periods of varying lengths throughout the term of the trust debentures.

Conversion or Exchange

   If and to the extent indicated in the applicable prospectus supplement, the trust debentures may be convertible or exchangeable into other debt or equity securities or property. The specific terms on which the trust debentures may be so converted or exchanged will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, in which case the number or amount of securities or other property to be received by the holders of the trust debentures would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

Restrictions on Certain Payments

   Except as otherwise specified in the applicable prospectus supplement, if
(1) any event has occurred, of which we have actual knowledge, that with the giving of notice or the lapse of time, or both, would be a debenture event of default and in respect of which we have not taken reasonable steps to cure, (2) a debenture event of default has occurred and is continuing, (3) the trust debentures are held by the property trustee, we are in default with respect to our payment of any obligations under the guarantee or (4) we have given notice of our election of a deferral period as provided in the junior subordinated indenture, or such deferral period, or any extension thereof, has commenced and is continuing, then we will not do any of the following:

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock other than the following:

     . dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock;

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

     . any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

     . as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

     . the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

     . purchases of common stock related to the issuance of common stock or rights under any of our benefit plans for our directors, officers or employees or any of our dividend reinvestment plans;

  . make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any of our debt securities (including other debentures) that rank equal to or junior in right of payment to the trust debentures; or

  . make any guarantee payments (other than payments under the guarantee of the trust securities) with respect to any guarantee by us of the debt securities of any of our subsidiaries, if such guarantee ranks equal to or junior in right of payment to the trust debentures.

Redemption

   To the extent set forth in an applicable prospectus supplement, we may, or may be required to, redeem the trust debentures at the prices and on the terms set forth in such prospectus supplement. If the trust debentures are so redeemable only on or after a specified date or event or upon the satisfaction of additional conditions, the applicable prospectus supplement will specify such date or event or describe such conditions.

   If set forth in the applicable prospectus supplement, the trust debentures may be redeemable in the event of certain changes in tax law affecting our ability to deduct, for federal income tax purposes, the interest payable on the trust debentures. The applicable prospectus supplement will describe the terms of any such right and the status of any then pending changes in tax law relevant to such right.

   For so long as the trust is the holder of the trust debentures, the proceeds of any redemption of such debentures will be used by the trust to redeem the related trust securities in accordance with their terms.

   Except as set forth in the applicable prospectus supplement, notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the trust debentures to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the trust debentures or portions thereof called for redemption.

Certain Covenants

   Except as otherwise specified in the applicable prospectus supplement, if and so long as the trust is the holder of all trust debentures, we, as borrower, will pay to the trust all fees and expenses related to the trust and the offering of the trust securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the trust (including any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any domestic taxing authority upon the trust but excluding obligations under the trust securities).

   Except as otherwise specified in an applicable prospectus supplement, so long as the trust securities remain outstanding, we also covenant:

  . to maintain 100 percent direct or indirect ownership of the trust common securities; provided, however, that any successor of our company permitted under the indenture may succeed to our ownership of such trust common securities; and

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

  .   to use reasonable efforts to cause the trust:

     . to remain a business trust, except in connection with the distribution of trust debentures to the holders of trust securities in liquidation of the trust, the redemption of all of the trust securities, or certain mergers, consolidations or amalgamations, each as permitted by the trust agreement; and

     . to otherwise continue to be treated as a grantor trust for United States federal income tax purposes; and

  . to use our reasonable efforts to cause each holder of trust securities to be treated as owning an undivided beneficial interest in the trust debentures.

Additional Sums

   Except as set forth in the applicable prospectus supplement, we will be obligated to pay as additional amounts on the trust debentures such additional amounts as may be necessary in order that the amount of distributions then due and payable by the trust on the outstanding trust securities will not be reduced as a result of any additional taxes, duties and other governmental charges.

Modification of Indenture

   From time to time and without the consent of the holders of trust debentures, we and the debenture trustee may amend the junior subordinated indenture for specified purposes, including, among other things, to cure any ambiguity or to correct or supplement any provision contained in the junior subordinated indenture or any supplemental indenture which is defective or inconsistent with any other provision contained therein (provided that any such action does not materially adversely affect the interests of the holders of trust debentures) and qualifying, or maintaining the qualification of, the junior subordinated indenture under the Trust Indenture Act.

   The junior subordinated indenture contains provisions permitting us and the debenture trustee, with the consent of the holders of a majority in aggregate principal amount of trust debentures, to amend the junior subordinated indenture in a manner affecting the rights of the holders of trust debentures. However, except as set forth in the applicable prospectus supplement, no such modification may, without the consent of the holders of each outstanding trust debenture so affected:

  . change the stated maturity, or reduce the rate of interest or extend the time of payment of interest thereon except pursuant to our right under the junior subordinated indenture to defer the payment of interest as provided therein (see "--Option to Extend Interest Payment Date") or reduce the amount of any premium payable on the trust debentures or reduce the amount payable on redemption thereof or make the principal of, or interest or premium on, the trust debentures payable in any coin or currency other than that provided in the trust debentures, or impair or affect the right of any holder of trust debentures to institute suit for the payment thereof or, if applicable, to convert or exchange such holder's trust debenture as set forth in the junior subordinated indenture;

  . modify the provisions of the junior subordinated indenture with respect to the subordination of the trust debentures in a manner adverse to the holders;

  . reduce the percentage of principal amount of trust debentures, the holders of which are required to consent to any such modification of the junior subordinated indenture, or are required to consent to any waiver provided for in the junior subordinated indenture; or

  . modify certain other provisions of the junior subordinated indenture relating to amendments and waivers of holders.

   Notwithstanding the foregoing, if the trust holds the trust debentures, an amendment requiring consent of holders of a majority in principal amount of the trust debentures will not be effective until the holders of a

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

majority in liquidation amount of the trust securities have consented to the amendment. Further, if the consent of the holders of each trust debenture is required, an amendment will not be effective until each holder of the trust securities has consented to such amendment.

Debenture Events of Default

   Except as set forth in the applicable prospectus supplement, the junior subordinated indenture provides that any one or more of the following described events with respect to the trust debentures constitute a debenture event of default:

  . failure to pay any interest on the trust debentures when due for 30 days (subject to the deferral of any due date in the case of an Extension Period); or

  . failure to pay any principal or premium, if any, on the trust debentures when due whether at maturity, upon redemption, by declaration of acceleration of maturity or otherwise; or

  . failure to perform, or breach of, any other covenant or warranty of our company contained in the junior subordinated indenture for 90 days after written notice to our company from the debenture trustee or the holders of at least 25percent in aggregate outstanding principal amount of trust debentures; or

  .   certain events of bankruptcy, insolvency or reorganization of our company.

   Within five business days after the occurrence of a debenture event of default actually known to the indenture trustee, the indenture trustee must transmit notice of such debenture event of default to the debenture holders, unless such debenture event of default has been cured or waived. The junior subordinated indenture requires that we file annually with the debenture trustee of a certificate as to the absence of certain defaults under the junior subordinated indenture.

   The holders of a majority in aggregate outstanding principal amount of the trust debentures generally have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee or to exercise any trust or power conferred upon the debenture trustee under the junior subordinated indenture, with certain exceptions set forth in the junior subordinated indenture. If a debenture event of default has occurred and is continuing, the debenture trustee or the holders of not less than 25 percent in aggregate outstanding principal amount of the trust debentures may declare the principal amount on all trust debentures due and payable immediately upon such debenture event of default. The holders of a majority in aggregate outstanding principal amount of the trust debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the trust debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal of, and premium, if any, due otherwise than by acceleration (with any compounded interest due thereon) has been deposited with the debenture trustee.

   Prior to the declaration accelerating the maturity of the trust debentures, the holders of a majority in aggregate outstanding principal amount of the trust debentures may, on behalf of the holders of all the trust debentures, waive any past default or debenture event of default and its consequences, except a continuing default in the payment of principal (or premium, if any) or interest or a default in respect of a covenant or provision which under the junior subordinated indenture cannot be modified or amended without the consent of the holder of each outstanding trust debenture affected.

   In case a payment related debenture event of default shall occur and be continuing, the property trustee will have the right to declare the principal of and the interest on such trust debentures and any other amounts payable under the junior subordinated indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such trust debentures.

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

Enforcement of Certain Rights by Holders of Trust Preferred Securities

   If a debenture event of default has occurred and is continuing and is attributable to our failure to pay the principal of (or premium, if any), or interest on the trust debentures on the date such payment is otherwise required, a holder of trust preferred securities may institute a direct action against us for such failure to pay. We may not amend the junior subordinated indenture to remove the foregoing right to bring a direct action without the prior written consent of the holders of all of the trust preferred securities. Notwithstanding any payments made to a holder of trust preferred securities by us in connection with a direct action, we will be subrogated to the rights of the holder of such trust preferred securities with respect to payments on the trust preferred securities to the extent of any payments made by us to such holder in any direct action

   The holders of the trust preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the trust debentures unless there shall have been an event of default under the trust agreement. See "Description of Trust Securities --Events of Default; Notice."

Satisfaction and Discharge

   The junior subordinated indenture provides that when, among other things, all trust debentures not previously cancelled or delivered to the debenture trustee for cancellation (i) have become due and payable or (ii) will become due and payable at maturity or called for redemption within one year, and we deposit or cause to be deposited with the debenture trustee funds, in trust, for the purpose and in an amount sufficient to pay on the stated maturity date or upon redemption of all the trust debentures not previously delivered to the debenture trustee for cancellation, the principal (and premium, if any) and interest due or to become due on the stated maturity date, or the redemption date, as the case may be, then the junior subordinated indenture will cease to be of further effect (with limited exceptions), and we will be deemed to have satisfied and discharged the junior subordinated indenture.

Consolidation, Merger, Sale of Assets and Other Transactions

   The junior subordinated indenture does not prevent us from consolidating with or merging into any other person or conveying, transferring or leasing our properties as an entirety or substantially as an entirety to any person, as long as:

  . either we are the surviving person or the successor person is organized and existing under the laws of the United States or any state or the District of Columbia, and such successor person expressly assumes our obligations on the trust debentures and the junior subordinated indenture, including with respect to conversion matters, if applicable;

  . immediately after giving effect thereto, no debenture event of default, and no event which, after notice or lapse of time or both, would become a debenture event of default, has occurred and is continuing; and

  . certain other procedural conditions prescribed in the junior subordinated indenture are met.

Form, Registration and Transfer

   If the trust debentures are distributed to the holders of the trust securities, the trust debentures may be represented by one or more global certificates registered in the name of the DTC or its nominee. Under such circumstances, the depositary arrangements for the trust debentures would be expected to be substantially similar to those in effect for the preferred securities. For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Description of Trust Securities--Form, Denomination, Book-Entry Procedures and Transfer" and "Description of Trust Securities--Depositary Procedures."

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Payment and Paying Agents

   Payment of principal of (and premium, if any) and interest on trust debentures will be made at the office of the debenture trustee or at the office of such paying agent or paying agents as we may designate from time to time, except that at our option payment of any interest may be made, except in the case of trust debentures in global form, (i) by check mailed to the address of the holder thereof as such address shall appear in the register for trust debentures or (ii) by transfer to an account maintained by the holder thereof, provided that proper transfer instructions have been received by the relevant record date. Payment of any interest on any trust debenture will be made to the person in whose name such trust debenture is registered at the close of business on the record date for such interest. We may at any time designate additional paying agents or rescind the designation of any paying agent; however, we will at all times be required to maintain a paying agent in each place of payment for the trust debentures.

Governing Law

   The junior subordinated indenture and the trust debentures will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Debenture Trustee

   The debenture trustee will be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act of 1939. Subject to such provisions, the debenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of trust debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The debenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

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                           DESCRIPTION OF GUARANTEE

   Set forth below is a summary of information concerning the guarantee, which will be executed and delivered by us for the benefit of the holders from time to time of trust preferred securities. The guarantee will be qualified under the Trust Indenture Act of 1939. The guarantee trustee, which will be named in an applicable prospectus supplement, will hold the guarantee for the benefit of the holders of the trust preferred securities. The following summary is not necessarily complete, and reference is hereby made to the copy of the form of the guarantee (including the definitions therein of certain terms), which is filed as an exhibit to the registration statement, and to the Trust Indenture Act of 1939. We will describe the particular terms of the guarantee, and any provisions that vary from those described below, in an applicable prospectus supplement. We will also file the definitive guarantee with the Securities and Exchange Commission on a Form 8-K if we issue trust preferred securities.

General

   We will irrevocably and unconditionally agree to pay in full on a subordinated basis the payments described below to the holders of the trust preferred securities, as and when due, regardless of any defense, right of setoff or counterclaim that the trust may have or assert other than the defense of payment. The following payments with respect to the trust preferred securities, to the extent not paid by or on behalf of the trust, will be subject to the guarantee:

  . any accumulated and unpaid distributions required to be paid on the trust preferred securities, to the extent that the trust has funds on hand legally available therefor at such time;

  . the applicable redemption price with respect to the trust preferred securities called for redemption, to the extent that the trust has funds on hand legally available therefor at such time; and

  . upon a voluntary or involuntary dissolution, winding-up or liquidation of the trust (other than in connection with the distribution of the trust debentures to holders of the trust preferred securities), the lesser of:

     . the liquidation distribution, to the extent the trust has funds legally available therefor at the time; or

     . the amount of assets of the trust remaining available for distribution to holders of trust preferred securities after satisfaction of liabilities to creditors of the trust as required by applicable law.

   Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the trust preferred securities or by causing the trust to pay such amounts to such holders.

   The guarantee will be a guarantee of the guarantee payments with respect to the trust preferred securities from the time of issuance of the trust preferred securities, but will not apply to distributions and other payments on the trust preferred securities when the trust does not have sufficient funds legally and immediately available to make such distributions or other payments. Therefore, if we do not make interest payments on the trust debentures held by the property trustee, the trust will not make distributions on the trust preferred securities and we will not make payments under the guarantee.

   Through the guarantee, the trust agreement, the trust debentures and the junior subordinated indenture, taken together, we will fully, irrevocably and unconditionally guarantee all of the trust's obligations under the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the trust preferred securities. See "Relationship Among the Trust Preferred Securities, the Trust Debentures and the Guarantee."

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Status of the Guarantee

   The guarantee will constitute our unsecured obligation and will rank subordinate and junior in right of payment to all Senior Indebtedness in the same manner as the trust debentures. See "Description of Trust
Debentures--Subordination."

   The guarantee will rank equally with all guarantees issued by us after the issue date with respect to trust preferred securities, if any, issued by other trusts. The guarantee will constitute a guarantee of payment and not of collection. The guarantee will be held by the guarantee trustee for the benefit of the holders of the trust preferred securities. The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution to the holders of the trust preferred securities of the trust debentures.

   The guarantee does not limit the incurrence or issuance of other secured or unsecured debt by us or any of our subsidiaries, including Senior Indebtedness.

Events of Default

   An event of default under the guarantee will occur upon our failure to perform any of our payment or other obligations thereunder; provided, however, that with respect to a default other than a default in payment of any guarantee payment, we have received notice of such default and shall not have cured such default within 60 days after receipt of such notice. The holders of not less than a majority in liquidation amount of the trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

   Any holder of the trust preferred securities may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

   As guarantor, we will be required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to it under the guarantee.

   Upon the occurrence of a default under the guarantee, we will not be allowed to make certain payments as described under "Description of Trust
Debentures--Restrictions on Certain Payments."

Amendments and Assignments

   Except with respect to any changes that do not materially adversely affect the rights of holders of the trust preferred securities (in which case no vote will be required), the guarantee may be amended only with the prior approval of the holders of a majority of the liquidation amount of such outstanding trust preferred securities. The manner of obtaining any such approval will be as set forth under "Description of Trust Securities--Voting Rights; Amendment of the Trust Agreement." All guarantees and agreements contained in the guarantee shall bind our successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the trust preferred securities then outstanding.

Termination of the Guarantee

   The guarantee will terminate and be of no further force and effect upon:

  . full payment of the applicable redemption price of the trust preferred securities; or

  . liquidation of the trust, the full payment of the liquidation distribution or the distribution of the trust debentures to the holders of the trust preferred securities.

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   The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the trust preferred securities must restore payment of any sums paid under the trust preferred securities or the guarantee.

Information Concerning the Guarantee Trustee

   Other than during the occurrence and continuance of a default by us in performance of the guarantee, the guarantee trustee will undertake to perform only such duties as are specifically set forth in the guarantee and, in case a default with respect to the guarantee has occurred, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee will be under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of the trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Governing Law

   The guarantee will be governed by and construed in accordance with the laws of the State of New York.

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              RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
                    THE TRUST DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

   Payments of distributions and other amounts due on the trust preferred securities, to the extent the trust has funds on hand legally available for the payment of such distributions, are irrevocably guaranteed by us as and to the extent set forth under "Description of Guarantee." Taken together, our obligations under the trust debentures, the junior subordinated indenture, the trust agreement and the guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the trust preferred securities. If and to the extent that we do not make the required payments on the trust debentures, the trust will not have sufficient funds to make the related payments, including distributions, on the trust preferred securities. The guarantee will not cover any such payment when the trust does not have sufficient funds on hand legally available therefor. In such event, the remedy of a holder of trust preferred securities is to institute a direct action against us to enforce such holders' rights under the trust debentures. Our obligations under the guarantee are subordinate and junior in right of payment to all Senior Indebtedness.

Sufficiency of Payments

   As long as payments of interest and other payments are made when due on the trust debentures, such payments will be sufficient to cover distributions and other payments due on the trust securities, primarily because:

  . the aggregate principal amount or prepayment price of the trust debentures will be equal to the sum of the liquidation amount or redemption price, as applicable, of the trust securities;

  . the interest rate and interest and other payment dates on the trust debentures will match the distribution rate and distribution and other payment dates for the trust securities;

  . we will pay for all and any costs, expenses and liabilities of the trust except the trust's obligations to holders of trust securities under such trust securities; and

  . the trust agreement will provide that the trust is not authorized to engage in any activity that is not consistent with the limited purposes thereof.

   Notwithstanding anything to the contrary in the junior subordinated indenture, we have the right to set-off any payment we are otherwise required to make with and to the extent we have theretofore made, or are concurrently on the date of such payment making, a payment under the guarantee.

Enforcement Rights of Holders of Trust Preferred Securities

   A holder of any preferred trust security may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person or entity. A holder of trust preferred securities will also have a direct right to proceed against us to enforce such holder's rights under the trust debentures in the event of a payment default on the trust debentures.

Limited Purpose of the Trust

   The trust preferred securities represent preferred undivided beneficial interests in the assets of the trust, and the trust exists for the sole purpose of:

  .   issuing and selling the trust securities;

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

  . using the proceeds from the sale of the trust securities to acquire the trust debentures; and

  . engaging in only those other activities necessary, advisable or incidental thereto.

   A principal difference between the rights of a holder of a trust preferred security and a holder of a trust debenture is that a holder of a trust debenture will be entitled to receive from us the principal amount of, and premium, if any, and interest on trust debentures held, while a holder of trust preferred securities is entitled to receive distributions from the trust (or, in certain circumstances, from us under the guarantee) if and to the extent the trust has funds on hand legally available for the payment of such distributions.

Rights Upon Dissolution

   Unless the trust debentures are distributed to holders of the trust securities, upon any voluntary or involuntary dissolution and liquidation of the trust, after satisfaction of liabilities to creditors of the trust as required by applicable law, the holders of the trust securities will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See "Description of Trust Securities--Liquidation of the Trust and Distribution of Trust Debentures." Upon any voluntary or involuntary liquidation or bankruptcy of our company, the property trustee, as holder of the trust debentures, would be a subordinated creditor of our company, subordinated in right of payment to all Senior Indebtedness as set forth in the junior subordinated indenture, but entitled to receive payment in full of principal, and premium, if any, and interest, before any of our stockholders receive payments or distributions. Since we will be the guarantor under the guarantee and will agree to pay for all costs, expenses and liabilities of the trust (other than the trust's obligations to the holders of its trust securities), the positions of a holder of trust preferred securities and a holder of trust debentures relative to other creditors and to our stockholders in the event of our liquidation or bankruptcy are expected to be substantially the same.

                             PLAN OF DISTRIBUTION

   Any of the securities that may be offered pursuant to this prospectus may be sold in or outside the United States through underwriters or dealers, agents or directly to one or more purchasers, including our existing stockholders in a rights offering. The prospectus supplement relating to any offering of securities will include the following information:

  .   the terms of the offering;

  .   the names of any underwriters, dealers or agents;

  .   the name or names of any managing underwriter or underwriters;

  .   the purchase price of the securities from us;

  .   the net proceeds to us from the sale of the securities;

  .   any delayed delivery arrangements;

  . any underwriting discounts, commissions and other items constituting underwriters' compensation;

  .   any initial public offering price;

  .   any discounts or concessions allowed or reallowed or paid to dealers; and

  .   any commissions paid to agents.

Sale Through Underwriters or Dealers

   If we or the trust, as applicable, use underwriters in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of

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sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change, from time to time, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

   During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

   If we or the trust, as applicable, use dealers in the sale of securities, the securities will be sold directly to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale.

Direct Sales and Sales Through Agents

   We or the trust, as applicable, may sell the securities directly. In this case, no underwriters or agents would be involved. We may sell securities upon the exercise of rights that we may issue to our securityholders. We or the trust, as applicable, may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

   We or the trust, as applicable, may sell the securities through agents we designate from time to time. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

Delayed Delivery Contracts

   If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us or the trust, as applicable, at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

   We and the trust may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their business.

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                                 LEGAL MATTERS

   Our legal counsel, Vinson & Elkins L.L.P., Houston, Texas, will pass upon certain legal matters in connection with the offered securities. Any underwriters will be advised about other issues relating to any offering by their own legal counsel. The validity of the trust preferred securities of the trust under Delaware law will be passed upon for us and the trust by Richards, Layton & Finger, P.A., special Delaware counsel to us and the trust.

                                    EXPERTS

   The financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

   The estimated reserve evaluations and related calculations of Ryder Scott Company, L.P., independent petroleum engineering consultants, incorporated by reference in this registration statement have been incorporated by reference in reliance on the authority of said firm as experts in petroleum engineering.

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